                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No.     )

    Filed by the Registrant /X/
    Filed by a Party other than the Registrant / /
    /X/  Preliminary Proxy Statement
    / / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
    / /  Definitive Proxy Statement
    / /  Definitive Additional Materials
    / /  Soliciting Material Pursuant to 240.14a-11(c) or 240.14a-12

                                        QUIXOTE CORPORATION
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/ /  $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(i)(2).
/ / $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).
/X/  Fee computed on table below per Exchange Act Rules 14a-6(i)(4)
     and 0-11.
     (1) Title of each class of securities to which transaction applies:
        N/A
        ------------------------------------------------------------------------
     (2) Aggregate number of securities to which transaction applies:
        N/A
        ------------------------------------------------------------------------
     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
        N/A
        ------------------------------------------------------------------------
     (4) Proposed maximum aggregate value of transaction:
        $80,500,000
        ------------------------------------------------------------------------
     (5) Total fee paid:
        $16,100
        ------------------------------------------------------------------------
/ /  Fee paid previously with preliminary materials.
/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
     (1) Amount Previously Paid:
        ------------------------------------------------------------------------
     (2) Form, Schedule or Registration Statement No.:
        ------------------------------------------------------------------------
     (3) Filing Party:
        ------------------------------------------------------------------------
     (4) Date Filed:
        ------------------------------------------------------------------------

                                                                   1/10/97 DRAFT
                                 [QUIXOTE LOGO]
                               January    , 1997

Dear Stockholder,

    Quixote Corporation (the "Company") is soliciting your approval of the sale of substantially all of the assets of Disc Manufacturing, Inc., a wholly-owned subsidiary of the Company, to Cinram Ltd. and Cinram Inc., at the special stockholders meeting to be held at the Company's offices on Tuesday, February 25, 1997 at 10:00 a.m. Central Standard Time.

    You will find enclosed the Notice of Special Meeting, the Proxy Statement and the Proxy for the special meeting. Details of the proposed transaction are set forth in the accompanying Proxy Statement, which you should read carefully.

    THE BOARD OF DIRECTORS OF THE COMPANY HAS UNANIMOUSLY APPROVED THE PROPOSED TRANSACTION, AND RECOMMENDS THAT ALL STOCKHOLDERS VOTE TO APPROVE IT. THE BOARD OF DIRECTORS BELIEVES THAT THIS TRANSACTION IS FAIR, ADVISABLE AND IN THE BEST INTERESTS OF THE COMPANY AND ITS STOCKHOLDERS.

    If consummated, the sale of the Disc Manufacturing, Inc. business will permit the Company to focus its energies and resources in expanding the highway safety and equipment business. Proceeds from the sale are estimated to be approximately $80.5 million and will be used to pay transaction costs, to repay long-term borrowings and to make investments in the highway safety and equipment market.

    So that your shares may be represented in the action to be taken at the special meeting of stockholders, we urge you to promptly complete, sign, date and return the accompanying proxy card in the enclosed envelope.

                                          Very truly yours,

                                          /s/ Philip E. Rollhaus, Jr.
                                          Philip E. Rollhaus, Jr.
                                          Chairman and Chief Executive Officer

                                 [QUIXOTE LOGO]

            NOTICE AND AGENDA OF THE SPECIAL MEETING OF STOCKHOLDERS
                     TO BE HELD TUESDAY, FEBRUARY 25, 1997
                              --------------------

TO THE STOCKHOLDERS OF QUIXOTE CORPORATION:

    Notice is hereby given that the Special Meeting of Stockholders of Quixote Corporation (the "Company") will be held on Tuesday, February 25, 1997 in the Company's offices at One East Wacker Drive, 30th Floor, Chicago, Illinois 60601 at 10:00 a.m. Central Standard Time.

    The purpose of the Special Meeting is to approve the sale of substantially all of the assets, and the assignment of certain liabilities, of Disc Manufacturing, Inc. ("DMI"), a wholly-owned subsidiary of the Company (the "Proposed Transaction") to Cinram Ltd. and Cinram Inc. (together, "Cinram") and any other business which may properly come before the Special Meeting.

    Only stockholders of record at the close of business on January 8, 1997 will be entitled to notice of, and to vote at, the meeting.

    To ensure that your shares will be represented, we urge you to vote, date, sign and mail the enclosed Proxy Card in the envelope which is provided, whether or not you expect to be present at the meeting. The prompt return of your Proxy Card will be appreciated. It will also save the Company the expense of a reminder mailing.

    IT IS IMPORTANT TO YOU AND TO THE COMPANY THAT YOU VOTE YOUR SHARES BY COMPLETING AND RETURNING THIS PROXY CARD.

    WE APPRECIATE YOUR COOPERATION AND WE THANK YOU.

                                          By order of the Board of Directors,

                                          /s/ James H. DeVries
                                          JAMES H. DEVRIES
                                          SECRETARY
Chicago, Illinois
January    , 1997

                                I M P O R T A N T
      A PROXY STATEMENT AND PROXY CARD ARE SUBMITTED WITH THIS NOTICE. ALL STOCKHOLDERS ARE URGED TO READ THE PROXY STATEMENT AND TO COMPLETE AND MAIL THE PROXY CARD PROMPTLY. THE ENCLOSED ENVELOPE FOR THE RETURN OF THE PROXY CARD REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES. A LIST OF STOCKHOLDERS ENTITLED TO VOTE AT THE SPECIAL MEETING WILL BE AVAILABLE FOR INSPECTION BY ANY STOCKHOLDER FOR ANY PURPOSE GERMANE TO THE MEETING DURING ORDINARY BUSINESS HOURS FOR A PERIOD OF TEN DAYS PRIOR TO THE MEETING AT THE PRINCIPAL OFFICES OF THE COMPANY, ONE EAST WACKER DRIVE, 30TH FLOOR, CHICAGO, ILLINOIS.

                               TABLE OF CONTENTS

                                                                                                               PAGE
                                                                                                             ---------
  Proxy Solicitation.......................................................................................          1
  Voting at the Special Meeting............................................................................          1

SUMMARY....................................................................................................          3
  The Company..............................................................................................          3
  The Proposed Transaction.................................................................................          3
  Business to be Transferred...............................................................................          3
  Cinram...................................................................................................          3
  Closing..................................................................................................          4
  Recommendation of the Board of Directors.................................................................          4
  Opinion of Financial Advisor.............................................................................          4
  Use of Proceeds..........................................................................................          4
  Certain Federal Income Tax Consequences..................................................................          4
  Conditions to Closing the Proposed Transaction...........................................................          4
  Termination..............................................................................................          4
  Expenses; Expense Reimbursement..........................................................................          5
  Accounting Treatment.....................................................................................          5
  Stockholder Approval.....................................................................................          5
  No Appraisal Rights......................................................................................          5
  Redemption of Convertible Debentures.....................................................................          5
  Bank Waivers.............................................................................................          6
  Hart-Scott-Rodino Act Waiting Period.....................................................................          6

THE COMPANY................................................................................................          7
  Highway Safety Business..................................................................................          7
  Optical Disc Business; Discontinued Businesses...........................................................          8
  Facilities...............................................................................................          8
  Litigation...............................................................................................          8

INTERESTS OF CERTAIN PERSONS...............................................................................          8
  Director and Officer Stock Options.......................................................................          9
  Employment and Severance Agreements......................................................................         10

USE OF PROCEEDS............................................................................................         10

BACKGROUND TO THE PROPOSED TRANSACTION.....................................................................         11
  Optical Disc Business....................................................................................         11
  The Company's Plans......................................................................................         12
  Exit from Other Businesses...............................................................................         12

RECOMMENDATION OF THE BOARD OF DIRECTORS...................................................................         12

OPINION OF FINANCIAL ADVISOR...............................................................................         14
  Comparable Public Company Analysis.......................................................................         15
  Discounted Cash Flow Analysis............................................................................         16
  Leveraged Buyout Analysis................................................................................         16

SELECTED FINANCIAL INFORMATION.............................................................................         18

PRO FORMA FINANCIAL INFORMATION............................................................................         19

COMPANY PRO FORMA UNAUDITED CONSOLIDATED CONDENSED BALANCE SHEET...........................................         20

                                                                                                               PAGE
                                                                                                             ---------
COMPANY PRO FORMA UNAUDITED CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS................................         21

NOTES TO PRO FORMA UNAUDITED CONSOLIDATED CONDENSED FINANCIAL STATEMENTS...................................         23

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS......................         25
  Current Year Quarter Versus Prior Year Quarter...........................................................         25
  Liquidity And Capital Resources..........................................................................         26
  1996 Compared to 1995....................................................................................         26
  1995 Compared to 1994....................................................................................         27
  Liquidity and Capital Resources..........................................................................         28
  Impact of Recently Issued Accounting Pronouncements Not Yet Effective....................................         28

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS.................................................................         29

CERTAIN FEDERAL INCOME TAX CONSEQUENCES....................................................................         50

ASSET PURCHASE AGREEMENT...................................................................................         50
  Purchased Assets.........................................................................................         50
  Assumed Liabilities......................................................................................         50
  Excluded Assets..........................................................................................         51
  Excluded Liabilities.....................................................................................         51
  Retained Litigation......................................................................................         51
  Purchase Price...........................................................................................         53
  Closing..................................................................................................         53
  Huntsville Real Estate Sublease..........................................................................         53
  Consulting Agreement.....................................................................................         54
  Other Arrangements with Cinram...........................................................................         54
  Representations and Warranties...........................................................................         54
  Covenants of the Parties.................................................................................         54
  Covenant Not to Compete..................................................................................         55
  Expenses; Expense Reimbursement..........................................................................         55
  No Solicitation/Other Offers.............................................................................         55
  Conditions to Closing....................................................................................         56
  Termination..............................................................................................         56
  Indemnification..........................................................................................         57
  Payment of Taxes.........................................................................................         57

STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS...............................................................         57

MARKET PRICES AND DIVIDENDS................................................................................         60

INDEPENDENT AUDITORS.......................................................................................         60

                                                                                                               PAGE
                                                                                                             ---------
AVAILABLE INFORMATION......................................................................................         60

STOCKHOLDER PROPOSALS......................................................................................         60

OTHER MATTERS..............................................................................................         61

ANNEX A....................................................................................................         62

ANNEX B....................................................................................................        B-1

                                     (LOGO)

                               JANUARY    , 1997
                            ------------------------

                                PROXY STATEMENT
                    FOR THE SPECIAL MEETING OF STOCKHOLDERS
                     TO BE HELD TUESDAY, FEBRUARY 25, 1997

                              --------------------

PROXY SOLICITATION

    This Proxy Statement is furnished to stockholders of Quixote Corporation (the "Company"), on or about January __, 1997, in connection with the solicitation of proxies on behalf of the Board of Directors to be voted at the Special Meeting of Stockholders on Tuesday, February 25, 1997, at 10:00 a.m. Central Standard Time, in the Company's offices at One East Wacker Drive, 30th Floor, Chicago, Illinois 60601, and at any adjournment thereof. The person voting the enclosed proxy may revoke it at any time before the meeting by writing to the Secretary of the Company, at its principal office, One East Wacker Drive, Chicago, Illinois 60601, or by attending the Special Meeting and voting in person, in which case any prior proxy given will be automatically revoked.

    Properly executed proxies received prior to the meeting will be voted at the meeting. If a stockholder designates how the proxy is to be voted on the Proposed Transaction, the signed proxy will be voted in accordance with such designation. If a stockholder fails to designate how his proxy should be voted, the signed proxy will be voted for the Proposed Transaction.

    The costs of this solicitation will be paid by the Company. Such costs include preparation, printing and mailing of the Notice of Special Meeting and a form of proxy and Proxy Statement. The officers and employees of the Company and its subsidiaries may solicit proxies personally or by telephone and telegram. Arrangements will be made with brokerage houses and other custodians, nominees and fiduciaries for proxy material to be sent to the principals, and the Company will reimburse such persons for their expenses. The Company has also retained the firm of Morrow & Co., Inc. to assist in the solicitation of proxies at a cost of approximately $10,000 plus reasonable out-of-pocket expenses.

VOTING AT THE SPECIAL MEETING

    Stockholders of record owning the Company's common stock, $.01 2/3 par value ("Common Stock"), at the close of business on January 8, 1997, will be entitled to vote at the Special Meeting. On that date, 7,974,612 shares of Common Stock were outstanding. Each outstanding share of Common Stock entitles the holder to one vote upon each matter presented at the Special Meeting. Shares voted as abstentions on any matter will be counted as shares that are present and entitled to vote for purposes of determining the presence or absence of a quorum at the meeting and as unvoted, although present and entitled to vote, for purposes of determining the approval of each matter as to which the stockholder has abstained. Abstentions and withheld votes have the effect of votes against a matter. If a broker submits a proxy that indicates the broker does not have discretionary authority as to certain shares to vote on the matters, those shares will be counted as shares that are present and entitled to vote for purposes of determining the presence or absence of a quorum at the meeting, but will not be considered as present and entitled to vote with respect to such matters.

    While the Notice of Special Meeting calls for the transaction of such other business as may properly come before the meeting, management has no knowledge of any matters to be presented for action by the stockholders except as set forth in this Proxy Statement. The enclosed proxy gives discretionary authority to the person holding that proxy to vote in accordance with his best judgment as to any other business.

                                    SUMMARY

    This Summary is not intended to be a complete description of the matters to be submitted to the Company's stockholders at the Special Meeting on February 25, 1997, the Proposed Transaction, or other matters described herein, and is qualified in its entirety by reference to the descriptions of such matters in the Proxy Statement and Annexes A and B. Capitalized terms not otherwise defined in the Proxy Statement shall have the meanings set forth in the Asset Purchase Agreement attached as Annex A to the Proxy Statement. All stockholders should read the Proxy Statement, including the Annexes, in its entirety.

THE COMPANY

    Quixote Corporation, a Delaware corporation (the "Company"), is a diversified technology company which operates through its wholly-owned subsidiaries. Energy Absorption Systems, Inc. ("Energy") develops, manufactures and markets energy absorbing highway crash cushions and related highway safety products for the protection of motorists and highway workers. Disc Manufacturing, Inc. ("DMI") manufactures audio compact discs and CD-ROM discs for the domestic entertainment, data storage, multimedia and educational markets (the "Business").

THE PROPOSED TRANSACTION

    On December 8, 1996, the Company and DMI entered into a definitive Asset Purchase Agreement (the "Asset Purchase Agreement") with Cinram Inc. and its Canadian parent company, Cinram Ltd. (together, "Cinram") to sell to Cinram substantially all of the assets of DMI for approximately $80.5 million in cash ("Proposed Transactions"). Cinram will assume most of the operating obligations of DMI, but DMI will retain certain liabilities, including litigation matters, that arose from the Business. The purchase price was determined according to the book value of DMI on September 30, 1996, with certain adjustments, and if the Proposed Transaction is consummated, the Business will have been operated for the benefit of Cinram since that date. SEE "The Asset Purchase Agreement -- Purchased Assets"; " -- Assumed Liabilities"; " -- Excluded Assets"; and " -- Excluded Liabilities".

    The Proposed Transaction is conditioned upon, among other things, approval of the Proposed Transaction by the Company's stockholders and the securing of various third party approvals and consents. There can be no assurance that the conditions to the Proposed Transaction will be satisfied or waived, or that the Proposed Transaction will be consummated.

BUSINESS TO BE TRANSFERRED

    Pursuant to the Asset Purchase Agreement, the Company will transfer substantially all of the assets of DMI to Cinram, and Cinram will assume certain obligations and liabilities relating to the Business. The Business represented approximately 64% of the Company's total sales in the fiscal year ended June 30, 1996, 65% in fiscal year ended June 30, 1995, and 66% in fiscal year ended June 30, 1994. As of June 30, 1996, June 30, 1995 and June 30, 1994, the assets dedicated to use in the Business constituted 72%, 68% and 63%, respectively, of the Company's total assets.

CINRAM

    Cinram Ltd. is a Toronto-based manufacturer of pre-recorded multimedia products, including CDs, CD-ROMs and audio and VHS video cassettes. In its fiscal year ended December 31, 1995, Cinram had sales of $270 million (Canadian). The common stock of Cinram Ltd. trades on the Toronto and Montreal Stock Exchanges (Symbol: CRW) and on NASDAQ (Symbol: CNRMF). Cinram Inc. has a manufacturing facility based in Richmond, Indiana, and it competes with DMI in the United States. Cinram Ltd. also has manufacturing facilities in Canada, France and Mexico.

CLOSING

    The Closing of the Proposed Transaction will take place on February 28, 1997, or such other business day as agreed to by the Company and Cinram after all of the conditions to Closing (including the approval of the Proposed Transaction by the stockholders of the Company) set forth in the Asset Purchase Agreement have been fulfilled or waived in writing. SEE "The Asset Purchase Agreement -- Closing".

RECOMMENDATION OF THE BOARD OF DIRECTORS

    The Company's Board of Directors has unanimously approved the Asset Purchase Agreement. THE BOARD OF DIRECTORS BELIEVES THAT THE PROPOSED TRANSACTION IS FAIR, ADVISABLE AND IN THE BEST INTERESTS OF THE COMPANY AND ITS STOCKHOLDERS AND RECOMMENDS THAT THE COMPANY'S STOCKHOLDERS APPROVE THE PROPOSED TRANSACTION. The Board of Directors recommendation is based upon a number of factors described in this Proxy Statement. SEE "Recommendation of the Board of Directors".

OPINION OF FINANCIAL ADVISOR

    Salomon Brothers Inc ("Salomon") has served as the Company's financial advisor in connection with the Proposed Transaction. Salomon delivered to the Board of Directors its opinion to the effect that, as of its date, based on the investigations and procedures carried out by it as set forth in its written opinion, the Consideration (as specified in such written opinion) to be received by the Company and DMI in the Proposed Transaction is fair from a financial point of view to the Company. A copy of the written opinion of Salomon is attached to this Proxy Statement as Annex B. The attached opinion sets forth assumptions made, matters considered, the scope and limitations of the review, undertaking and procedures followed by Salomon, and should be read in its entirety. SEE "Opinion of Financial Advisor".

USE OF PROCEEDS

    The Company will obtain proceeds of approximately $80.5 million upon consummation of the Proposed Transaction. The Company intends to use the proceeds to repay approximately $55 million of long-term debt and to pay approximately $2.6 million of transaction costs. Remaining cash will be utilized by the Company to reinvest in the highway safety and equipment business or in other opportunities deemed beneficial to stockholders. SEE "Use of Proceeds".

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

    The Proposed Transaction will not result in United States federal income tax consequences to the holders of the Common Stock of the Company. The Company expects that it will recognize a loss for federal income tax purposes of between $1 million and $3 million on the transaction. SEE "Certain Federal Income Tax Consequences".

CONDITIONS TO CLOSING THE PROPOSED TRANSACTION

    The Asset Purchase Agreement requires the Company, DMI and Cinram to satisfy conditions prior to consummation of the Proposed Transaction. SEE "The Asset Purchase Agreement -- Conditions to Closing".

TERMINATION

    The Asset Purchase Agreement may be terminated prior to Closing of the Proposed Transaction under certain circumstances. SEE "The Asset Purchase Agreement -- Termination".

EXPENSES; EXPENSE REIMBURSEMENT

    The Asset Purchase Agreement, in general, obligates each party to pay its own costs and expenses incident to the negotiation of the Asset Purchase Agreement and its performance thereof, except as to certain identified expenses that will be shared. However, if the Asset Purchase Agreement is terminated by Cinram because the Company's Board of Directors failed to recommend the Proposed Transaction to the Company's stockholders or resolved not to make such a recommendation or otherwise modified the recommendation, or if the Company's stockholders fail to approve the Proposed Transaction contemplated hereby prior to April 30, 1997 and there shall have been a bona fide Takeover Proposal publicly disclosed prior to that stockholder vote, then in addition to any other rights and claims, the Company shall pay Cinram an amount in cash equal to $4,250,000 plus Cinram's legal fees and expenses. SEE "The Asset Purchase Agreement -- Expenses; Expense Reimbursement" and "-- No Solicitation/Other Offers".

ACCOUNTING TREATMENT

    The sale of substantially all of the assets and the assignment of certain liabilities of DMI pursuant to the Asset Purchase Agreement will be recorded as an asset sale. The Company estimates that a loss of approximately $4 million, net of tax benefits, will be realized in fiscal year 1997 as a result of the sale. A final calculation of the loss on the sale will be determined at the date of stockholder approval.

STOCKHOLDER APPROVAL

    The Company's Restated Certificate of Incorporation, as amended, requires that the Company obtain the affirmative vote of the holders of at least 60% of the votes entitled to be cast by the holders of the issued and outstanding shares of Common Stock prior to the sale, transfer, conveyance or other disposition of all, or substantially all, of the assets of the Company. Although the assets being transferred in the Proposed Transaction are principally owned by the Company's subsidiary, DMI, the transferred assets constituted approximately 66% of the Company's total assets as of June 30, 1996 and the Business represented approximately 64% of the Company's sales for fiscal year 1996. As of June 30, 1995 and June 30, 1994, the assets dedicated to use in the Business constituted 68% and 63%, respectively, of the Company's total assets. The Business represented 65% of the Company's total revenues in the fiscal year ended June 30, 1995, and 66% in fiscal year ended June 30, 1994. THEREFORE, THE COMPANY IS SEEKING THE AFFIRMATIVE VOTE OF THE HOLDERS OF AT LEAST 60% OF ALL VOTES ENTITLED TO BE CAST AT THIS SPECIAL MEETING FOR THE APPROVAL OF THE PROPOSED TRANSACTION. If the Proposed Transaction is not approved by the Company's stockholders or otherwise consummated, the Company expects that it will continue to operate DMI and the Business, and will evaluate alternatives for operating the Business, including future prospects for a sale of the Business.

NO APPRAISAL RIGHTS

    The Company is a Delaware corporation. Stockholders are not entitled to any rights of appraisal or similar rights of dissenters under the Delaware General Corporation Law in connection with the approval or the consummation of the Proposed Transaction because the Proposed Transaction does not involve a merger or consolidation of the Company. THE BOARD OF DIRECTORS OF THE COMPANY RECOMMENDS THAT THE STOCKHOLDERS APPROVE THE PROPOSED TRANSACTION. SEE "Recommendation of the Board of Directors".

REDEMPTION OF CONVERTIBLE DEBENTURES

    The Indenture dated April 15, 1986 between the Company and the LaSalle National Bank, as trustee (the "Indenture") related to $20,000,000 of 8% Convertible Subordinated Debenture due April 15, 2011 (the "Debentures") requires that in the event of a sale of substantially all of the Company's assets, the Indenture and the obligations owed to Debenture holders must be assumed by the purchaser of all, or substantially all, of the assets. The Company plans to redeem all of the outstanding Debentures ($18 million) because Cinram is not assuming these obligations. Although the holders of the Debentures have the right to convert the Debentures into shares of the Company's Common Stock at a conversion price of $19 per share, the Company does not believe any holders of the Debentures will exercise that right, given the current market price of the Company's Common Stock. SEE "Market Prices and Dividends".

BANK WAIVERS

    Consummation of the Proposed Transaction requires the Company to obtain certain waivers of its bank lending group from various covenants in its existing loan agreements that would otherwise prohibit consummation of the Proposed Transaction. The Company is seeking such waivers which are a condition to consummation of the Proposed Transaction. Based on conversations to date with the lenders, management expects to obtain such waivers and consents.

HART-SCOTT-RODINO ACT WAITING PERIOD

    The Company and Cinram filed the required Notification and Report forms under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 with the Federal Trade Commission and the Department of Justice, and on December 31, 1996, the applicable waiting period was terminated. The Company is not aware of any other federal or state regulatory approval which is necessary in connection with the Proposed Transaction.

                                  THE COMPANY

    Quixote Corporation, a Delaware corporation (the "Company"), is a diversified technology company which operates through its wholly-owned subsidiaries. Energy Absorption Systems, Inc. ("Energy") develops, manufactures and markets energy absorbing highway crash cushions and related highway safety products for the protection of motorists and highway workers. Disc Manufacturing, Inc. ("DMI") manufactures audio compact discs and CD-ROM discs for the domestic entertainment, data storage, multimedia and educational markets (the "Business").

    As of December 31, 1996, the Company and its subsidiaries employed 1,030 people.

HIGHWAY SAFETY BUSINESS

    Energy develops, manufactures and markets a line of patented highway crash cushion systems and other barriers which absorb and dissipate the force of impact in collisions between vehicles and fixed roadside objects. The product lines utilize the principles of momentum transfer and kinetic energy to safely decelerate errant vehicles. Energy absorption or energy dissipation is accomplished by using different combinations of water, aluminum and steel shapes, urethane foam systems, cardboard, plastic structures, elastometric cylinders and sand.

    The product lines can be generally divided into systems for construction zones and permanent mounts. Product lines used primarily in construction and work zones are: the truck mounted attenuator ("TMA"), the G-R-E-A-T-Registered Trademark- CZ system and the Triton
Barrier-Registered Trademark-. Product lines used for permanent applications are: the G-R-E-A-T-Registered Trademark- system, the Sandwich systems, the Low Maintenance Attenuator ("LMA") system, the BrakeMaster-Registered Trademark-system, the TREND-Registered Trademark- system, the Sentre-Registered Trademark-system, the CushionWall-TM-, the NEAT-TM- system and the BarrierGate-Registered Trademark- product. The Energite-Registered Trademark-crash cushion system has been used in both construction zone and permanent applications. The performance characteristics of the product lines are formally submitted to the U.S. Federal Highway Administration to be approved as being eligible for federal aid highway projects. All systems are approved as acceptable highway hardware according to procedures in the National Cooperative Highway Research Project number 230 or 350.

    Through two subsidiaries, Spin-Cast Plastics, Inc. and Safe-Hit Corporation, Energy manufactures rotational molded plastic products including the Energite-Registered Trademark- system, plastic components used in Energy's other product lines, custom-designed plastic components for industrial products, flexible sign and guide post systems, and glare screen systems.

    Energy's products are sold in all 50 states. Six regional managers supervise Energy's 24 domestic distributors and make direct sales in areas not covered by distributors. Although the federal government provides matching funds for the purchase of highway safety products by state and local governmental agencies, it is not a direct purchaser of Energy's products. Energy sells its products principally to either distributors or to contractors (on behalf of state and local governments) with less than 5% sold directly to state and local government agencies. Many international governments are now beginning to recognize the need for crash cushions as a method of reducing traffic fatalities. Energy's products have been sold in 36 foreign countries. Energy's two international consultants and 38 foreign agents make sales to municipal and national governments and contractors who are responding to bids from the respective governments. Although Energy does experience competition in specific product lines, particularly in the Energite, G-R-E-A-T and TMA lines, no other company presently markets as broad a line of highway crash cushion systems designed to shield as large a variety of fixed roadside hazards.

    The market for crash cushions is directly affected by federal, state and local governmental policies. A substantial portion of Energy's sales is ultimately financed by funds provided to the states by the federal government. Historically, these funds have covered 75% to 90% of the cost of highway safety projects on roads constructed or maintained with federal assistance. The Intermodal Surface Transportation Efficiency Act of 1991, signed into law on December 18, 1991, provides authorization for highways and highway safety. Total funding of approximately $150 billion could be available over a six year period. The funds are distributed to the states each year. The states must set aside 10 percent for safety construction activities such as hazard elimination. In order for highway devices to be eligible for federal funding, such devices must be approved by the Federal Highway Administration. Energy is obligated to seek such approval for improvements or upgrades to such devices and for any new devices.

    Energy develops new products by working with federal and state highway officials to determine highway traffic safety needs, and then designs products to satisfy those needs. Energy is also active in promoting cooperation among state highway agencies, contractors and engineers to encourage comprehensive repair and maintenance of roadside crash attenuating systems. In addition to developing new products within the impact technology area, Energy is seeking to develop or to acquire new products which can be sold through its existing distribution networks to its existing customers.

    As of June 30, 1996, 1995 and 1994, Energy had a backlog of unfilled orders for highway safety devices of $8.6, $10.2 and $8.6 million, respectively. The Company can usually fill an order within 6 to 8 weeks of receipt. Energy conducts its own research, development and testing of new products before introducing them to the marketplace. The expenditures for research and development activities were $1.54, $1.55 and $1.97 million in the years 1996, 1995 and 1994, respectively. Energy owns a number of U.S. and foreign patents covering its major highway safety products. It actively seeks patent and trademark protection for new developments.

    In fiscal year 1996, Energy entered into a joint venture with FIP Internacionale S.p.A. to sell seismic devices, bearings and joints for bridges in the United States.

OPTICAL DISC BUSINESS; DISCONTINUED BUSINESSES

    For a discussion of the optical disc business and certain discontinued businesses, SEE "Background to the Proposed Transaction".

FACILITIES

    The Company believes that its present facilities are adequate to support its current and future activities. The Company leases its executive offices in Chicago, Illinois and several facilities for Energy and DMI sales operations. Energy owns manufacturing, warehouse, and research and development facilities in Pell City, Alabama; Rocklin, California, and South Bend, Indiana. DMI operates its manufacturing facilities in Anaheim, California and Huntsville, Alabama, which pursuant to the Asset Purchase Agreement, will be acquired and leased, respectively, by Cinram. Cinram is also assuming DMI leases for office facilities. The Company leases office space in various cities arising from its previously discontinued operations.

LITIGATION

    For a discussion of material legal proceedings involving the Company and its subsidiaries, SEE "Asset Purchase Agreement -- Retained Litigation".

                          INTERESTS OF CERTAIN PERSONS

    The Directors and certain officers of the Company and its subsidiaries may be deemed to have interests in the Proposed Transaction that are in addition to their interests as holders of Common Stock, and the interests of the stockholders generally. Such additional interests may have presented the Directors and certain officers with conflicts of interest in connection with the negotiation of the Proposed Transaction.

DIRECTOR AND OFFICER STOCK OPTIONS

    Pursuant to the terms of stock option agreements evidencing the grant of options to employees and Directors under the Company's 1993 Long-Term Stock Ownership Incentive Plan and the 1991 Directors Stock Option Plan, the exercise provisions of the options accelerate, and the options will become fully exercisable, upon the sale of all, or substantially all, of the Company's assets. Accordingly, when the Proposed Transaction is consummated, certain portions of outstanding options which would not otherwise be exercisable will become exercisable. The following table sets forth for each Director and executive officer the number of shares subject to options which will become immediately exercisable upon consummation of the Proposed Transaction and the per share exercise price of each stock option which will become immediately exercisable.

                                                                                    NUMBER OF SHARES
                                                                                       SUBJECT TO        PER SHARE
                                                                                       ACCELERATED       EXERCISE
               NAME                                    POSITION                         EXERCISE           PRICE
-----------------------------------  --------------------------------------------  -------------------  -----------
Philip E. Rollhaus, Jr.              Director, Chairman and Chief                           3,334        $   21.00
                                     Executive Officer...........................           1,667            10.00
                                                                                           42,000             6.88
James H. DeVries                     Director, Executive Vice President, General            3,334            21.00
                                     Counsel and Secretary.......................           1,667            10.00
                                                                                            2,000             6.88
William G. Fowler                    Director....................................           3,334            21.00
                                                                                            1,667            10.00
                                                                                            2,000             6.88
Lawrence C. McQuade                  Director....................................           3,334            21.00
                                                                                            1,667            10.00
                                                                                            2,000             6.88
David S. Ruder                       Director....................................           3,334            21.00
                                                                                            1,667            10.00
                                                                                            2,000             6.88
Robert D. van Roijen, Jr.            Director....................................           3,334            21.00
                                                                                            1,667            10.00
                                                                                            2,000             6.88
Leslie J. Jezuit                     President and Chief Operating Officer.......          26,667             8.13
                                                                                           15,000             6.88
Myron R. Shain                       Executive Vice President; DMI President and           10,000             6.88
                                     Chief Operating Officer.....................
Daniel P. Gorey                      Vice President, Chief Financial Officer and           10,000             6.88
                                     Treasurer...................................
George D. Ebersole                   Energy President and Chief Operating                  15,000             6.88
                                     Officer.....................................

    The closing price of the Common Stock on the NASDAQ National Market on: (i) November 29, 1996, the trading day prior to the Board's approval of the Proposed
Transaction, was $9.13; and (ii) on January   , 1997, the date prior to the date
on which this Proxy Statement was printed was $   . For additional information
concerning the daily high and low sales prices of the Company's Common Stock, SEE "Market Prices and Dividends".

    In addition to options described in the table above, currently outstanding options held by non-executive employees of the Company and its subsidiaries for 32,000 shares will become immediately exercisable at exercise prices between $6.88 per share and $12.38 per share upon consummation of the Proposed Transaction. As of January 8, 1997, options to purchase 42,727 shares of the Company's common stock at exercise prices between $6.88 per share and $12.63 per share were held by employees of DMI. If options held by DMI employees are not exercised within thirty days of the consummation of the Proposed Transaction, the options will expire and the number of shares subject to such unexercised expired options will become available for future grants pursuant to the Company's 1993 Long-Term Stock Ownership Incentive Plan.

    For information relating to ownership of the Company's Common Stock and total options held by the Company's Directors and executive officers, SEE "Stock Ownership of Certain Beneficial Owners".

EMPLOYMENT AND SEVERANCE AGREEMENTS

    The Company has Executive Employment Agreements with Philip E. Rollhaus, Jr., James H. DeVries and Myron R. Shain, and Severance Agreements with Leslie
J. Jezuit, George D. Ebersole, Daniel P. Gorey, Joan R. Riley and Jeffery S. Held, each of which will be affected by consummation of the Proposed Transaction. Pursuant to the terms of the Executive Employment Agreements and Severance Agreements (together, the "Agreements"), obligations of the Company to each employee will increase if the employee's employment is terminated after a "change in control" of the Company. The Agreements define a "change of control" of the Company broadly, including the Company's sale of all or substantially all of its assets, as is contemplated in the Proposed Transaction. Under the Executive Employment Agreements, the Company is obligated to pay the executive a separation payment equal to 300% of the sum of his then current base salary and average yearly bonus payment for the last two years if employment is terminated under certain circumstances after a "change of control". Prior to a "change of control", the executive who is party to an Executive Employment Agreement is entitled to a separation payment equal to twice the base salary if his employment is terminated by the Company at its discretion, and not due to disability or death. The Severance Agreements provide that if, after a "change of control" the employment of the executive is terminated other than by death or disability, for cause, or by the executive other than for a good reason, the Company is obligated to pay a separation payment equal to 200% of the sum of base salary and average yearly bonus for the last two years. All payments under the Agreements are subject to the so-called Internal Revenue Code parachute payment provisions. The Company and each of the following employees have amended the Agreements to provide that the consummation of the Proposed Transaction, in and of itself, is not a "change of control" of the Company for purposes of the
Agreements: Philip E. Rollhaus, Jr., James H. DeVries, Myron R. Shain, Leslie J. Jezuit, George D. Ebersole, Daniel P. Gorey, Joan R. Riley and Jeffery S. Held.

                                USE OF PROCEEDS

    The Company will obtain proceeds of approximately $80.5 million upon consummation of the Proposed Transaction, including approximately $2 million retained from the Business. See "Asset Purchase Agreement -- Purchase Price". The Company intends to use the proceeds from the Proposed Transaction to repay long-term debt of approximately $55 million, to pay transaction costs of approximately $2.6 million, and to invest in the highway safety and equipment business or in other opportunities deemed beneficial to stockholders. To repay its long-term debt, the Company will redeem $18 million of the 8% Convertible Subordinated Debentures and will repay outstanding bank indebtedness. If the Company repays its bank lending, there is no assurance that it will be able to reborrow the funds repaid, or that the funds will be available to the Company for any particular purpose. The Company plans to make acquisitions in the highway safety and equipment business, but it does not currently have any commitments or understandings with respect to such acquisitions. SEE "Background to the Proposed Transaction".

                     BACKGROUND TO THE PROPOSED TRANSACTION

OPTICAL DISC BUSINESS

    DMI's principal activity is the manufacturing of optical compact discs
(CDs), a medium for storing audio, video, text or other graphic information, and includes compact music discs (CD-AUDIO) and CD-ROM, as well as other types of optical discs. DMI operates from two manufacturing facilities in Huntsville, Alabama, and in Anaheim, California, and three sales offices in Delaware, New York and California. The Company believes that DMI is one of the ten largest optical disc manufacturers in the United States, and one of the five largest independent manufacturers of optical discs in the United States. It has annual production capacity of approximately 200 million discs. DMI converts information (generally either music or data) supplied by its customers to optical disc format and then manufactures optical discs for its customers. In most cases, DMI packages discs for retail distribution. The advantage of optical discs is that they provide superior sound quality to that of competing audio media, and can store vast amounts of information. One CD-ROM can contain up to 650 megabytes of data, or the equivalent of 250,000 pages of text.

    The Company entered the optical disc business in 1983 when DMI (the Company's wholly-owned subsidiary then known as LaserVideo, Inc.) started manufacturing audio compact discs and videodiscs at its first Anaheim, California facility. In 1986, the Company expanded DMI's capacity by acquiring and equipping the facility in Huntsville, Alabama. Confronted with excess supply in the United States optical disc industry, the Company in 1987 sold the stock of DMI to Disctronics Limited, an Australian company, which operated disc manufacturing facilities in the United Kingdom and Australia. The Company reacquired the stock of DMI in May 1990, when Disctronics was unable to pay the balance of the purchase price. The Company and Disctronics remain involved in litigation arising from circumstances surrounding the Company's reacquisition of DMI. SEE "The Asset Purchase Agreement -- Retained Litigation".

    Since May 1990, the Company has operated DMI, the revenues of which have grown from $43.4 million in fiscal year 1991 to $87.3 million in fiscal year 1995. Revenues in fiscal 1996 were $82.4 million. The Company has invested $79.2 million in DMI capital improvements since May, 1990, including expansion of the Huntsville, Alabama facility and the acquisition and equipping of a larger facility in Anaheim, California. In 1995, DMI entered into a relationship with Trace Mountain Products, Inc. to design and manufacture laser beam recorder equipment for other CD manufacturers. Trace Mountain Products, Inc. and Nobler Technologies, Inc., an affiliate of Cinram, formed a joint venture in the fall of 1996 -- now known as "Trace Optical" -- to design, develop and manufacture equipment for the optical disc industry.

    DMI has invested approximately $750,000 to develop Digital Versatile Disc ("DVD") manufacturing capabilities. DVD discs, which store approximately eight times the data stored by CD, are expected to become the base of a new optical storage media market. The DVD process, format and production methodology specifications were formally released on September 13, 1996, but DMI (and several other companies) have been producing DVD "beta" masters and discs since the spring of 1996. The CD and DVD production processes are similar, but DVD manufacturing is more complicated, and existing CD production facilities will require significantly more capital to be converted to "DVD-ready" status. The Company currently believes DVD sales will not significantly contribute to DMI revenues until late calendar 1998 or early calendar 1999. The Company and DMI estimate additional capital improvements of approximately $10 million will be required during the next several years to make DMI "DVD ready".

    The Company believes that there are now more than 60 CD manufacturers in the United States. Production capacity of DMI, and in the industry in general, exceeded anticipated calendar year 1996 shipments with the result that selling prices for CDs and CD-ROMs declined, and accordingly, adversely affected profit margins at DMI. The Company anticipates selling prices to continue to decline within the foreseeable future. In fiscal year 1996, DMI lost BMG Music as its major customer. DMI and BMG Music entered into a new contract in September 1996, but the Company believes that volume of discs sold pursuant to that agreement will be significantly lower than historic levels.

THE COMPANY'S PLANS

    The sale of the Business will permit the Company to focus its resources on the highway safety and equipment market, where the Company believes there is a high potential for profitable growth through acquisitions and increased investments in new products. Energy, the Company's subsidiary, is the market leader in energy-absorbing cushions for the highway market, with pre-eminent technology and a strong distribution network. In addition to the passive safety device segment of the highway safety and equipment market, Energy is entering the United States bridge construction and repair market through its FIP/Energy joint venture. Other segments of the highway safety and equipment market being explored by the Company include audible and visual warning devices, measurement devices, environmental improvement products, and preventative highway maintenance of bridges. The Company and Energy are also considering internal development of new product opportunities within this industry segment. The Company and Energy have no commitments or understandings with respect to any such acquisitions or developments as of the date of printing this Proxy Statement.

EXIT FROM OTHER BUSINESSES

    During fiscal year 1996, the Company discontinued the operations of its legal technologies businesses, which had been involved in the development, manufacture and sale of products and systems for the legal community. Under several arrangements, the Company sold certain assets of this business for an aggregate sales price of $5.98 million and the assumption of certain liabilities. Assets and liabilities retained by the Company at June 30, 1996 include accounts receivable, accounts payable, certain repetitive stress injury and other litigation, and liabilities under certain lease obligations.

    On June 28, 1996, Energy sold its forty percent interest in Quantic Industries, Inc., a manufacturer of electronic and pyrotechnic devices for the aerospace and defense industries. Energy had invested in Quantic Industries, Inc. in April 1995 based on its development of a low-cost proprietary initiator for automobile airbag systems. However, delays in automating the manufacturing systems, the need for additional capital and the emergence of competitive suppliers of other lower-cost initiators adversely affected the Company's prospects for growth in that market niche. A gain of $1.29 million was recognized on the sale of the Quantic minority interest in fiscal year 1996.

                    RECOMMENDATION OF THE BOARD OF DIRECTORS

    The Board of Directors of the Company has determined that the terms and conditions of the Proposed Transaction are advisable, fair, and in the best interest of the Company and its stockholders. Therefore, THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE "FOR" THE RESOLUTION AUTHORIZING THE PROPOSED TRANSACTION.

    The Company's Board of Directors has been engaged in an analysis of the Company's businesses with the objective of enhancing stockholder value. The Board of Directors has consulted with management concerning the performance of the Company's different businesses, their positions within the specific industries, and prospects for future growth, revenue and profits of each of those businesses. The Board of Directors has also consulted with outside advisors from time to time. As part of that process, the Board of Directors decided in September 1995 to discontinue the operations of the legal technologies businesses; authorized in October 1995 Energy's entry into a joint venture with FIP Internacionale S.p.A.; approved Energy's investment in Quantic Industries, Inc. in April 1995 and subsequent sale of that interest in June 1996; and analyzed a variety of other investment opportunities. During this period of time, the Directors considered the Business and its opportunities, its need for capital, the competitive nature of the optical disc industry, industry trends, and future developments. The Directors have also considered various DMI litigation matters. SEE "Asset Purchase Agreement -- Retained Litigation".

    The Company engaged Salomon to advise it with respect to alternative methods of enhancing stockholder value, and from time to time Salomon has consulted with the Board of Directors concerning the transaction with Cinram and other matters. Salomon reported to the Board of Directors on May 29, 1996 concerning Cinram's interest in DMI, among other matters. On August 8, 1996, Cinram and the Company entered into a confidentiality agreement prior to disclosure of non-public information about DMI and negotiations between the parties. SEE "Asset Purchase Agreement -- Other Arrangements with Cinram". The Company's counsel and advisors reported to the Board of Directors at meetings on November 5, 1996 and November 13, 1996 with respect to the proposed terms of a transaction with Cinram and the status of the negotiations. The Directors have had an opportunity to review draft agreements, and have consulted with management and the Company's advisors with respect to specific terms of the Asset Purchase Agreement. At a meeting of the Board of Directors on December 1, 1996, the Board of Directors received presentations from, and carefully reviewed the terms of the Asset Purchase Agreement with, the Company's management, counsel to the Company, and representatives from Salomon. SEE "Opinion of Financial Advisor". At that meeting, the Board of Directors approved the Proposed Transaction and decided to recommend its approval to the Company's stockholders.

    In reaching its conclusions to approve the Asset Purchase Agreement and to recommend that the stockholders of the Company approve consummation of the Proposed Transaction, the Board of Directors considered a number of factors, including, without limitation, the following:

1. the terms and conditions of the Asset Purchase Agreement (including the cash purchase price);

2. that Cinram will assume Business liabilities estimated to be approximately $7.5 million;

3. that the Proposed Transaction is not conditioned on the availability of financing by Cinram;

4. the Company's retention of certain assets and certain liabilities of the Business;

5. that, if the Board of Directors determines that its fiduciary duties so require, it can withdraw its recommendation that stockholders approve the Proposed Transaction;

6.  the tax effects of the Proposed Transaction;

7. industry conditions relating to the Business, as well as the financial condition and operations of the Business, both on an historical and prospective basis;

8. presentations by management of the Company regarding anticipated operational and other benefits of the Proposed Transaction;

9. the opinion of Salomon presented to the Board of Directors to the effect that, as of December 2, 1996, based upon its review and analysis and subject to the limitations set forth therein, the Consideration (as specified in Salomon's written opinion) to be received by the Company and DMI in the Proposed Transaction is fair, from a financial point of view, to the Company;

10. the investment opportunities in the highway safety and equipment business;
    and

11. the belief of the Board of Directors that, based on the foregoing reasons, the Proposed Transaction at this time would be in the best interests of the Company.

    The foregoing discussion of the information and factors considered and given weight by the Board of Directors is not intended to be exhaustive. The Board of Directors did not assign relative weights to the above factors or determine that any factor was of particular importance. Rather, the Board of Directors viewed its decision and recommendation as being based on the totality of the information presented to and considered by it.

                          OPINION OF FINANCIAL ADVISOR

    Salomon has acted as financial advisor to the Company in connection with the Proposed Transaction. Salomon has rendered its written opinion dated December 2, 1996 (the "Opinion") to the Company's Board of Directors to the effect that, as of December 2, 1996, based on the investigations and the procedures carried out by it as set forth in the Opinion, the Consideration (as specified in the Opinion) to be received by the Company and DMI in the Proposed Transaction is fair, from a financial point of view, to the Company. No limitations were imposed by the Board of Directors upon Salomon with respect to the investigations made or the procedures followed by it in rendering the Opinion.

    The full text of the Opinion of Salomon, which sets forth the assumptions made, general procedures followed, matters considered and limitations on the review undertaken by Salomon, is attached hereto as Annex B. SUCH OPINION SHOULD BE READ IN ITS ENTIRETY BY THE STOCKHOLDERS OF THE COMPANY. Salomon's Opinion is directed only to the fairness, from a financial point of view, of the Consideration (as specified in the Opinion) to be received by the Company and DMI in the Proposed Transaction and does not address the Company's underlying business decision to effect the Proposed Transaction or constitute a recommendation to any stockholder of the Company as to how such stockholder should vote. Salomon's Opinion also does not constitute an opinion or imply any conclusion of Salomon as to the likely trading range of the Company's Common Stock following consummation of the Proposed Transaction. Although Salomon evaluated the financial terms of the Proposed Transaction, the Consideration (as specified in Salomon's Opinion) to be received by the Company and DMI in the Proposed Transaction was determined by arms-length negotiations between the Company and Cinram after consultation by each of such parties with their respective financial advisors and was not determined or recommended by Salomon. The summary of Salomon's Opinion set forth in this Proxy Statement is qualified in its entirety by reference to the full text of the Opinion attached hereto as Annex B.

    In arriving at the Opinion, Salomon reviewed a draft of the Asset Purchase Agreement in the form provided to it, and assumed that the final form of such agreement would not vary in any regard that was material to Salomon's analysis. Salomon also reviewed and analyzed certain publicly available business and financial information relating to the Company and DMI, as well as certain other information, including financial projections, provided by the Company and DMI. Salomon reviewed certain publicly available information with respect to other companies that it believed to be relevant or comparable in certain respects to the Company and DMI, and the trading markets for such other companies' securities. Salomon also met with certain officers and employees of the Company and DMI to discuss the foregoing, including the past and current business operations and financial condition of the Company as well as other matters it considered relevant to its inquiry. Salomon considered such other information, financial studies, analyses, investigations and financial, economic, market and trading criteria which it considered relevant to its inquiry.

    In arriving at the Opinion, Salomon assumed and relied upon the accuracy and completeness of all of the financial and other information provided to it, reviewed by or for it, or discussed with it or publicly available, and Salomon did not assume any responsibility for any independent verification of such information or for any independent evaluation or appraisal of the assets of DMI. With respect to financial projections provided by the Company and DMI, Salomon assumed that they were reasonably determined on bases reflecting the best then currently available estimates and judgments of DMI's management as to the future financial performance of DMI, and Salomon expressed no opinion with respect to such projections or the assumptions on which they were based. Salomon's Opinion was necessarily based upon business, market, economic and other conditions as they existed on, and could be evaluated as of, the date of its Opinion, and did not address the underlying business decision of the Company to effect the Proposed Transaction or constitute a recommendation to any stockholder of the Company as to how such stockholder should vote with respect to the Proposed Transaction. Salomon's Opinion did not imply any conclusion as to the likely trading range for the Common Stock of the Company following the consummation of the Proposed Transaction, which may vary depending on, among other factors, changes in interest rates, dividend rates, market conditions, general economic conditions and other factors that generally influence the price of securities. Salomon relied as to all legal matters on advice of counsel to the Company.

    For purposes of rendering its Opinion, Salomon assumed, in all respects material to its analysis, that the representations and warranties of each party contained in the Asset Purchase Agreement were true and correct, that each party would perform all of the covenants and agreements required to be performed by it under the Asset Purchase Agreement and that all conditions to the consummation of the Proposed Transaction would be satisfied without waiver thereof. Salomon also assumed that all material governmental, regulatory or other consents and approvals would be obtained and that in the course of obtaining any necessary governmental, regulatory or other consents and approvals, as contemplated by the Asset Purchase Agreement, no restrictions would be imposed or waivers made that would have any material adverse effect on the Company.

    In connection with rendering its opinion to the Company's Board of Directors, Salomon performed a variety of financial analyses, the material portions of which are summarized below. The summary set forth below does not purport to be a complete description of the analyses performed by Salomon or its presentation to the Company's Board of Directors. In addition, Salomon believes that its analyses must be considered as a whole and that selecting portions of such analyses and the factors considered therein, without considering all factors and analyses, could create an incomplete view of the analyses and the processes underlying Salomon's Opinion. The preparation of a fairness opinion is a complex process involving subjective judgments and is not susceptible to partial analysis or summary description. The projections provided by the Company and DMI underlying Salomon's analyses are not necessarily indicative of future results or values, which may be significantly more or less favorable than such projections. Estimates of values of companies do not purport to be appraisals or necessarily reflect the prices at which companies or their securities actually may be sold. The range of valuation for any particular analysis should not be taken to be the view of Salomon of the actual value of DMI.

    The projections furnished to Salomon were provided to or reviewed for Salomon by the management of each of the Company and DMI. The Company and DMI do not publicly disclose internal management projections of the type provided to Salomon in connection with the review of the Proposed Transaction. Such projections were not prepared with a view toward public disclosure. The projections were based on numerous variables and assumptions which are inherently uncertain, including, without limitation, factors related to general economic and competitive conditions. Accordingly, actual results could vary significantly from those set forth in such projections.

    The following is a summary of certain analyses performed by Salomon in connection with its Opinion.

COMPARABLE PUBLIC COMPANY ANALYSIS

    Salomon compared DMI to four publicly traded compact disc manufacturers (the "Comparable CD Manufacturers"). In this regard, Salomon noted that although the Comparable CD Manufacturers were the best available publicly traded companies, none of such companies has the same management, makeup and size as DMI. The Comparable CD Manufacturers were Cinram Ltd., Nimbus CD, Allied Digital Technologies and Metatec. Using publicly available information for the Comparable CD Manufacturers, Salomon calculated multiples of firm value to latest twelve months net sales, multiples of firm value to latest twelve months earnings before interest, taxes, depreciation and amortization ("EBITDA"), multiples of firm value to latest twelve months earnings before interest and taxes ("EBIT"), multiples of stock price to 1997 estimated earnings and multiples of firm value to book value. The median multiple of firm value to latest twelve months net sales was 1.3x. The median multiple of firm value to latest twelve months EBITDA was 8.2x. The median multiple of firm value to latest twelve months EBIT was 15.0x. The median multiple of firm value to book value was 1.4x. Salomon derived ranges for the multiples produced by the foregoing analysis after excluding from its calculations those of the Comparable CD Manufacturers which Salomon, based on discussions with the Company's and DMI's management, deemed to be least comparable to DMI. Salomon applied the upper and lower limit of each such range to comparable financial data for DMI, and calculated an implied firm value range for DMI of $62 million to $77 million.

DISCOUNTED CASH FLOW ANALYSIS

    Salomon performed a discounted cash flow analysis of DMI using projected financial data for the period 1997 to 2001 provided by DMI's management assuming two scenarios: Scenario A (under which revenue per CD-AUDIO compact disc sold declines by $0.06 in 1997 and by $0.02 per year after 1997 and revenue per CD-ROM compact disc sold declines by $0.16 in 1997 and by $0.02 per year after
1997) and Scenario B (under which revenue per CD-AUDIO compact disc sold declines by $0.02 in 1997 and by $0.02 per year after 1997 and revenue per CD-ROM compact disc sold declines by $0.12 in 1997 and by $0.02 per year after
1997). Under each scenario, DMI's value was estimated as the sum of (i) the estimated present value of DMI's projected free cash flow for the period 1997 to 2001, plus (ii) the estimated present value of the product of (a) DMI's projected EBITDA for the year 2001 multiplied by (b) numbers representing various terminal or exit multiples for DMI, based upon certain operating and financial assumptions, forecasts and other information provided by the Company's and DMI's management. For purposes of such analysis, Salomon utilized discount rates ranging from 11.0% to 19.0% and applied terminal value multiples ranging from 4.0x to 6.0x to DMI's projected EBITDA for the year 2001. Salomon noted that the selection of an appropriate discount rate is an inherently subjective process and is affected by such factors as DMI's cost of capital, DMI's excess capital, the uncertainty associated with achieving the projections provided by the Company's and DMI's management, and transaction risk generally. The foregoing analysis resulted in a range of values for DMI under Scenario A of $53 million to $75 million and under Scenario B of $84 million to $115 million. Salomon noted that discounted cash flow analysis is a widely used valuation methodology, but that it relies on numerous assumptions regarding the future performance of a company and the future economic environment, including earnings growth rates, free cash flows, terminal values and discount rates, all of which are inherently uncertain because they are predicated upon future events and circumstances.

LEVERAGED BUYOUT ANALYSIS

    Salomon performed a leveraged buyout analysis which assumed that DMI was purchased for cash in a transaction in which 75% of the consideration paid for DMI was financed by bank debt and high-yield debt and the remainder of the consideration paid for DMI was invested as equity. For purposes of such analysis, Salomon made assumptions with respect to the interest rates on, and repayment schedules of, the bank debt and the high-yield debt, as well as with respect to the equity return which a leveraged buyout purchaser would expect. Based on such analysis, Salomon estimated a range of values for DMI in a leveraged buyout of between $55 million and $65 million.

    Salomon is an internationally recognized investment banking firm and regularly engages in, among other things, the valuation of businesses and their securities in connection with mergers and acquisitions, restructuring, leveraged buyouts, negotiated underwriting, competitive bidding, secondary distributions of listed and unlisted securities, private placements, and valuations for estate, corporate and other purposes. The Company selected Salomon on the basis of such expertise and Salomon's reputation. Salomon continues to maintain a relationship with the Company and may in the future provide investment banking and other related services to the Company, for which it expects to receive customary fees or compensation. In the ordinary course of its business, Salomon may actively trade the debt and equity securities of the Company and of Cinram for its own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities.

    The Company and Salomon have entered into a letter agreement dated November 8, 1996 (the "Salomon Engagement Letter") relating to the services to be provided by Salomon in connection with the Proposed Transaction. Pursuant to the Salomon Engagement Letter, the Company has agreed to pay Salomon the following fees: (a) $250,000, payable promptly following the delivery of a fairness opinion by Salomon to the Company's Board of Directors; and (b) an additional amount equal to the greater of 1.25% of the aggregate consideration paid for DMI or 1.25% of DMI's September 30, 1996 book value of $85.5 million (which additional amount is contingent upon the consummation of the Proposed Transaction and payable at the Closing). The Company's Board of Directors was aware of this fee structure, which is standard and customary in the industry for transactions similar to the Proposed Transaction, and took it into account in considering Salomon's Opinion and in approving the Asset Purchase Agreement and the transactions contemplated thereby. In the Salomon Engagement Letter, the Company also agreed to reimburse Salomon for the reasonable fees and disbursements of Salomon's counsel and Salomon's reasonable travel and other out-of-pocket expenses. Pursuant to an additional letter agreement dated November 8, 1996, the Company has also agreed to indemnify Salomon against certain liabilities, including liabilities under the federal securities laws.

                         SELECTED FINANCIAL INFORMATION

    The historical information listed below for the five years ended June 30, 1996 has been derived from the Company's Consolidated Financial Statements audited by Coopers & Lybrand L.L.P., whose report with respect to the three years ended June 30, 1996 appears elsewhere in this Proxy Statement. The historical information listed below is presented on a comparative basis after giving effect to the discontinuation of certain operations over the course of such five-year period. (See Note 3 to the Consolidated Financial Statements for a discussion of these transactions.) The information herein should be read in conjunction with the Consolidated Financial Statements and Notes thereto (see pages 29 - 45) and other financial information appearing elsewhere in the Proxy Statement. The Selected Financial Information for the three-months ended September 30, 1996 and 1995 is unaudited, but in the opinion of management, includes all adjustments consisting of normal recurring accruals necessary for a fair presentation of the results of operations for these periods. The operating results for the three-month period ended September 30, 1996 are not necessarily indicative of operating results for the full year.

                                                                                      FOR THE THREE MONTHS
                                                                                      ENDED SEPTEMBER 30,
                                                                                    ------------------------
DOLLAR AMOUNTS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS                                  1996         1995
                                                                                    -----------  -----------
Results from continuing operations:
  Net Sales.......................................................................  $    31,593  $    37,643
  Earnings From Continuing Operations.............................................          796        1,769
Financial Position:
  Total Assets....................................................................      128,985      162,336
  Long-Term Debt..................................................................       54,500       77,300
Primary Per Share Data:
  Earnings From Continuing Operations.............................................          .10          .22
  Cash Dividends per Common Share.................................................          .12          .11
  Weighted Average Common and Common Equivalent Shares Outstanding................    7,988,792    8,024,035

                                                               FOR THE YEARS ENDED JUNE 30,
DOLLAR AMOUNTS IN THOUSANDS, EXCEPT PER       ---------------------------------------------------------------
SHARE AMOUNTS                                    1996         1995         1994         1993         1992
                                              -----------  -----------  -----------  -----------  -----------
Results from continuing operations:
  Net Sales.................................  $   129,159  $   133,818  $   126,618  $   106,061  $    94,591
  Earnings From Continuing Operations.......        2,574       10,707       15,623       10,302       10,028
Financial Position:
  Total Assets..............................      129,829      164,835      116,602      104,591       95,355
  Long-Term Debt............................       58,000       68,000       38,975       40,000       47,187
Primary Per Share Data:
  Earnings From Continuing Operations.......          .32         1.32         1.94         1.31         1.30
  Cash Dividends per Common Share...........          .24          .22          .21          .20           --
  Weighted Average Common and Common
    Equivalent Shares Outstanding...........    8,003,924    8,100,385    8,066,192    7,867,658    7,742,825

                        PRO FORMA FINANCIAL INFORMATION

    The Pro Forma Unaudited Consolidated Condensed Balance Sheet presents the historical Consolidated Condensed Balance Sheet of the Company as if the sale of substantially all of the assets of DMI pursuant to the Asset Purchase Agreement was consummated as of September 30, 1996. The Pro Forma Unaudited Consolidated Condensed Statement of Operations for the three months ended September 30, 1996 and the Pro Forma Unaudited Consolidated Condensed Statement of Operations for the fiscal year ended June 30, 1996 are presented assuming that the sale of substantially all of the assets of DMI pursuant to the Asset Purchase Agreement was consummated at the opening of business on July 1, 1995.

    The following pro forma financial information should be read in conjunction with the Consolidated Financial Statements and Notes thereto. The pro forma financial information is not necessarily indicative of the results of operations of the Company as they may be in the future or as they might have been had the Proposed Transaction been effective on the dates indicated.

                          COMPANY PRO FORMA UNAUDITED
                      CONSOLIDATED CONDENSED BALANCE SHEET
               DOLLAR AMOUNTS IN THOUSANDS, EXCEPT FOR SHARE DATA

    The following Pro Forma Unaudited Consolidated Condensed Balance Sheet as of September 30, 1996 has been prepared on the basis set forth in the Notes to the Pro Forma Unaudited Consolidated Condensed Financial Statements.

                                                                    AS OF SEPTEMBER 30, 1996
                                                         ----------------------------------------------
                                                                           PRO FORMA
                                                         HISTORICAL       ADJUSTMENTS         PRO FORMA
                                                         ----------   -------------------     ---------
ASSETS
Current Assets:
  Cash and Cash Equivalents............................   $   1,945   $  22,263(a)(e)          $24,208
  Accounts Receivable, net.............................      24,397     (16,833)(a)              7,564
  Inventories..........................................       5,677      (2,209)(a)              3,468
  Refundable Income Taxes..............................       3,016                              3,016
  Other................................................       4,328        (685)(a)(d)           3,643
                                                         ----------   -------------------     ---------
    Total Current Assets...............................      39,363       2,536                 41,899

Property, Plant and Equipment, at cost.................     145,352    (124,572)(a)(b)          20,780
Less Accumulated Depreciation and Amortization.........     (59,616)     51,918(a)(b)           (7,698)
                                                         ----------   -------------------     ---------
                                                             85,736     (72,654)                13,082

Assets Held for Sale...................................                   7,414(b)               7,414
Other..................................................       3,886      (1,060)(a)(g)           2,826
                                                         ----------   -------------------     ---------
                                                          $ 128,985   $ (63,764)               $65,221
                                                         ----------   -------------------     ---------
                                                         ----------   -------------------     ---------

LIABILITIES AND SHAREHOLDERS' EQUITY
Current Liabilities:
  Accounts Payable.....................................   $   4,568   $  (3,819)(a)            $   749
  Accrued Expenses.....................................      14,830      (5,748)(a)(c)(f)        9,082
  Income Taxes Payable.................................         297                                297
                                                         ----------   -------------------     ---------
    Total Current Liabilities                                19,695      (9,567)                10,128

  Long-Term Debt.......................................      54,500     (54,500)(e)
  Deferred Income Taxes................................       1,929                              1,929
  Net Liabilities of Discontinued Operations...........       4,385       3,606(f)(d)            7,991
Shareholders' Equity:
  Common Stock, $.01 2/3 par -- 15,000,000 shares
    authorized; 8,693,533 shares issued and
    outstanding........................................         145                                145
  Capital in Excess of Par Value of Stock..............      29,812                             29,812
  Retained Earnings....................................      23,992      (3,303)(c)(d)(g)       20,689
  Treasury Stock, at cost -- 718,921 shares............      (5,473)                            (5,473)
                                                         ----------   -------------------     ---------
    Total Shareholders' Equity.........................      48,476      (3,303)                45,173
                                                         ----------   -------------------     ---------
                                                          $ 128,985   $ (63,764)               $65,221
                                                         ----------   -------------------     ---------
                                                         ----------   -------------------     ---------

 See Notes to Pro Forma Unaudited Consolidated Condensed Financial Statements.

                          COMPANY PRO FORMA UNAUDITED
                 CONSOLIDATED CONDENSED STATEMENT OF OPERATIONS
             DOLLAR AMOUNTS IN THOUSANDS, EXCEPT FOR PER SHARE DATA

                                                                FOR THE THREE MONTHS ENDED
                                                                    SEPTEMBER 30, 1996
                                                    ---------------------------------------------------
                                                                     PRO FORMA
                                                    HISTORICAL      ADJUSTMENTS             PRO FORMA
                                                    -----------  -----------------         ------------
Net Sales.........................................      $31,593        $(20,497   )(a)          $11,096
Cost of Sales.....................................       21,691       (16,189)(a)                 5,502
                                                    -----------  -----------------         ------------
Gross Profit......................................        9,902        (4,308)                    5,594
Operating Expenses:
  Selling and Administrative......................        7,171        (3,279)(a)                 3,892
  Research and Development........................          444                                     444
                                                    -----------  -----------------         ------------
                                                          7,615        (3,279)                    4,336

Operating Profit..................................        2,287        (1,029)(a)                 1,258

Other Income (Expenses):
  Interest Expense................................       (1,092)        1,092(b)
  Other...........................................          (58)          (57)(a)                  (115)
                                                    -----------  -----------------         ------------
                                                         (1,150)        1,035                      (115)
Earnings from Continuing Operations
  Before Provision for Income Taxes...............        1,137             6(a)                  1,143
Provision for Income Taxes........................          341             2(c)                    343
                                                    -----------  -----------------         ------------
Earnings from Continuing Operations...............         $796            $4                      $800
                                                    -----------  -----------------         ------------
                                                    -----------  -----------------         ------------
Per Share Data:
  Primary Earnings Per Share:
    Earnings from Continuing Operations...........         $.10            --                      $.10
                                                    -----------  -----------------         ------------
                                                    -----------  -----------------         ------------
    Average Shares Outstanding....................    7,988,792     7,988,792                 7,988,792
                                                    -----------  -----------------         ------------
                                                    -----------  -----------------         ------------
  Fully Diluted Earnings Per Share:
    Earnings from Continuing Operations...........         $.10            --                      $.10
                                                    -----------  -----------------         ------------
                                                    -----------  -----------------         ------------
    Average Shares Outstanding....................    8,948,648     8,001,280                 8,001,280
                                                    -----------  -----------------         ------------
                                                    -----------  -----------------         ------------

 See Notes to Pro Forma Unaudited Consolidated Condensed Financial Statements.

                          COMPANY PRO FORMA UNAUDITED
                 CONSOLIDATED CONDENSED STATEMENT OF OPERATIONS
             DOLLAR AMOUNTS IN THOUSANDS, EXCEPT FOR PER SHARE DATA

                                                               FOR THE YEAR ENDED JUNE 30, 1996
                                                      ---------------------------------------------------
                                                                       PRO FORMA
                                                      HISTORICAL      ADJUSTMENTS             PRO FORMA
                                                      -----------  -----------------         ------------
Net Sales...........................................     $129,159        $(82,409   )(d)          $46,750
Cost of Sales.......................................       90,186       (67,727)(d)                22,459
                                                      -----------  -----------------         ------------
Gross Profit........................................       38,973       (14,682)                   24,291
Operating Expenses:
  Selling and Administrative........................       29,231       (13,872)(d)                15,359
  Research and Development..........................        1,536                                   1,536
                                                      -----------  -----------------         ------------
                                                           30,767       (13,872)                   16,895

Operating Profit....................................        8,206          (810)(d)                 7,396

Other Income (Expenses)
  Interest Income...................................          523          (165)(d)                   358
  Interest Expense..................................       (6,130)        6,130(e)
  Gain on Sale of Assets............................        1,634                                   1,634
  Other.............................................         (729)          274(d)                   (455)
                                                      -----------  -----------------         ------------
                                                           (4,702)       (6,239)                    1,537
Earnings from Continuing Operations
  Before Provision for Income Taxes.................        3,504         5,429(d)                  8,933
Provision for Income Taxes..........................          930         2,030(f)                  2,960
                                                      -----------  -----------------         ------------
  Earnings from Continuing Operations...............       $2,574        $3,399                    $5,973
                                                      -----------  -----------------         ------------
                                                      -----------  -----------------         ------------
Per Share Data:
  Primary Earnings Per Share:
    Earnings from Continuing Operations.............         $.32          $.42                      $.74
                                                      -----------  -----------------         ------------
                                                      -----------  -----------------         ------------
    Average Shares Outstanding......................    8,003,924     8,003,924                 8,003,924
                                                      -----------  -----------------         ------------
                                                      -----------  -----------------         ------------
  Fully Diluted Earnings Per Share:
    Earnings from Continuing Operations.............         $.32          $.42                      $.74
                                                      -----------  -----------------         ------------
                                                      -----------  -----------------         ------------
    Average Shares Outstanding......................    8,951,562     8,003,924                 8,003,924
                                                      -----------  -----------------         ------------
                                                      -----------  -----------------         ------------

 See Notes to Pro Forma Unaudited Consolidated Condensed Financial Statements.

                          NOTES TO PRO FORMA UNAUDITED

                  CONSOLIDATED CONDENSED FINANCIAL STATEMENTS
                          DOLLAR AMOUNTS IN THOUSANDS

NOTE 1 PRO FORMA UNAUDITED CONSOLIDATED CONDENSED FINANCIAL STATEMENT BASIS OF PRESENTATION

    The pro forma unaudited consolidated condensed financial statements present the historical consolidated condensed financial statements of the Company adjusted for the sale of substantially all of the assets and assignment of certain liabilities of DMI pursuant to the Asset Purchase Agreement.

    The Pro Forma Unaudited Consolidated Condensed Balance Sheet presents the historical Consolidated Condensed Balance Sheet of the Company as if the above transaction was consummated as of September 30, 1996. The Pro Forma Unaudited Consolidated Condensed Statements of Operations present the historical Consolidated Condensed Statements of Operations of the Company for the three months ended September 30, 1996 and the fiscal year ended June 30, 1996 as if the transaction described herein had occurred July 1, 1995. All non-recurring charges or credits related to the Proposed Transaction have been excluded from the presentation of pro forma income from continuing operations.

NOTE 2 PRO FORMA UNAUDITED CONSOLIDATED CONDENSED BALANCE SHEET

(a)        Record the sale of certain assets and assignment of certain liabilities of
           DMI
(b)        Reclassify certain assets retained by the Company as Assets Held for Sale.
           As outlined in the Asset Purchase Agreement, the land and building located in Huntsville, Alabama is not being sold to Cinram. These assets will be leased to Cinram for a period of two years, with Cinram obtaining the option
           to purchase the property at net book value during the two year period.......  $   7,414
                                                                                         ---------
                                                                                         ---------
(c)        To record the estimated loss on the sale of DMI and the related fees and
           transaction costs...........................................................  $   4,550
                                                                                         ---------
                                                                                         ---------
(d)        Reflects the tax effects of pro-forma adjustments assuming the statutory
           rates in effect for state and federal purposes..............................  $   1,702
                                                                                         ---------
                                                                                         ---------
(e)        Record the assumed paydown of long-term debt with proceeds of sale..........  $  54,500
                                                                                         ---------
                                                                                         ---------
(f)        Reclassify certain legal accruals relating to Disc Manufacturing, Inc. to
           Net Liabilities of Discontinued Operations..................................  $   5,308
                                                                                         ---------
                                                                                         ---------
(g)        Record the write-off of deferred financing costs in connection with Note(e)
           above.......................................................................  $     455
                                                                                         ---------
                                                                                         ---------

                          NOTES TO PRO FORMA UNAUDITED

                  CONSOLIDATED CONDENSED FINANCIAL STATEMENTS
                          DOLLAR AMOUNTS IN THOUSANDS

NOTE 3 PRO FORMA UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS

(a)        To reflect DMI as a discontinued operation
(b)        Reduction of interest expense due to the assumed pay down of long term debt
           with proceeds of sale.........................................................  $   1,092
                                                                                           ---------
                                                                                           ---------
(c)        Reflects the tax effects of pro-forma adjustments assuming the statutory rates
           in effect for state and federal purposes......................................  $       2
                                                                                           ---------
                                                                                           ---------
(d)        To reflect DMI as a discontinued operation
(e)        Reduction of interest expense due to the assumed pay down of long term debt
           with proceeds of sale.........................................................  $   6,130
                                                                                           ---------
                                                                                           ---------
(f)        Reflects the tax effects of pro-forma adjustments assuming the statutory rates
           in effect for state and federal purposes......................................  $   2,030
                                                                                           ---------
                                                                                           ---------

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

    The statements in this Management's Discussion and Analysis that are forward-looking are based upon current expectations and actual results may differ materially. Therefore, the inclusion of such forward looking information should not be regarded as a representation by the Company that the objectives or plans of the Company will be achieved. Such statements include, but are not limited to, the Company's expectations regarding future expenses, capital liquidity position, plans to restructure, reductions in outstanding debt, compliance with financial covenants and use of proceeds. Forward looking statements contained in this Analysis involve numerous risks and uncertainties that could cause actual results to differ materially, including but not limited to the effect of changing economic conditions, business conditions and growth in the highway safety industry, and accurately forecasting capital expenditures. In addition, the Company's future results of operations and financial conditions may be adversely impacted by various factors. Certain of these factors are described in the description of the Company's business, operations and financial condition contained in this Proxy Statement. Assumptions relating to budgeting, marketing, product development and other management decisions are subjective in many respects and thus susceptible to interpretations and periodic impact which may cause the Company to alter its marketing, capital expenditure or other budgets, which in turn may affect the Company's financial position and results of operations.

CURRENT YEAR QUARTER VERSUS PRIOR YEAR QUARTER

    The Company's sales for the first quarter of fiscal 1997 decreased 16% to $31,593,000 from $37,643,000 in the same quarter last year due to a decline in sales at Disc Manufacturing, Inc. (DMI). Sales at DMI decreased 19% in the current quarter to $20,497,000 from $25,429,000 in the first quarter last year due to the loss of a major customer, BMG Music, that occurred in last year's second quarter. BMG Music accounted for $8 million in sales in last year's first quarter. As a result, CD-Audio unit sales decreased 35% in the current quarter from the same quarter last year. CD-ROM unit sales increased 12% during the first quarter from the same quarter last year. As a result of continued declines in the average unit selling prices of these products, CD-Audio sales dollars decreased 44% and CD-ROM sales dollars increased 4% in the quarter from last year. These declines in selling price are due to, among other things, a continued increase in U.S. production capacity. Sales at Energy Absorption Systems, Inc. ("Energy") for the current quarter decreased 9% to $11,096,000 from $12,214,000 in the same quarter last year. This was due to a decline in sales of the GREAT-TM- product line which declined to $2,515,000 in the current quarter from $3,597,000 in the first quarter last year. There was also a decline in parts sales of $321,000 which was offset somewhat by an increase in Energite-Registered Trademark- sales of $223,000. The Company believes the decline in GREAT-TM- sales may be due in part to a postponement in sales in anticipation of a replacement product, the QuadGuard-TM-, introduced by Energy late in the current quarter.

    The gross profit margin in the first quarter remained consistent with the first quarter last year at 31.3% and 31.2%, respectively. DMI's gross profit margin decreased as a result of a decrease in the selling prices of its products but this was offset by decreases in material costs, principally jewel box price declines. The Company expects to experience continued pressure on disc selling prices which will have a limiting effect on gross profit margins at DMI. Energy's gross profit margin for the current quarter declined slightly as a result of increased depreciation and other costs due to the expansion of its Pell City facility which was completed in fiscal 1996.

    Selling and administrative expenses in the current quarter increased 3% to $7,171,000 from $6,954,000 in the same quarter last year attributable to DMI. DMI's selling and administrative expenses increased principally due to an increase in legal expenses related to defending a patent infringement claim against DMI. Energy's selling and administrative expenses remained at a level consistent with the first quarter last year.

    Research and development expenses in the current quarter increased 49% to $444,000 compared to $297,000 in the same quarter last year. This increase is due to expenditures at Energy for the development of new products to replace some of Energy's existing products in order to meet revised highway safety standards known as NCHRP 350. These new standards increase safety requirements to include heavier and higher center of gravity vehicles.

    Interest income in the current quarter was $1,000 compared to $75,000 in the first quarter last year due to the redemption of the Company's $6 million restricted certificate of deposit posted as injunction security for certain litigation. The Company replaced this certificate of deposit with a surety bond backed by a letter of credit in the third quarter of last year. Interest expense in the current quarter decreased 30% to $1,092,000 from $1,557,000 in the first quarter last year. This was due to a decrease in long-term debt to $54,500,000 as of September 30, 1996 compared to $78,275,000 at the same time last year. Other expenses in the current quarter decreased to $59,000 from $173,000 in the same quarter last year.

    The Company's effective tax rate decreased in the current quarter to 30% from 38% from the same quarter last year due to the anticipated realization of certain tax benefits in the current year along with the settlement of certain tax contingencies.

LIQUIDITY AND CAPITAL RESOURCES

    The Company had cash of $1,945,000 and additional funds of $28,500,000 available under its bank arrangements at September 30, 1996. Operating activities were a source of cash for the Company providing cash of $4,914,000. Cash of $834,000 was used during the first quarter for investing activities. The Company's principal investing activity was the purchase of equipment for $825,000. Financing activities used cash of $4,385,000 due to payments made on the Company's bank debt of $3,500,000 and from the payment of a semiannual cash dividend to its shareholders of $946,000. During the balance of fiscal 1997, the Company anticipates the need for approximately $7,000,000 in cash for capital expenditures. The Company may also need additional cash as it considers acquiring businesses that complement its existing operating segments. Also, each of the Company's operating segments will require additional investments in working capital to maintain growth. These expenditures will be financed either through cash generated from operations or from borrowings on the Company's revolving credit facility. The Company believes its cash generated from operations and funds available under its existing credit facility are sufficient for all planned operating and capital requirements.

1996 COMPARED TO 1995

    The Company's sales for 1996 decreased 3% to $129,159,000 from $133,818,000 in 1995 due to reduced sales at DMI. Sales at DMI decreased 6% in 1996 to $82,409,000 from $87,296,000 in 1995 due principally to the loss of a major customer, BMG Music, during 1996. Sales to BMG Music decreased $22,874,000 to $10,410,000 in 1996 from $33,284,000 in 1995. As a result, CD-Audio unit sales decreased 40% in 1996 from 1995. CD-ROM unit sales increased 78% during 1996 from 1995 reflecting continued growth in that market. As a result of declines in the average unit selling price of these products, CD-Audio sales dollars declined 42% and CD-ROM sales dollars increased 44% during 1996 from 1995. Sales at Energy for 1996 were $46,750,000, up slightly from $46,522,000 for 1995. Sales of Energy's permanent crash cushions and parts increased but were largely offset by a decrease in truck-mounted attenuator (TMA) sales.

    The gross profit margin in 1996 decreased to 30.2% from 34.5% in 1995 due to margin reductions at DMI. DMI's gross profit margin decreased as a result of a decrease in the selling prices of its products, particularly CD-ROM products, as well as from volume inefficiencies as a result of its capacity expansion concurrent with the loss of a major customer. DMI also had a reduction in gross profit margin due to a change in packaging sales mix. The Company expects to experience continued pressure on disc selling prices which may have a limiting effect on its future gross profit margins. Energy's gross profit margin for 1996 increased slightly due to a change in product mix and to less outsourcing of component parts than in 1995.

    Selling and administrative expenses in 1996 increased 14% to $29,231,000 from $25,612,000 in 1995. DMI's selling and administrative expenses increased principally due to an increase in legal expenses related to two legal settlements and to an increase in bad debt expense as DMI's customer mix has shifted from the larger music companies to smaller CD-ROM companies. Energy's selling and administrative expenses increased due to increased marketing expenses and to the write-off of its investment in a sewer rehabilitation technology.

    Research and development expenses in 1996 were $1,536,000 compared to $1,545,000 in 1995. Research and development on Energy's sewer rehabilitation technology was suspended in 1996 but was offset by an increase in new product development at Energy that will result in the introduction of a new generation of products that will meet or exceed revised U.S. highway safety standards known as NCHRP 350.

    Interest income in 1996 was $523,000 compared to $392,000 in 1995 due to an increase in the rate of interest earned on its $6 million restricted certificate of deposit. In the third quarter, this certificate of deposit was redeemed and replaced with a surety bond. Interest expense in 1996 increased 59% to $6,130,000 from $3,859,000 in 1995. This was due to the increase in the average long-term debt outstanding compared to last year. The Company recognized a $1,634,000 gain on asset sales which include the sale of its 40% interest in Quantic Industries, Inc. ($1,287,000) and from the sale of a patent ($347,000). Other expenses in 1996 increased from 1995 due to an increase in goodwill amortization and from a decrease in royalty income as a result of the patent sale.

    During 1996 the Company discontinued the operations of its legal technologies businesses, which had been involved in the development, manufacture and sale of products and systems for the legal community. As a result, the Company recorded a loss of $12,466,000 (net of income tax benefits of $8,000,000) for the operating losses of these businesses through the date of disposition and for the loss on their disposition.

    These results are presented as discontinued operations in the Company's Consolidated Statements of Operations. Under multiple arrangements the Company sold certain assets of this segment for an aggregate sales price of $5,981,000 and the assumption of certain liabilities. Assets and liabilities retained by the Company at June 30, 1996 include accounts receivable, accounts payable, certain repetitive stress injury litigation and liabilities under certain lease obligations.

1995 COMPARED TO 1994

    The Company's sales for 1995 increased 6% to $133,818,000 from $126,618,000 in 1994 due to revenue growth at both of the Company's business segments. Sales at Energy for 1995 increased 7% to $46,522,000 from $43,433,000 in 1994 due principally to the inclusion of a full year of sales at Safe-Hit Corporation, a manufacturer of flexible guide posts, acquired in December 1993. Safe-Hit contributed sales of $5,304,000 in 1995 compared to sales of $2,799,000 in 1994. DMI sales for 1995 increased 5% to $87,296,000 from $83,185,000 in 1994 due to increased unit sales of its CD-ROM discs. CD-ROM unit sales in 1995 increased 53% from 1994 while CD-Audio unit sales in 1995 increased 2% from 1994. These increases in unit volumes were offset somewhat by declines in the average unit selling prices of these products resulting in CD-ROM sales dollars increasing 21% from 1994 and CD-Audio sales dollars decreasing 5%.

    The gross profit margin in 1995 decreased to 34.5% from 40.2% in 1994 due to margin reductions at DMI. DMI's gross profit margin decreased as a result of a decrease in the average unit selling price of its products, particularly CD-ROM products, due to competition. This was offset somewhat by volume efficiencies. Energy's gross profit margin decreased as a result of an unfavorable change in product mix and to the outsourcing of several manufactured component parts. The outsourcing of these component parts continued until Energy's plant expansion was completed during the first half of fiscal 1996. Energy's gross profit margin was also reduced due to lower gross profit margins at Safe-Hit Corporation.

    Selling and administrative expenses in 1995 increased 10% to $25,612,000 from $23,233,000 in 1994 attributable principally to DMI. DMI's selling and administrative expenses increased due to increases in CD-ROM selling and marketing expenses and additional legal expenses. Energy's selling and administrative expenses also increased but to a lesser extent due to the inclusion of selling and administrative expenses at Safe-Hit Corporation.

    Research and development expenses in 1995 decreased 22% to $1,545,000 compared to $1,978,000 in 1994. This was due to a decrease in R&D at Energy as a result of reduced expenditures on its sewer rehabilitation technology.

    Interest income in 1995 was $392,000 compared to $298,000 in 1994 reflecting an increase in interest rates on invested funds. Interest expense increased 26% in 1995 to $3,859,000 from $3,060,000 in 1994. This was due principally to the increase in long-term debt but also to an increase in interest rates. Other income in 1995 was $61,000, down from income of $367,000 in 1994 as a result of a gain on the sale of a stock investment which occurred in 1994.

LIQUIDITY AND CAPITAL RESOURCES

    The Company has cash of $2,250,000 and additional funds of $25,000,000 available under its bank arrangements at June 30, 1996. Operating activities were a source of cash for the Company providing cash of $13,144,000.

    Cash of $6,440,000 was used during 1996 for investing activities. The Company's primary investing activity was the purchase of $24,419,000 in plant and equipment. These capital expenditures were made primarily at DMI for the final phase of its expansion program. The Company received an aggregate of $15,991,000 in connection with the sales of its 40% investment in Quantic Industries, Inc., its discontinued operations and a patent.

    Financing activities used cash of $6,529,000 principally from payments made on both the Company's revolving credit note ($9,000,000) and convertible debentures ($1,975,000) satisfying the Company's sinking fund requirements for both fiscal 1996 and 1997. Proceeds from the redemption of a certificate of deposit generated $6,000,000.

    During 1997, the Company anticipates the need for approximately $8,000,000 in cash for capital expenditures. The Company may also need additional cash for the acquisition of businesses that complement its existing operating segments.

    Each of the Company's operating segments will require additional investments in working capital to maintain growth. These expenditures will be financed either through cash generated from operations or from borrowings on the Company's revolving credit note. The Company believes its cash generated from operations and funds available under its existing credit facility are sufficient for all planned operating and capital requirements.

IMPACT OF RECENTLY ISSUED ACCOUNTING PRONOUNCEMENTS NOT YET EFFECTIVE

    See note 2 to the Consolidated Financial Statements.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

ITEM                                                                                                            PAGE
-----------------------------------------------------------------------------------------------------------     -----
Report of Independent Accountants..........................................................................          30
Financial Statements:
  Consolidated Statements of Operations for the years ended June 30, 1996, 1995 and 1994...................          31
  Consolidated Balance Sheets as of June 30, 1996 and 1995.................................................          32
  Consolidated Statements of Shareholders' Equity for the years ended June 30, 1996, 1995 and 1994.........          33
  Consolidated Statements of Cash Flows for the years ended June 30, 1996, 1995 and 1994...................          34
  Notes to Consolidated Financial Statements...............................................................          35
  Consolidated Condensed Statements of Operations for the three months ended September 30, 1996 and 1995...          46
  Consolidated Condensed Balance Sheets as of September 30, 1996 and June 30, 1996.........................          47
  Consolidated Condensed Statements of Cash Flows for the three months ended September 30, 1996 and 1995...          48
  Notes to Consolidated Condensed Financial Statements.....................................................          49

                       REPORT OF INDEPENDENT ACCOUNTANTS

TO THE SHAREHOLDERS AND THE BOARD OF DIRECTORS OF QUIXOTE CORPORATION:

    We have audited the consolidated balance sheets of Quixote Corporation and Subsidiaries as of June 30, 1996 and 1995, and the related consolidated statements of income, shareholders' equity and cash flows for each of the three years in the period ended June 30, 1996. We have also audited the financial statement schedule listed in Part IV of Form 10-K, Item 14(a)2 for each of the three years in the period ended June 30, 1996. These financial statements and financial statement schedule are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements and financial statement schedule based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Quixote Corporation and Subsidiaries as of June 30, 1996 and 1995, and the consolidated results of their operations and their cash flows for each of the three years in the period ended June 30, 1996 in conformity with generally accepted accounting principles. In addition, in our opinion, the financial statement schedule referred to above, when considered in relation to the basic financial statements taken as a whole, present fairly, in all material respects, the information required to be included therein.

]/s/ COOPERS & LYBRAND L.L.P.
Chicago, Illinois
August 12, 1996

                     CONSOLIDATED STATEMENTS OF OPERATIONS
               DOLLAR AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA

                                                                              FOR THE YEARS ENDED JUNE 30,
                                                                          -------------------------------------
                                                                             1996         1995         1994
                                                                          -----------  -----------  -----------
Net sales...............................................................  $   129,159  $   133,818  $   126,618
Cost of Sales...........................................................       90,186       87,671       75,715
                                                                          -----------  -----------  -----------
Gross profit............................................................       38,973       46,147       50,903
Operating expenses:
  Selling and administrative............................................       29,231       25,612       23,233
  Research and development..............................................        1,536        1,545        1,978
                                                                          -----------  -----------  -----------
                                                                               30,767       27,157       25,211
                                                                          -----------  -----------  -----------
Operating profit........................................................        8,206       18,990       25,692
Other income (expense):
  Interest income.......................................................          523          392          298
  Interest expense......................................................       (6,130)      (3,859)      (3,060)
  Gain on sales of assets...............................................        1,634
  Other.................................................................         (729)          61          367
                                                                          -----------  -----------  -----------
                                                                               (4,702)      (3,406)      (2,395)
                                                                          -----------  -----------  -----------
Earnings from continuing operations before provision for income taxes...        3,504       15,584       23,297
Provision for income taxes..............................................          930        4,877        7,674
                                                                          -----------  -----------  -----------
Earnings from continuing operations.....................................        2,574       10,707       15,623
Discontinued operations:
  Loss from operations, net of income taxes.............................       (1,553)      (4,757)      (3,979)
  Loss on disposal, net of income taxes                                       (10,913)
                                                                          -----------  -----------  -----------
  Loss from discontinued operations.....................................      (12,466)      (4,757)      (3,979)
                                                                          -----------  -----------  -----------
Net earnings (loss).....................................................  $    (9,892) $     5,950  $    11,644
                                                                          -----------  -----------  -----------
                                                                          -----------  -----------  -----------
Per share data:
  Primary earnings per share:
    Earnings from continuing operations.................................  $       .32  $      1.32  $      1.94
                                                                          -----------  -----------  -----------
                                                                          -----------  -----------  -----------
    Net earnings (loss).................................................  $     (1.24) $       .73  $      1.44
                                                                          -----------  -----------  -----------
                                                                          -----------  -----------  -----------
    Average shares outstanding..........................................    8,003,924    8,100,385    8,066,192
                                                                          -----------  -----------  -----------
                                                                          -----------  -----------  -----------
  Fully diluted earnings per share:
    Earnings from continuing operations.................................  $       .32  $      1.28  $      1.80
                                                                          -----------  -----------  -----------
                                                                          -----------  -----------  -----------
    Net earnings (loss).................................................  $     (1.24) $       .73  $      1.37
                                                                          -----------  -----------  -----------
                                                                          -----------  -----------  -----------
    Average shares outstanding..........................................    8,951,562    9,151,701    9,203,492
                                                                          -----------  -----------  -----------
                                                                          -----------  -----------  -----------

   The accompanying notes are an integral part of the consolidated financial statements.

                          CONSOLIDATED BALANCE SHEETS
               DOLLAR AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA

                                                                                                AS OF JUNE 30,
                                                                                             --------------------
                                                                                               1996       1995
                                                                                             ---------  ---------
Assets
Current assets:
  Cash and cash equivalents................................................................  $   2,250  $   2,075
  Accounts receivable, net of allowance for doubtful accounts of $740 in 1996 and $810 in
    1995...................................................................................     22,433     24,564
  Refundable income taxes..................................................................      3,016
  Inventories..............................................................................      5,953      7,401
  Deferred income tax assets...............................................................      2,643      1,582
  Other current assets.....................................................................      1,223        779
                                                                                             ---------  ---------
      Total current assets.................................................................     37,518     36,401
Property, plant and equipment at cost:
  Land.....................................................................................      6,773      6,325
  Buildings and improvements...............................................................     29,574     24,354
  Machinery and equipment..................................................................    102,995     94,830
  Furniture and fixtures...................................................................      5,695      4,812
  Leasehold improvements...................................................................        508        501
                                                                                             ---------  ---------
                                                                                               145,545    130,822
      Less: accumulated depreciation and amortization......................................    (57,219)   (43,791)
                                                                                             ---------  ---------
                                                                                                88,326     87,031
Other assets, including $6,000 restricted certificate of deposit in 1995...................      3,985     21,502
Net assets of discontinued operations......................................................                19,901
                                                                                             ---------  ---------
                                                                                             $ 129,829  $ 164,835
                                                                                             ---------  ---------
                                                                                             ---------  ---------
Liabilities and Shareholders' Equity
Current liabilities:
  Current portion of long-term debt........................................................             $     975
  Accounts payable.........................................................................  $   3,648     15,715
  Dividends payable........................................................................        946        861
  Income taxes payable.....................................................................                 4,110
  Accrued expenses:
    Payroll and commissions................................................................      2,840      3,032
    Accrued royalty........................................................................      1,155        972
    Other..................................................................................      9,264      8,417
                                                                                             ---------  ---------
      Total current liabilities............................................................     17,853     34,082
Long-term debt, net of current portion.....................................................     58,000     68,000
Net liabilities of discontinued operations.................................................      4,428
Deferred income tax liabilities............................................................      1,929      3,838
Commitments and contingent liabilities.....................................................

Shareholders' equity:
  Preferred stock, no par value; authorized 100,000 shares; none issued
  Common stock, par value $.01-2/3; authorized 15,000,000 shares; issued 8,671,101 shares
    -- 1996 and 8,581,416 shares -- 1995...................................................        145        143
  Capital in excess of par value of stock..................................................     29,751     29,268
  Retained earnings........................................................................     23,196     34,977
  Treasury stock, at cost, 718,921 shares -- 1996 and 1995.................................     (5,473)    (5,473)
                                                                                             ---------  ---------
      Total shareholders' equity...........................................................     47,619     58,915
                                                                                             ---------  ---------
                                                                                             $ 129,829  $ 164,835
                                                                                             ---------  ---------
                                                                                             ---------  ---------

   The accompanying notes are an integral part of the consolidated financial statements.

                CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
               DOLLAR AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA

                                                                        FOR THE THREE YEARS ENDED JUNE 30, 1996
                                                                      --------------------------------------------
                                                                                    CAPITAL
                                                                                   IN EXCESS
                                                                                    OF PAR
                                                                        COMMON     VALUE OF   RETAINED   TREASURY
                                                                         STOCK       STOCK    EARNINGS     STOCK
                                                                      -----------  ---------  ---------  ---------
Balances, July 1, 1993..............................................   $     139   $  26,629  $  20,726  $  (5,596)

Exercise of options for 116,096 common shares.......................           2         481
Net earnings -- 1994................................................                             11,644
Declaration of semi-annual cash dividends
($.10 per share and $.11 per share).................................                             (1,621)
Issuance of 29,509 treasury shares for the acquisition of Safe-Hit
 Corporation........................................................                     221                   223
Issuance of 69,358 common shares pursuant to the stock retirement
 plan...............................................................           1       1,195
Conversion of debentures into 1,315 common shares...................                      25
                                                                      -----------  ---------  ---------  ---------
Balances, June 30, 1994.............................................         142      28,551     30,749     (5,373)

Exercise of options for 41,922 common shares........................                     285
Net earnings -- 1995................................................                              5,950
Declaration of semi-annual cash dividends ($.11 per share each).....                             (1,722)
Issuance of 34,679 shares pursuant to the stock retirement plan.....           1         432
Purchase of 6,661 common shares at $15.01 per share.................                                          (100)
                                                                      -----------  ---------  ---------  ---------
Balances, June 30, 1995.............................................         143      29,268     34,977     (5,473)

Exercise of options for 55,006 common shares........................           1         250
Net loss -- 1996....................................................                             (9,892)
Declaration of semi-annual cash dividends ($.12 per share each).....                             (1,889)
Issuance of 34,679 shares pursuant to the stock retirement plan.....           1         233
                                                                      -----------  ---------  ---------  ---------
Balances, June 30, 1996
8,671,101 common shares and 718,921 treasury shares.................   $     145   $  29,751  $  23,196  $  (5,473)
                                                                      -----------  ---------  ---------  ---------
                                                                      -----------  ---------  ---------  ---------

   The accompanying notes are an integral part of the consolidated financial statements.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                          DOLLAR AMOUNTS IN THOUSANDS

                                                                                 FOR THE YEARS ENDED JUNE 30,
                                                                              ----------------------------------
                                                                                 1996        1995        1994
                                                                              ----------  ----------  ----------
Net earnings (loss).........................................................  $   (9,892) $    5,950  $   11,644
Adjustments to reconcile net earnings (loss) to net cash provided by operating activities:
  Depreciation and amortization.............................................      14,451      15,583      14,037
  Provision for losses on accounts receivable...............................         (71)        (27)       (423)
  Deferred income taxes.....................................................      (1,909)     (1,081)          4
  Changes in operating assets and liabilities:
    Accounts receivable.....................................................       2,202         (68)     (4,619)
    Inventories.............................................................       1,448      (2,254)        370
    Refundable income taxes.................................................      (3,016)
    Other current assets....................................................      (1,505)       (528)        875
    Accounts payable and accrued expenses...................................      (1,769)      3,542       1,104
    Income taxes payable....................................................      (4,110)        188      (1,993)
    Discontinued operations -- noncash charges and working capital
      changes...............................................................      18,348
  Gain on sale of Quantic Industries, Inc...................................      (1,287)
  Gain on sale of patent....................................................        (347)
  Loss on sewer rehabilitation business.....................................         601
                                                                              ----------  ----------  ----------
      Net cash provided by operating activities.............................      13,144      21,305      20,999
                                                                              ----------  ----------  ----------
Investing activities:
  Purchase of property, plant and equipment.................................     (24,419)    (38,415)    (10,994)
  Proceeds from sale of investment in Quantic Industries, Inc...............       8,050
  Proceeds from sales of discontinued operations............................       5,981
  Proceeds from sale of patent..............................................       1,960
  Capitalized and purchased systems, design and software costs..............                    (308)     (1,529)
  Decrease (Increase) in funds deposited with IDB trustee...................       2,719      (2,719)
  Cash paid for acquired businesses and equity investments..................                  (6,746)     (8,075)
  Other.....................................................................        (731)       (421)
                                                                              ----------  ----------  ----------
      Net cash used in investing activities.................................      (6,440)    (48,609)    (20,598)
                                                                              ----------  ----------  ----------
Financing activities:
  Net proceeds (payments) under revolving credit agreement..................      (9,000)     30,000      (2,300)
  Payments on convertible debentures........................................      (1,975)
  Proceeds from redemption of certificate of deposit........................       6,000
  Payment of semi-annual cash dividend......................................      (1,805)     (1,714)     (1,621)
  Proceeds from exercise of common stock options............................         251         285         483
  Repurchase of common stock for treasury...................................                    (100)
                                                                              ----------  ----------  ----------
      Net cash provided by (used in) financing activities...................      (6,529)     28,471      (3,438)
                                                                              ----------  ----------  ----------
  Net change in cash and cash equivalents...................................         175       1,167      (3,037)
  Cash and cash equivalents at beginning of period..........................       2,075       1,021       4,058
                                                                              ----------  ----------  ----------
  Cash and cash equivalents at end of period................................  $    2,250  $    2,188  $    1,021
                                                                              ----------  ----------  ----------
                                                                              ----------  ----------  ----------

   The accompanying notes are an integral part of the consolidated financial statements.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. NATURE OF BUSINESS

    Quixote Corporation and its subsidiaries operate as a diversified technology company which develops, manufactures and markets specialized products through two industry segments. One segment is involved in the development, manufacture and marketing of energy-absorbing highway crash cushions and related highway safety products for the protection of motorists and highway workers in principal markets which include both domestic and international governmental units. The other segment manufactures music compact discs and CD-ROM discs for the domestic entertainment, data storage, multimedia and education markets.

2. ACCOUNTING POLICIES

    The principal accounting policies of the Company are as follows:

CONSOLIDATION

    The consolidated financial statements include the accounts of Quixote Corporation and its wholly-owned subsidiaries.

CASH AND CASH EQUIVALENTS

    Cash in excess of operating requirements may be invested in income-producing investments generally having initial maturities of three months or less. These investments are stated at cost, which approximates market value. The Company considers these short-term instruments to be cash equivalents.

    Cash and cash equivalents in the consolidated statement of cash flows for 1995 includes cash related to discontinued operations.

INVENTORIES

    Inventories are valued at the lower of cost (first-in, first-out method) or market.

PROPERTY, PLANT AND EQUIPMENT

    The Company capitalizes expenditures for major renewals and betterments and charges current operations with the cost of maintenance and repairs. Provisions for depreciation and amortization have been computed on the straight-line method based on the expected useful lives of the assets as indicated below:

        Buildings and improvements                        20 to 40 years

        Machinery and equipment                            3 to 12 years

        Furniture and fixtures                             3 to 10 years

        Leasehold improvements                             5 to 10 years

    Prior to 1996, machinery and equipment were depreciated over expected useful lives of 3 to 10 years. The cost and accumulated depreciation and amortization relating to assets retired or otherwise disposed of are eliminated from the respective accounts at the time of retirement or other disposition and any resulting gain or loss is credited or charged to earnings.

GOODWILL AND PATENTS

    Goodwill and patents are amortized on a straight-line basis over lives of 7 to 17 years. The Company assesses at each balance sheet date whether there has been a permanent impairment in the value of these assets. Such assessment includes consideration of possible obsolescence, demand, new technology, competition, and other pertinent economic factors and trends that may have an impact on the value or remaining lives of these assets.

INCOME TAXES

    The Company recognizes deferred tax liabilities and assets for the expected future tax consequences of events that have been included in the financial statements or tax returns. Under this method, deferred tax liabilities and assets are determined based on the difference between the financial statement and tax bases of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse. In addition, the amount of any future tax benefits are reduced by a valuation allowance to the extent such benefits are not expected to be fully realized.

FINANCIAL INSTRUMENTS

    The fair value of cash and cash equivalents is assumed to approximate the carrying value of these assets due to their short maturity. The fair value of the Company's convertible debentures is estimated using available market information.

MANAGEMENT ESTIMATES

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

RECENTLY ISSUED ACCOUNTING PRONOUNCEMENTS

    Stock-Based Compensation. Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation," encourages, but does not require, companies to recognize compensation expense for grants of stock, stock options, and other equity instruments to employees based on new fair value accounting rules. Although expense recognition for employee stock-based compensation is not mandatory, the pronouncement requires companies that choose not to adopt the new fair value accounting, to disclose the pro-forma net income and earnings per share under the new method. This new accounting principle is effective for the Company's fiscal year ending June 30, 1997. The Company believes that adoption will not have a material impact on its financial position or results of operations.

RECLASSIFICATIONS

    Certain amounts for the years ended June 30, 1995 and 1994 were reclassified to conform to the current year presentation.

3. ACQUISITIONS, DISPOSITIONS AND DISCONTINUED OPERATIONS

    In December 1993 the Company acquired the stock of Safe-Hit Corporation, a manufacturer of flexible guide post systems and portable sign systems for highway and parking lot applications. The operating results of Safe-Hit Corporation have been included in the Company's consolidated results of operations since the date of acquisition.

    In April 1995 the Company acquired a 40% common stock interest in Quantic Industries, Inc. for $6.7 million including expenses. The investment in Quantic, a manufacturer of electronic and pyrotechnic devices, was accounted for under the equity method of accounting. The cost in excess of the Company's pro rata share of the net assets of Quantic (approximately $4 million) is included in other assets in 1995. In May 1996, the Company agreed to sell its 40% interest to the majority shareholders in Quantic for $8,050,000 cash. A gain of $1,287,000 was realized on the sale and is included in other income for 1996.

    In January 1996 Energy Absorption sold to Barrier Systems, Inc. certain patents related to its movable traffic barrier system. The sale price of $1,960,000 resulted in a gain of $347,000 which is included in other income for 1996.

    During 1996 the Company discontinued the operations of its legal technologies businesses, which had been involved in the development, manufacture and sale of products and systems for the legal community. Under multiple arrangements the Company sold certain assets and liabilities for an aggregate sales price of $5,981,000. Assets and liabilities retained by the Company at June 30, 1996 include accounts receivable, accounts payable, certain repetitive stress injury litigation as well as liabilities under certain lease obligations. These remaining assets and liabilities are valued based upon management's estimates, utilizing current available information as of the balance sheet date. It is reasonably possible, however, that these estimates could change in the near term.

    The results of operations of the legal technologies segment and the loss on its disposition are presented as discontinued operations in the accompanying consolidated statements of operations. The income tax benefits for the results of discontinued operations for the years ended 1996, 1995 and 1994 are $725,000, $1,652,000 and $1,479,000 respectively. The loss on disposal of $10,913,000 is net of income tax benefits of $7,275,000. Net sales for the discontinued businesses were $27,510,000 (1996), $51,593,000 (1995) and $50,320,000 (1994).

    The accompanying consolidated balance sheets and consolidated statements of operations have been restated in order to present the legal technologies segment as a discontinued operation for accounting purposes.

4. INVENTORIES

    Inventories consist of the following at June 30:

DOLLAR AMOUNTS IN THOUSANDS                                              1996       1995
                                                                       ---------  ---------
Finished goods.......................................................  $     944  $   1,172
Work in process......................................................      1,052      1,034
Raw materials........................................................      3,957      5,195
                                                                       ---------  ---------
                                                                       $   5,953  $   7,401
                                                                       ---------  ---------
                                                                       ---------  ---------

5. LONG-TERM DEBT

    Long-term debt consists of the following at June 30:

DOLLAR AMOUNTS IN THOUSANDS                                              1996       1995
                                                                       ---------  ---------
Revolving credit note due October 31, 1998, interest at variable rates...............................................................  $  40,000  $  49,000
8% Convertible subordinated debentures due 2011, interest due semi-annually, principal payable in annual sinking fund installments
 of $1,000...........................................................     18,000     19,975
                                                                       ---------  ---------
Total long-term debt.................................................     58,000     68,975
Less current portion.................................................                  (975)
                                                                       ---------  ---------
Long-term debt, net..................................................  $  58,000  $  68,000
                                                                       ---------  ---------
                                                                       ---------  ---------

    The Company has a three-year unsecured revolving credit agreement with three banks. The agreement provides a $65 million credit facility and contains both fixed and floating interest rate options, at the prime rate or lower, and contains affirmative and negative covenants including requirements that the Company maintain certain financial ratios and be profitable from continuing operations each year. The agreement may be extended one additional year on each anniversary date upon mutual consent of the Company and the banks. At any time during the three years, the Company may elect to convert the loan to a four year term with equal quarterly principal payments due throughout the term to amortize the loan in full.

    In August 1995, the Company obtained a $10 million short-term loan with the bank group which was replaced with an increase in its revolving credit facility. In the third quarter of 1996, the Company violated certain covenants of its revolving credit facility including the earnings and leverage covenants. The Company received a waiver for these covenant violations and, in addition, reached an agreement with the banks to amend certain future covenants and to cap the credit facility at $65 million, formerly $70 million.

    The 8% debentures are convertible by the holders at any time prior to maturity into shares of common stock of the Company at a conversion price of $19.00 per share. They are redeemable at the option of the Company at par plus accrued interest and are subordinate to all senior indebtedness of the Company and all obligations under various leases. Unamortized costs incurred in issuing the 8% convertible subordinated debentures were $464,000 and $552,000 at June 30, 1996 and 1995, respectively, and are included in other assets. These costs are being amortized over the term of the agreement. During 1996 the Company satisfied its sinking fund requirements for both 1996 and 1997 through the purchase of its bonds on the open market. The gain of $257,000 is included in other income in 1996. The fair value of the 8% convertible debentures outstanding at June 30, 1996 is estimated to be $15,840,000.

    The aggregate amount of maturities of long-term debt for the four years subsequent to 1997 assuming renewal of the revolving credit note is as follows:
$1,000,000 in 1998, $1,000,000 in 1999, $1,000,000 in 2000 and $1,000,000 in
2001.

6. STOCK OPTIONS AND STOCK TRANSACTIONS

    The Company has stock option plans for directors and employees, providing for grants of options as may be determined by the Audit/Compensation Committee of the Board of Directors. Options under the Long-Term Stock Ownership Incentive Plan and the Director Stock Option Plan are to be granted at no less than 100% of the current market price at the date of the grant. No charges are made to earnings in connection with the options. Information for the year ended June 30, 1996 with respect to options under the Company's plan is as follows:

                                                           NUMBER OF      OPTION PRICE PER
                                                         COMMON SHARES          SHARE
                                                        ---------------  -------------------
Shares under option
July 1, 1995..........................................        947,142    $    4.25 to $21.00
Granted...............................................        201,000          6.88 to 12.38
Exercised.............................................        (55,333)         4.25 to  6.88
Cancelled or expired..................................       (194,860)         4.25 to 12.88
                                                        ---------------
June 30, 1996.........................................        897,949          4.25 to 21.00
                                                        ---------------
                                                        ---------------

    Options outstanding at June 30, 1996 are exercisable for common shares as follows: 758,948 in 1997, 72,000 in 1998 and 67,001 in 1999. As of June 30,
1996, the Company has 2,104,494 common shares reserved for various conversion privileges and options.

7. SHAREHOLDER RIGHTS PLAN

    The Company has a Shareholder Rights Plan (the Plan) which was established to deter coercive takeover tactics and to prevent an acquirer from gaining control of the Company without offering a fair price to all of the Company's stockholders. The Plan calls for stockholders of record on July 25, 1988 to receive a dividend distribution of one right for each outstanding share of the Company's common stock. Each share issued after that date is also granted a right. Each right entitles the holder, upon the occurrence of certain events, to purchase a unit consisting of one one-thousandth of a share of Series A Junior Participating Preferred Stock, no par value, for $25 per unit. In addition, if an acquiring person becomes the beneficial owner of more than 20 percent of the Company's outstanding common stock, each right will entitle the holder (other than such acquiring person) to receive, upon exercise, common stock of the Company having a value equal to two times the exercise price of the right or $50.

    If the Company is acquired in a merger or other business combination in which the Company would not be the surviving corporation or 50% or more of the Company's assets or earning power is sold, each holder shall have the right to receive, upon exercise, common stock of the acquiring corporation having a value equal to two times the exercise price of the right or $50. The Company may redeem the rights in whole, for $.01 per right, under certain circumstances.

8. STOCK RETIREMENT PLAN

    The Company's Long-Term Stock Ownership Incentive Plan contains a provision for a retirement stock award program for certain key executives of the Company. The award consists of shares of the Company's common stock and cash ending with the fiscal year in which the executive attains his or her 62nd birthday. In order to receive each year's stock award, the executive must remain employed with the Company through the end of the fiscal year, unless excused by reason of death or other involuntary termination. Participants are also required to retain the shares awarded for as long as they are employed by the Company or until age
65. The size of each participant's annual award is determined under accepted actuarial principles to provide a retirement income based upon a percentage of the executive's projected compensation and length of service at retirement, but only if the Company's stock price appreciates at a sustained target rate. The Plan resulted in a charge to earnings of $463,000 (1996), $766,000 (1995) and $1,239,000 (1994).

9. INCOME TAXES

    The income tax provision (benefit) from continuing operations is comprised of the following for the three years ended June 30:

DOLLAR AMOUNTS IN THOUSANDS                                   1996       1995       1994
                                                            ---------  ---------  ---------
Current:
Federal...................................................  $   3,050  $   5,154  $   5,072
State.....................................................        850        708      1,681
                                                            ---------  ---------  ---------
                                                                3,900      5,862      6,753
                                                            ---------  ---------  ---------
Deferred:
Federal...................................................     (2,302)      (763)       714
State.....................................................       (668)      (222)       207
                                                            ---------  ---------  ---------
                                                               (2,970)      (985)       921
                                                            ---------  ---------  ---------
Provision for income taxes................................  $     930  $   4,877  $   7,674
                                                            ---------  ---------  ---------
                                                            ---------  ---------  ---------

    The components of the net deferred tax asset (liability) are as follows at June 30:

DOLLAR AMOUNTS IN THOUSANDS                                              1996       1995
                                                                       ---------  ---------
Deferred tax assets:
Accounts receivable allowance........................................  $     296  $     293
Inventory valuation..................................................        769        754
Compensated absences and medical claims..............................        591        596
Tax over book basis in affiliates....................................      1,509      1,496
Capital loss carryforwards...........................................        967      1,589
Other liabilities and reserves.......................................      2,272      1,422
Net operating loss carryforwards.....................................      2,951      3,238
Provision for discontinued operations................................      2,742      1,887
Valuation allowance..................................................     (4,356)    (5,321)
Other................................................................         38         30
                                                                       ---------  ---------
    Total assets.....................................................      7,779      5,984
                                                                       ---------  ---------
Deferred tax liabilities:
Book over tax basis of capital assets................................      4,323      6,353
                                                                       ---------  ---------
    Total liabilities................................................      4,323      6,353
                                                                       ---------  ---------
    Net deferred tax asset (liability)...............................  $   3,456  $    (369)
                                                                       ---------  ---------
                                                                       ---------  ---------

    The valuation allowance relates principally to potential benefits from deferred tax assets that the Company estimates may not be realizable, including portions of tax over book basis in affiliates, capital loss carryforwards, net operating loss carryforwards, and tax credit carryforwards. The decrease in the valuation allowance is due to the expiration of unutilized net operating loss carryforwards and to the utilization of capital loss carryforwards which previously were not expected to be realized. At June 30, 1996, certain subsidiaries of the Company have approximately $7,400,000 of net operating loss carryforwards for tax purposes which arose in periods prior to acquisition by the Company. These carryforwards expire in years from 1997 through 2005. In addition, the Company has approximately $2,400,000 in capital loss carryforwards, substantially all of which will expire in 1997 and 1998.

    The net deferred tax asset (liability) is presented on the balance sheet as follows at June 30:

DOLLAR AMOUNTS IN THOUSANDS                                              1996       1995
                                                                       ---------  ---------
Current deferred tax asset                                             $   2,643  $   1,582
Noncurrent deferred tax liability....................................     (1,929)    (3,838)
                                                                       ---------  ---------
Net deferred tax asset (liability) of continuing operations..........        714     (2,256)
Current deferred tax asset of discontinued operations................      2,742      1,887
                                                                       ---------  ---------
Total net deferred tax asset (liability).............................  $   3,456  $    (369)
                                                                       ---------  ---------
                                                                       ---------  ---------

    The current deferred tax asset of discontinued operations is netted against the net liabilities of discontinued operations in the liability section of the balance sheet.

    The income tax (benefit) provision differed from the taxes calculated at the statutory federal tax rate as follows for the three years ended June 30:

DOLLAR AMOUNTS IN THOUSANDS                                    1996       1995       1994
                                                             ---------  ---------  ---------
Taxes at statutory rate....................................  $   1,191  $   6,099  $   8,441
State income taxes.........................................        120        321      1,246
Gain on equity investment..................................                             (207)
Utilization of capital loss carryforwards..................       (561)
Other, including adjustment of estimates...................        180     (1,543)    (1,806)
                                                             ---------  ---------  ---------
Income tax (benefit) provision.............................  $     930  $   4,877  $   7,674
                                                             ---------  ---------  ---------
                                                             ---------  ---------  ---------

10. EARNINGS PER SHARE

    Primary earnings per share is computed by dividing the net earnings for each period by the weighted average number of common and common equivalent shares outstanding.

    Fully diluted earnings per share is computed based on the assumption that all of the convertible debentures are converted into common shares. Under this assumption, the weighted average number of shares is increased accordingly and net earnings is increased by the amount of interest expense and amortization of deferred debenture costs relating to the convertible debentures, less income tax benefits. Since the effect is anti-dilutive in 1996 and 1995, the amount reported is the same as primary earnings per share.

11. COMMITMENTS AND CONTINGENT LIABILITIES

    Aggregate rental expense under operating leases, principally for office and manufacturing facilities used in continuing operations was $844,000 in 1996, $764,000 in 1995 and $634,000 in 1994. These operating leases include options for renewal or purchase of the leased property. Annual minimum future rentals for lease commitments related to continuing operations range from approximately $700,000 in 1997 to $300,000 in 2001, an aggregate of $2,000,000 through 2001.

    The Company has employment agreements with certain executives, which are designed to retain the services of key employees and to provide for continuity of management in the event of an actual or threatened change in control of the Company. Upon occurrence of a triggering event after a change in control, as defined, the Company would be liable for payment of benefits under these agreements.

    In 1990, Disc Manufacturing, Inc. (DMI) and the Company filed lawsuits in the federal and state courts in Alabama against the Disctronics Group, the former owners of DMI, relating to DMI's misappropriated corporate opportunity to acquire Memory-Tech, a competing compact disc manufacturer located in Plano, Texas, and certain trademark infringement claims. In response to the two Alabama suits, the Disctronics Group filed counterclaims alleging breach of contract, economic duress, fraud, unfair competition and seizure of corporate opportunity, among others. The Disctronics Group also filed an action in Dallas, Texas which was subsequently dismissed. In 1990, the Alabama state court issued a preliminary injunction in favor of the Company and DMI, precluding the Disctronics Group from transferring any interest in Memory-Tech and other restrictions.

    In connection with this injunction, the Company and DMI were required to post a $6,000,000 certificate of deposit as injunction security. In March 1996, the Circuit Court approved DMI's substitution of a $6,000,000 surety bond backed by a $2,000,000 letter of credit to replace the certificate of deposit.

    In May 1992, the Alabama Supreme Court reversed the judge's 1990 order granting preliminary injunction. In September 1992, Quixote filed additional counts seeking to enforce a settlement agreement reached in June 1991. The court ruled against the Company and DMI on those counts, in response to the Disctronics Group's motion for summary judgment. The Company and DMI sought reconsideration of that ruling, which the court denied in May 1995. The Company also amended its complaint to add claims for unjust enrichment, fraud and tortious interference, which the defendants moved to dismiss.

    In a May 1995 order, the court dismissed many of the defendants' and the Company's claims. Subsequent to the May 1995 order, defendants filed a notice of appeal and the Company has cross-appealed. The decision of the Alabama Supreme Court is pending. Court-appointed mediation has not been successful.

    Several companies holding patents related to optical disc technology have contacted the Company to request that DMI enter into licensing arrangements with them, and two companies have filed suits against DMI for patent infringement in Delaware federal court. In one of the cases, a federal jury ruled that the plaintiff's patents were invalid. In the other case, DMI filed a lawsuit against the plaintiff for antitrust violations and DMI's lawsuit has been consolidated with the plaintiff's patent case for all purposes. Discovery is proceeding. Royalties requested by the patent holder could result in a significant cost to DMI and in reduced future margins if licensing arrangements were required under the terms proposed by the patent holder.

    In September 1990, DMI was sued by a start-up business that claimed DMI failed to produce certain videodiscs on schedule, thereby injuring its business. After a trial, on August 25, 1992, the jury awarded the plaintiff $975,000 in damages. In October 1992, the court granted DMI's motion for a new trial which was subsequently affirmed by the appellate court. No trial date has been set.

    Stenograph Corporation, a discontinued operation, and a number of manufacturers of keyboards and related equipment have been sued by individuals for repetitive stress injuries. The 29 cases against Stenograph, and in some cases the Company, request damages ranging from $500,000 to $1,000,000, and in most cases, punitive damages, with some plaintiffs claiming an amount of $10,000,000. All cases have been referred to the Company's insurance carriers and the Company believes that any liability (excluding punitive damages) will be covered under its insurance policies. The Company does not believe there are grounds for the imposition of punitive damages and intends to vigorously defend all claims.

    The Company is involved in these and other legal actions common to its businesses. The Company believes it has defenses for all such claims and is vigorously defending the actions. In the opinion of management, based on the advice of legal counsel, liabilities, if any, arising from these legal actions should not have a material effect on the Company's results of operations or financial condition.

12. SUPPLEMENTAL CASH FLOW STATEMENT DISCLOSURES

    Cash paid for interest was $6,105,000 (1996), $4,015,000 (1995) and
$3,360,000 (1994). Cash paid for income taxes was $1,495,000 (1996), $4,116,000
(1995) and $7,878,000 (1994).

    Purchases of property, plant and equipment of $9,225,000 which are included in accounts payable at June 30, 1995 were paid during 1996.

13. INDUSTRY SEGMENT INFORMATION

    The Company's operations are comprised of two industry segments: the manufacture and sale of energy absorbing highway safety devices and the manufacture and sale of compact discs.

    Earnings from continuing operations before income taxes are net sales less operating expenses. Interest income on corporate investments, interest expense, and certain unallocated corporate expenses have not been added or deducted from earnings from continuing operations before income taxes. Identifiable assets by segment are those assets that are used in the Company's operations by each industry segment. Corporate assets are principally cash and cash equivalents, and equipment.

    Substantially all the sales of highway safety devices are to contractors providing product and services to federal, state and local governmental units. Sales of the compact disc segment to the recording industry comprised 35%
(1996), 58% (1995) and 64% (1994) of the segments sales. The Company derived approximately 8% (1996), 18% (1995) and 21% (1994) of consolidated net sales from a single customer in the compact disc segment.

DOLLAR AMOUNTS IN THOUSANDS                               1996         1995         1994
                                                       -----------  -----------  -----------
Net Sales:
Highway safety devices...............................  $    46,750  $    46,522  $    43,433
Compact discs........................................       82,409       87,296       83,185
                                                       -----------  -----------  -----------
  Total..............................................  $   129,159  $   133,818  $   126,618
                                                       -----------  -----------  -----------
                                                       -----------  -----------  -----------
Earnings (Loss) from Continuing Operations Before
Income Taxes:
Highway safety devices...............................  $    11,640  $    11,797  $    11,906
Compact discs........................................       (2,529)       8,655       15,508
                                                       -----------  -----------  -----------
  Subtotal...........................................        9,111       20,452       27,414
Unallocated corporate................................                    (1,401)      (1,355)
  Interest income (expense), net.....................       (5,607)      (3,467)      (2,762)
                                                       -----------  -----------  -----------
  Total..............................................  $     3,504  $    15,584  $    23,297
                                                       -----------  -----------  -----------
                                                       -----------  -----------  -----------
Identifiable Assets at Year-End:
Highway safety devices...............................  $    28,079  $    35,809  $    26,971
Compact discs........................................       93,673       97,888       62,719
Corporate............................................        8,077       11,237        8,594
                                                       -----------  -----------  -----------
  Total..............................................  $   129,829  $   144,934  $    98,284
                                                       -----------  -----------  -----------
                                                       -----------  -----------  -----------
Depreciation and Amortization Expenses:
Highway safety devices...............................  $     1,733  $     1,676  $     1,421
Compact discs........................................       12,657        9,732        8,300
Corporate............................................           61          124          126
                                                       -----------  -----------  -----------
  Total..............................................  $    14,451  $    11,532  $     9,847
                                                       -----------  -----------  -----------
                                                       -----------  -----------  -----------
Capital Expenditures:
Highway safety devices...............................  $     3,703  $     3,107  $     1,433
Compact discs........................................       11,483       41,115        8,033
Corporate............................................            8           33            6
                                                       -----------  -----------  -----------
  Total..............................................  $    15,194  $    44,255  $     9,472
                                                       -----------  -----------  -----------
                                                       -----------  -----------  -----------

14. QUARTERLY FINANCIAL DATA (UNAUDITED)

    Summarized quarterly financial data for years 1996 and 1995 follows:

                                                                     THREE MONTHS ENDED
                                                         -------------------------------------------
                                                            9/30       12/31      3/31       6/30
                                                         ----------  ---------  ---------  ---------
DOLLAR AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA
1996
Net sales..............................................  $   37,643  $  36,067  $  26,426  $  29,023
Gross profit...........................................      11,759      9,669      6,586     10,959
Earnings (loss) from continuing operations.............       1,769        452     (1,801)     2,154
Loss from discontinued operations......................     (12,331)      (135)
                                                         ----------  ---------  ---------  ---------
Net earnings (loss)....................................  $  (10,562) $     317  $  (1,801) $   2,154
                                                         ----------  ---------  ---------  ---------
                                                         ----------  ---------  ---------  ---------
Primary earnings (loss) per share:.....................
  Continuing operations................................  $      .22  $     .06  $    (.23) $     .27
                                                         ----------  ---------  ---------  ---------
  Net earnings (loss)..................................  $    (1.32) $     .04  $    (.23) $     .27
                                                         ----------  ---------  ---------  ---------
                                                         ----------  ---------  ---------  ---------
Fully diluted earnings (loss) per share:
  Continuing operations................................  $      .22  $     .06  $    (.23) $     .26
                                                         ----------  ---------  ---------  ---------
  Net earnings (loss)..................................  $    (1.32) $     .04  $    (.23) $     .26
                                                         ----------  ---------  ---------  ---------
                                                         ----------  ---------  ---------  ---------


                                                                     THREE MONTHS ENDED
                                                         -------------------------------------------
                                                            9/30       12/31      3/31       6/30
                                                         ----------  ---------  ---------  ---------
DOLLAR AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA
1995
Net sales..............................................  $   33,768  $  34,315  $  32,393  $  33,342
Gross profit...........................................      12,508     11,721     11,190     10,728
Earnings from continuing operations....................       3,052      2,481      2,320      2,854
Loss from discontinued operations......................        (964)    (1,604)      (611)    (1,578)
                                                         ----------  ---------  ---------  ---------
Net earnings...........................................  $    2,088  $     877  $   1,709  $   1,276
                                                         ----------  ---------  ---------  ---------
                                                         ----------  ---------  ---------  ---------
Primary earnings per share:
  Continuing operations................................  $      .37  $     .31  $     .28  $     .36
                                                         ----------  ---------  ---------  ---------
  Net earnings.........................................  $      .25  $     .11  $     .21  $     .16
                                                         ----------  ---------  ---------  ---------
                                                         ----------  ---------  ---------  ---------
Fully diluted earnings per share:
  Continuing operations................................  $      .36  $     .30  $     .28  $     .34
                                                         ----------  ---------  ---------  ---------
  Net earnings.........................................  $      .25  $     .11  $     .21  $     .16
                                                         ----------  ---------  ---------  ---------
                                                         ----------  ---------  ---------  ---------

                      QUIXOTE CORPORATION AND SUBSIDIARIES

                CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS

               DOLLAR AMOUNT IN THOUSANDS, EXCEPT PER SHARE DATA
                                  (UNAUDITED)

                                                                                  FOR THE THREE MONTHS ENDED
                                                                                        SEPTEMBER 30,
                                                                                 ----------------------------
                                                                                     1996           1995
                                                                                 -------------  -------------
Net sales......................................................................  $      31,593  $      37,643
Cost of sales..................................................................         21,691         25,884
                                                                                 -------------  -------------
Gross profit...................................................................          9,902         11,759

Selling & administrative expenses..............................................          7,171          6,954
Research & development expenses................................................            444            297
                                                                                 -------------  -------------
                                                                                         7,615          7,251

Operating profit...............................................................          2,287          4,508
Other income (expenses):
  Interest income..............................................................              1             75
  Interest expense.............................................................         (1,092)        (1,557)
  Other........................................................................            (59)          (173)
                                                                                 -------------  -------------
                                                                                        (1,150)        (1,655)
                                                                                 -------------  -------------

Earnings from continuing operations before income taxes........................          1,137          2,853
Provision for income taxes.....................................................            341          1,084
                                                                                 -------------  -------------
Earnings from continuing operations............................................            796          1,769
Loss from discontinued operations..............................................                       (12,331)
                                                                                 -------------  -------------
Net earnings (loss)                                                              $         796  $     (10,562)
                                                                                 -------------  -------------
                                                                                 -------------  -------------
Per share data:
Earnings from continuing operations............................................  $         .10  $         .22
Loss from discontinued operations..............................................                         (1.54)
                                                                                 -------------  -------------
Net earnings (loss)............................................................  $         .10  $       (1.32)
                                                                                 -------------  -------------
                                                                                 -------------  -------------
Weighted average common and common equivalent shares outstanding...............      7,988,792      8,024,035
                                                                                 -------------  -------------
                                                                                 -------------  -------------

           See Notes to Consolidated Condensed Financial Statements.

                      QUIXOTE CORPORATION AND SUBSIDIARIES

                     CONSOLIDATED CONDENSED BALANCE SHEETS

                          DOLLAR AMOUNTS IN THOUSANDS

                                                                                                        JUNE 30,
                                                                                                          1996
                                                                                        SEPTEMBER 30,  -----------
                                                                                            1996
                                                                                        -------------
                                                                                         (UNAUDITED)
Assets
Current assets:
  Cash & cash equivalents.............................................................   $     1,945   $     2,250
  Accounts receivable, net of allowances for doubtful accounts of $952 at September 30
    and $740 at June 30...............................................................        24,397        22,433
  Refundable income taxes.............................................................         3,016         3,016
  Inventories:
    Raw materials.....................................................................         2,881         3,957
    Work in process...................................................................         1,708         1,052
    Finished goods....................................................................         1,088           944
                                                                                        -------------  -----------
                                                                                               5,677         5,953

  Deferred income tax assets..........................................................         2,643         2,643
  Other current assets................................................................         1,685         1,223
                                                                                        -------------  -----------
Total current assets..................................................................        39,363        37,518
                                                                                        -------------  -----------

Property, plant and equipment, at cost................................................       145,352       145,545
  Less accumulated depreciation.......................................................       (59,616)      (57,219)
                                                                                        -------------  -----------
                                                                                              85,736        88,326
                                                                                        -------------  -----------

Other assets..........................................................................         3,886         3,985
                                                                                        -------------  -----------
                                                                                         $   128,985   $   129,829
                                                                                        -------------  -----------
                                                                                        -------------  -----------
Liabilities and Shareholders' equity
Current liabilities:
  Accounts payable....................................................................   $     4,568   $     3,648
  Dividend Payable....................................................................                         946
  Accrued expenses....................................................................        14,830        13,259
  Income taxes payable................................................................           297
                                                                                        -------------  -----------
Total current liabilities.............................................................        19,695        17,853
                                                                                        -------------  -----------

Long-term debt........................................................................        54,500        58,000
Net liabilities of discontinued operations............................................         4,385         4,428
Deferred income tax liabilities.......................................................         1,929         1,929
Shareholders' equity:
  Common stock........................................................................           145           145
  Capital in excess of par value of stock.............................................        29,812        29,751
  Retained earnings...................................................................        23,992        23,196
  Treasury stock, at cost.............................................................        (5,473)       (5,473)
                                                                                        -------------  -----------
Total shareholders' equity............................................................        48,476        47,619
                                                                                        -------------  -----------
                                                                                         $   128,985   $   129,829
                                                                                        -------------  -----------
                                                                                        -------------  -----------

           See Notes to Consolidated Condensed Financial Statements.

                      QUIXOTE CORPORATION AND SUBSIDIARIES

                CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS

                          DOLLAR AMOUNTS IN THOUSANDS

                                  (UNAUDITED)

                                                                                             THREE MONTHS ENDED
                                                                                                SEPTEMBER 30,
                                                                                            ---------------------
                                                                                              1996        1995
                                                                                            ---------  ----------
Cash from operating activities:
Net earnings (loss).......................................................................  $     796  $  (10,562)
Adjustments to reconcile net earnings (loss) to net cash provided by operating activities:
  Depreciation............................................................................      3,415       3,780
  Amortization............................................................................        108         441
  Provisions for losses on accounts receivable............................................        212          67
  Changes in operating assets and liabilities:
    Increase in accounts receivable.......................................................     (2,176)     (2,697)
    Increase in inventories and other current assets......................................       (186)     (1,367)
    Increase in accounts payable and accrued expenses.....................................      2,491       5,263
    Increase (decrease) in income taxes payable...........................................        297      (1,227)
Discontinued operations -- noncash charges and working capital changes....................        (43)     13,424
                                                                                            ---------  ----------
  Net cash provided by operating activities...............................................      4,914       7,122
                                                                                            ---------  ----------
Investing activities:
  Purchase of property, plant and equipment...............................................       (825)    (17,451)
  Capitalized systems, design and software costs..........................................                   (169)
  Decrease in funds deposited with IDB trustee............................................                    541
  Other...................................................................................         (9)        (66)
                                                                                            ---------  ----------
  Net cash used in investing activities...................................................       (834)    (17,145)
Financing activities:
  Payments on revolving line of credit....................................................     (3,500)       (700)
  Borrowings under short-term note payable................................................                 10,000
  Payment of semi-annual dividend.........................................................       (946)       (861)
  Proceeds from exercise of stock options.................................................         61
                                                                                            ---------  ----------
  Net cash (used in) provided by financing activities.....................................     (4,385)      8,439
                                                                                            ---------  ----------
  Net change in cash and cash equivalents.................................................       (305)     (1,584)
Cash and cash equivalents at beginning of period..........................................      2,250       2,093
                                                                                            ---------  ----------
Cash and cash equivalents at end of period................................................  $   1,945  $      509
                                                                                            ---------  ----------
                                                                                            ---------  ----------

Note: In the current quarter the Company made cash payments of $44,000 for income taxes and paid $661,000 for interest costs. In last year's first quarter the Company had a net refund of $83,000 for income taxes and paid $809,000 for interest costs.

           See Notes to Consolidated Condensed Financial Statements.

                      QUIXOTE CORPORATION AND SUBSIDIARIES

              NOTES TO CONSOLIDATED CONDENSED FINANCIAL STATEMENTS
                                  (UNAUDITED)

    1. The interim financial statements are prepared pursuant to the requirements for reporting on Form 10-Q. The June 30, 1996 balance sheet data was derived from audited financial statements, but does not include all disclosures required by generally accepted accounting principles. The interim financial statements and notes thereto should be read in conjunction with the financial statements and notes included in the Company's latest annual report on Form 10-K. In the opinion of management, the interim financial statements reflect all adjustments of a normal recurring nature necessary for a fair presentation of the results for interim periods. The current period results of operations are not necessarily indicative of results which ultimately will be reported for the full fiscal year ending June 30, 1997.

    2. During the first quarter of fiscal 1996, the Company discontinued the operations of Legal Technologies, Inc., which had been involved in the development, manufacture and sale of products and systems for the legal community. The results of operations of the legal technologies segment and the estimated loss on its disposition are presented as discontinued operations in the accompanying consolidated condensed statements of operations. The income tax benefit for discontinued operations for the quarter ended September 30, 1995, was $7,914,000.

                    CERTAIN FEDERAL INCOME TAX CONSEQUENCES

    The Proposed Transaction will not result in federal income tax consequences to holders of the Company's Common Stock. As a result of the Proposed Transaction, the Company will recognize a taxable loss equal to the amount paid by Cinram (including liabilities of DMI assumed by Cinram) less the Company's adjusted tax basis in the assets sold in the transaction. The Company currently estimates the federal income tax loss to be between $1 million and $3 million.

    This description of certain federal income tax consequences of the Proposed Transaction is based on the assumption that the Proposed Transaction is consummated as contemplated. The conclusions are based on the Internal Revenue Code of 1986, as amended, applicable Treasury Regulations thereunder, and administrative rulings and judicial authority as of the date hereof, all of which are subject to change. Any such change could affect the continuing validity of these conclusions. This description does not discuss all aspects of income taxation that may be relevant, and it does not discuss any aspect of state, local, foreign or other tax laws, or any federal tax other than federal income tax. No ruling is being sought from the Internal Revenue Service as to the anticipated federal income tax consequences of the Proposed Transaction.

                            ASSET PURCHASE AGREEMENT

    The following summary of the material terms of the Asset Purchase Agreement is not intended to be a complete description of the terms and conditions thereof, and is qualified in its entirety by the reference to the full text of the Asset Purchase Agreement, which is incorporated herein by reference, and a copy of which is attached hereto as Annex A. Capitalized terms not otherwise defined in this Proxy Statement shall have the meaning set forth in the Asset Purchase Agreement.

PURCHASED ASSETS

    Pursuant to the Asset Purchase Agreement, the Company and DMI will transfer to Cinram substantially all of the operating assets of DMI, except its Huntsville manufacturing facility and approximately 160 acres of land (the "Huntsville Real Estate").

    "Purchased Assets" includes all of the assets reflected on the Certified Valuation Date Statement other than assets disposed in the ordinary course after September 30, 1996 as at Closing; all cash and cash equivalents; notes and accounts receivable; raw materials; inventory; the Anaheim, California manufacturing facilities (one of which is currently vacant) and adjacent real property; Governmental Permits; real estate leases and leasehold improvements; machinery; equipment; vehicles; furniture and fixtures; personal property leases; Copyrights; Patents; Trademarks; Software; Trade Secrets; certain contracts, agreements and understandings with respect to the Business (the "Assumed Contracts"); books and records; the Company's and DMI's interests in Prospectus Plus, Inc., Emerald Multimedia, Inc., DMI do Brasil LTD, and Myriad Entertainment, Inc. (together, "the Subsidiaries"); and the names "Disc Manufacturing, Inc." and "DMI".

ASSUMED LIABILITIES

    Pursuant to the Asset Purchase Agreement, Cinram will assume certain obligations relating to the Business including: accounts payable and other current liabilities of the Business on the Closing Date arising in the ordinary course of business; all liabilities of the Business under the Assumed Contracts after the Closing Date; all liabilities with respect to certain Taxes; and all liabilities and Taxes reflected on the Certified Valuation Date Statement unless otherwise constituting an Excluded Liability.

EXCLUDED ASSETS

    The following assets which are used in or related to the Business will be retained by the Company and DMI: The Huntsville Real Estate; certain contracts between DMI and third parties; certain litigation; and certain of the Company's and DMI's rights to assets related to employee benefit plans, ERISA benefit plans and non-ERISA commitments. SEE "Asset Purchase Agreement -- Huntsville Real Estate Sublease".

EXCLUDED LIABILITIES

    The Company and DMI will retain the following liabilities: certain Taxes of the Company and DMI; intercompany payables and other liabilities or obligations of the Business to the Company or its Affiliates; all costs and expenses incurred by the Company and DMI incident to the Asset Purchase Agreement, and all obligations thereunder; all liabilities and obligations with respect to the Excluded Assets; all accrued liabilities required to be reflected on the Certified Valuation Date Statement which were not so reflected; environmental liabilities and obligations related to the occupancy, ownership, use and control of real estate; all long-term liabilities and obligations of the Company, DMI and the Business; all liabilities relating to claims, litigation and proceedings based upon events, conditions or circumstances occurring or existing prior to September 30, 1996, including but not limited to the litigation described at "Asset Purchase Agreement -- Retained Litigation," below; and product liability claims and recalls with respect to disc transactions prior to September 30, 1996.

RETAINED LITIGATION

    Pursuant to the Asset Purchase Agreement, the Company and DMI retain all of the obligations and liabilities, as well as any rights and benefits, of any litigation involving DMI and the Business and arising prior to September 30, 1996. In addition to employment-based claims and customer-related actions which arise in the ordinary course of business, the Retained Litigation includes contested matters which are based on three different circumstances involving the Company's reacquisition of DMI in 1990 from Disctronics Limited and affiliates, and DMI's refusal to enter license arrangements with Thomson S.A. and DiscoVision Associates. The pending lawsuits involved in these disputes are summarized below.

    DISC MANUFACTURING, INC. ET AL. V. MASSEY ET AL., CV-90-H-01029-NE (U.S. District Court for the Northern District of Alabama). On May 21, 1990, the Company and DMI filed this lawsuit against Disctronics Limited, Disctronics (US) Inc., Disctronics, Inc., Moray Investments Limited ("Moray"), Memory-Tech, Inc. ("Memory-Tech") and individuals Peter Massey, Kevin Donovan, David Mackie, and Douglas Adams. This lawsuit alleges that the individual defendants (each a DMI director until April 30, 1990) had in concert with Disctronics Limited and its affiliated companies, misappropriated DMI's corporate opportunity to acquire Memory-Tech, a competing compact disc manufacturer located in Plano, Texas. Rather than present this opportunity to DMI, the Disctronics Group and the individual directors caused Disctronics Limited to acquire Memory-Tech on March 2, 1990. In this lawsuit, the Company and DMI sought a constructive trust over Memory-Tech in favor of DMI, and unspecified damages. The lawsuit also alleges that the defendants had violated DMI's federal trademark rights in the name "Disctronics". The complaint seeks both money damages and equitable relief.

    On June 11, 1990, the Court declined to exercise pendant jurisdiction over the corporate opportunity and other state law claims and, consequently, dismissed the claims against the individual defendants because of lack of federal jurisdiction. Currently, the Company and DMI's federal trademark claims are their only claims pending in the federal district court action.

    On December 31, 1991, the remaining corporate defendants filed affirmative defenses to DMI's claims and certain of the defendants filed a counterclaim alleging breach of contract, economic duress, tortious interference with contract and business relations, unjust enrichment, fraud, unfair competition and seizure of corporate opportunity among other claims. On January 17, 1992, the Company and DMI filed an answer and affirmative defenses to the counterclaim and also moved to dismiss the counterclaim and affirmative defenses, which motion was denied on February 10, 1992. On September 25, 1992, the Court dismissed the defendants' state law counterclaims, in order to allow those claims to be resolved in the parallel state court action. Accordingly, only the parties' federal trademark claims remain, and those claims were stayed, pending resolution of the state court action described below.

    DISC MANUFACTURING, INC. ET AL V. MASSEY ET AL., CV90-1214L (Madison County Circuit Court, Alabama). On June 13, 1990, DMI and the Company refiled their state law corporate opportunity claims, along with a claim under the Alabama trademark law, in the Circuit Court for Madison County, Alabama (Huntsville), the jurisdiction in which DMI is located. The Company and DMI asked the Court to impose a constructive trust on Memory-Tech in addition to an unspecified amount of damages. On July 30, 1990, the Court granted DMI and the Company's motion for a preliminary injunction. The defendants appealed the entry of the preliminary injunction and on May 15, 1992, the Alabama Supreme Court reversed the trial court's issuance of the injunction, remanding the case for further proceedings. On May 21, 1992, defendants filed a motion for partial summary judgment on all counts of the complaint using as its basis the Alabama Supreme Court decision addressing the preliminary injunction.

    In addition, on March 4, 1991, the corporate defendants filed a counterclaim against the Company, DMI and James H. DeVries. The counterclaim was made in twelve counts, including alleged breach of the covenants of good faith and fair dealing, economic duress, tortious interference with contract and business relations, unjust enrichment, fraud, breach of contract, account stated, claim for money had and received, unfair competition, state dilution claim, breach of fiduciary duty by Mr. DeVries and seizure of corporate opportunity by the Company, and a claim for wrongfully seeking injunctive relief. The counterclaim sought damages of $73.8 million, to invalidate the work-out agreement between Disctronics Limited and the Company, punitive damages and other relief. The Company and DMI filed motions to dismiss the counterclaim.

    On September 9, 1992, the Company and DMI filed three additional counts to specifically enforce a settlement agreement between Disctronics Limited and the Company reached in June, 1991. On June 21, 1993, the Court entered judgment against the Company and DMI on those counts in response to defendants' motion for summary judgment. In April 1993, the Company and DMI filed a first amended complaint which added claims for unjust enrichment, fraud and tortious interference, and defendants moved to dismiss the first amended complaint.

    In May 1995, the Circuit Court dismissed all of the defendants' claims except the following claims: tortious interference with contract and business relations; fraud; breach of contract regarding a $300,000 escrow; a state dilution claim; and a claim for wrongfully seeking injunctive relief. In its May 1995 Order, the Court also dismissed all of the Company's and DMI's corporate opportunity claims based on breach of fiduciary duties and the claims for unjust enrichment. The Court denied the Company's and DMI's motion for a new trial with respect to the Court's prior summary judgment on the Company's and DMI's settlement-related counts, leaving only two counts of the Company's and DMI's first amended complaint in the case: a count for tortious interference with contract and business relations and a count for fraud. Both parties appealed the Court's May 1995 ruling. In September 1996, the Alabama Supreme Court ruled on the appeal, reversing the dismissal of the Company's claims and upholding the dismissal of all but one of the defendants' claims which had been at issue. Consequently, as of January 6, 1997, the Company and DMI have pending claims for breach of fiduciary duty, tortious interference with contract and business relations, fraud, and conspiracy, and the defendants have pending claims for wrongful injunction, state dilution, "palming off", fraud, breach of contract, and alleged interference claims. Court-ordered mediation between the parties has not been successful to date.

    THOMSON S.A. V. TIME WARNER, ET AL. In February 1994, DMI, the Company, and several other unrelated companies were sued by Thomson S.A. of France in the United States District Court for the District of Delaware in an action entitled THOMSON S.A. V. TIME WARNER, INC., ET AL., No. 94-83. The complaint charged that the defendants infringed four Thomson patents by making and selling audio compact discs and sought an order prohibiting defendants from making or selling compact discs which infringe those patents. The complaint asked that any damages be trebled because it alleged the infringement was willful. At the trial in July 1996, the jury found that the Thomson patents were invalid. Thomson has moved for judgment as a matter of law or, in the alternative, for a new trial and a decision by the trial court is pending.

    DISCOVISION ASSOCIATES V. DISC MANUFACTURING, INC. In January 1995, DMI was served in an action entitled DISCOVISION ASSOCIATES V. DISC MANUFACTURING, INC., Case No. 95-21, U.S. District Court for the District of Delaware. The complaint alleges that DMI is infringing six DiscoVision patents and seeks injunctive relief and unspecified damages, including punitive damages, against DMI. In August 1995, DiscoVision was granted leave to amend its complaint to allege infringement by DMI of four additional patents. Discovery is now proceeding and trial is set to begin in September 1997.

    DISC MANUFACTURING, INC. V. PIONEER ELECTRONIC CORP. AND DISCOVISION ASSOCIATES. In January 1995, DMI filed a complaint against Pioneer Electronic Corp., Pioneer Electronics (USA) Inc., Pioneer Capital Inc., and DiscoVision Associates in the U.S. District Court for the Central District of California, Case No. 95-0306, alleging violations of the antitrust laws and acts of unfair competition based on unlawful activities and anticompetitive tactics involving patents related to optical disc technology. DMI's complaint seeks damages, including punitive damages, and injunctive relief. This case has been transferred to the District Court in Delaware and consolidated with DiscoVision Associates' case against DMI pending in that jurisdiction.

PURCHASE PRICE

    The Asset Purchase Agreement requires that Cinram pay the Company and DMI a cash purchase price at the Closing as set forth on the Certified Valuation Date Statement. The Certified Valuation Date Statement was audited by Coopers & Lybrand L.L.P., the Company's public accountants, and reviewed by Cinram and its public accounting firm. After negotiations between the parties, Cinram, the Company and DMI have agreed that the cash purchase price is approximately $78.5 million.

    In addition to requiring payment of the cash purchase price at the Closing and assumption of liabilities described above, the Asset Purchase Agreement permits the Company to retain from the Business a sum of cash equal to the interest which would have been earned on the cash purchase price for the period commencing on October 1, 1996 and ending on March 31, 1997 at a rate of 5% per annum, or approximately $2 million.

CLOSING

    The Asset Purchase Agreement provides that the Closing of the Proposed Transaction shall take place at the earlier of February 28, 1997 or such other date as may be agreed upon by Cinram and the Company, after conditions precedent to Closing have been satisfied.

HUNTSVILLE REAL ESTATE SUBLEASE

    For two years after the Closing, Cinram will sublease from DMI the building and approximately 102 acres at 4905 Moores Mill Road, Huntsville, Alabama, (the "Huntsville Facility") for nominal rent on a triple-net lease basis. The Sublease may be renewed for two, two-year terms at market rent. The Sublease may be prematurely terminated upon 90 days written notice. During the first two years of the Sublease, Cinram has the right to purchase the Huntsville Facility from DMI at a purchase price equal to the DMI book value on September 30, 1996. During any renewal term of the Sublease with respect to the Huntsville Facility, and during the initial Sublease and any renewal term with respect to 59 vacant acres of land adjacent to the Huntsville Facility, DMI will provide Cinram notice of the terms upon which DMI is willing to sell the real estate. If Cinram does not accept the offer within the 30 days, DMI may then sell the real estate within 120 days to any other party on substantially similar terms.

CONSULTING AGREEMENT

    Pursuant to the Asset Purchase Agreement, the Company will execute a consulting agreement with Cinram at Closing to provide the services of Myron R. Shain to Cinram for a period of 90 days after Closing.

OTHER ARRANGEMENTS WITH CINRAM

    Cinram executed a confidentiality agreement with the Company prior to execution of the Asset Purchase Agreement. In addition to terms and conditions relating to the confidential treatment of information about DMI and the Business, refraining from solicitation of other prospective purchasers, and restrictions on employment of DMI employees if the Proposed Transaction is not consummated which are customarily provided in such an agreement, Cinram agreed that it and its Affiliates will refrain from acquiring five percent or more of the Company's Common Stock prior to February 7, 1998. Cinram and its Affiliates also agreed to vote any shares of the Company's Common Stock in favor of a proposal recommended by the Company's Board of Directors; provided, however, Cinram is not required to vote its shares of the Company's Common Stock in favor of a proposal which either competes with the Proposed Transaction, or if consummated, would prohibit consummation of the Proposed Transaction. The confidentiality agreement terminates in its entirety upon consummation of the Proposed Transaction.

REPRESENTATIONS AND WARRANTIES

    The Asset Purchase Agreement contains various customary representations and warranties of the Company, DMI and Cinram. These include, among others, representations and warranties by the Company and DMI as to organization, corporate authority, subsidiaries, and investments, approvals, the operation of the Business, assets and obligations of the Business, indebtedness, litigation, absence of certain changes or events, Governmental Permits, Taxes, intellectual property and Software, contracts, employees and employee benefits, accounts receivables and inventory, environmental and other regulatory matters, and financial statements. Cinram's representations and warranties include those as to organization, corporate authority and financial capacity.

COVENANTS OF THE PARTIES

    From the date of the Asset Purchase Agreement through the Closing Date, without Cinram's prior written approval, the Company and DMI will, except as contemplated by the Asset Purchase Agreement: (i) operate the Business in the ordinary course and as currently conducted; (ii) maintain the organization of the Business intact and preserve and enhance the goodwill of the suppliers, employees, customers and other third parties having business relations with the Business; (iii) maintain the Purchased Assets used in connection with the Business in good repair and condition; (iv) maintain its books of account and records in the usual manner, in accordance with GAAP, subject to normal adjustments and accruals; (v) not sell, dispose of or encumber any property or assets which individually or in aggregate are material to the Business, except in each case in the ordinary course of business; and (vi) by the Closing Date, take all steps which are necessary to consummate the Proposed Transaction. The Company and DMI will notify Cinram of the general status of the condition and operations of the Business from time to time and advise Cinram promptly of any material adverse change in the condition of the

Purchased Assets or the Business, or any threatened or possible event which could be expected to have a material adverse change on the Purchased Assets or the Business.

    The Company, DMI and Cinram shall refrain from taking any action which would make any of the representations or warranties inaccurate as of the Closing Date. The Company and DMI shall act diligently to secure prior to Closing the consent, approval or waiver of various third parties to the Assumed Contracts, other contracts, and Governmental Permits, and Cinram shall reasonably cooperate with the Company and DMI to obtain such consents, approvals and waivers. Prior to Closing, the Company and DMI shall permit Cinram and its agents to conduct such investigations as Cinram may deem necessary or desirable.

    The Company will cause DMI to change its name post-Closing, and Cinram and its Affiliates will cooperate with the Company and DMI with respect to all litigation retained by the Company and DMI. Immediately after the Closing, Cinram shall offer immediate employment on an "at will" basis at salary or hourly rates, as appropriate, that are substantially comparable to those in effect at the Closing to all DMI employees, except Myron R. Shain. Cinram shall use reasonable efforts to provide employee benefits that are substantially comparable to benefits provided by the Company and DMI prior to the Closing.

COVENANT NOT TO COMPETE

    Pursuant to the Asset Purchase Agreement, neither the Company nor any of its Affiliates will for five years after Closing directly or indirectly, own, manage, control, participate in, perform services for, or otherwise carry on a business competitive with the Business anywhere in the world; nor induce any employee, agent or customer to terminate its relationship with the Business; provided, however, the Company and its Affiliates may own less than 5% of the shares of a publicly traded company that competes with the Business. The Company and DMI will not divulge or otherwise make use of Trade Secrets or other confidential information related to the Business.

EXPENSES; EXPENSE REIMBURSEMENT

    Each party is obligated to pay its own costs and expenses incident to the negotiation of the Asset Purchase Agreement and its performance thereof, except as summarized below. The parties will share the expenses related to certain accounting services performed for both parties in an equitable manner. The cost of title insurance policies shall be paid by the Company, and the cost of surveys shall be paid by Cinram. Notwithstanding any of these provisions, if the Asset Purchase Agreement is terminated by Cinram because the Company's Board of Directors failed to recommend the Proposed Transaction to the Company's stockholders or resolved not to make such a recommendation or otherwise modified the recommendation, or if the Company's stockholders fail to approve the Proposed Transaction contemplated hereby prior to April 30, 1997 and there shall have been a bona fide Takeover Proposal publicly disclosed prior to that meeting, then in addition to any other rights and claims, the Company shall pay Cinram an amount in cash equal to $4,250,000 plus Cinram's legal fees and expenses. SEE "The Asset Purchase Agreement -- No Solicitation/Other Offers".

NO SOLICITATION/OTHER OFFERS

    The Company and DMI have agreed to refrain from soliciting, initiating or encouraging any Takeover Proposal from any person or discussing information related to a Takeover Proposal. A Takeover Proposal means a proposal or offer by any person (other than by Cinram) in any tender or exchange offer for 20% or more of the equity of the Company or DMI, or any merger, consolidation or other business combination involving the Company or DMI or any of its Significant Subsidiaries, or any acquisition in any manner of 20% or more of the equity of, or 20% or more of the assets of, DMI or any Significant Subsidiary. However, the Company and

DMI may engage in discussions or negotiations with, or furnish information concerning DMI and its business to any person who makes, or indicates in writing an intention to make, a Superior Proposal if the Board of Directors of the Company concludes in good faith that the failure to take such action would violate the fiduciary obligations of the Board of Directors of the Company. A Superior Proposal means a bona fide, written and unsolicited proposal or offer made by any person or group (other than Cinram) to acquire the Company or DMI pursuant to any Takeover Proposal on terms which a majority of the members of the Board of Directors of the Company determines in good faith and in exercise of reasonable judgment (based on the advice of independent financial advisors) to be more favorable to the Company and its stockholders than the Proposed Transaction. Prior to the Closing Date, neither the Company nor DMI will terminate, amend, modify, or waive any provision of any confidentiality or standstill agreement.

CONDITIONS TO CLOSING

    The obligations of the Company, DMI and Cinram to consummate the Proposed Transaction are subject to the satisfaction or waiver of the following conditions: (i) there shall have been no material breach by the other parties in the performance of their covenants and agreements; (ii) each of the representations and warranties of the other parties is true and correct as of the Closing Date, except as permitted or otherwise contemplated by the Asset Purchase Agreement or as consented to by the other parties; (iii) the waiting period under the Hart-Scott-Rodino Act shall have expired or terminated; (iv) no action, suit or proceeding by any Governmental Body shall have been instituted or threatened to restrain, prohibit, or otherwise challenge the legality or validity of the Proposed Transaction; (v) the parties shall have received all approvals and actions of or by all Governmental Bodies which are necessary to consummate the transactions and are required to be obtained prior to Closing; and (vi) the Proposed Transaction shall have been approved by the holders of at least 60% of the Company's outstanding shares of Common Stock.

    In addition, as a condition precedent to the obligations of Cinram: (i) there shall have been no material adverse change in the Purchased Assets or the operations, liabilities, profits, prospects or condition of the Business and no material adverse federal or state legislative or regulatory change affecting the Business or its products or services, and no material damage to the Purchased Assets by fire, flood, casualty, and other damages; (ii) the consents to the transaction contemplated from third parties to all other contracts, leases, license agreements and permits specified in the Asset Purchase Agreement shall have been obtained; (iii) Cinram shall have received appropriate owners title insurance policies and surveys with respect to the real property to be acquired and to be leased by Cinram; and (iv) there shall not have been revealed any environmental conditions at any of the facilities or with respect to the Purchased Assets or any environmental non-compliance obligation or liability affecting the Purchased Assets or the Business that could have a material loss or expense or otherwise have a material adverse effect on the Purchased Assets or the Business.

TERMINATION

    The Asset Purchase Agreement may be terminated prior to Closing of the Proposed Transaction under the following circumstances: (i) by mutual consent of the parties; (ii) by Cinram, if the Company and DMI have failed to comply in any material respect with any of the covenants or agreements which failure to comply has not been cured within 30 days, or the stockholders of the Company have not approved the Proposed Transaction prior to February 28, 1997; (iii) by the Company, if Cinram shall have failed to comply in any material respect with its obligations and covenants and such failure to comply has not been cured within 30 days, or the stockholders of the Company have not approved the Proposed Transaction prior to April 30, 1997; (iv) by either the Company or Cinram, if there has been a material breach by the other party of any representation or warranty that has not been qualified as to materiality or a breach by the other party of any representation of a warranty that is qualified as to materiality which has not been cured in either case within 30 days; (v) by either Cinram or the Company, if the Closing has not been effected by the close of business on June 30, 1997, or any court or other Governmental Body having a jurisdiction over a party shall have issued an order, decree or ruling permanently enjoining, restraining or otherwise prohibiting the transaction;
(vi) by either Cinram or the Company, if the Board of Directors of the Company shall reasonably determine that a Takeover Proposal constitutes a Superior Proposal; (vii) by Cinram, if the Board of Directors of the Company shall not have recommended the Proposed Transaction to the Company's stockholders or shall have resolved not to make a recommendation, or shall have modified or rescinded its recommendation to the Company's stockholders as being advisable and fair and in the best interests of the Company and its stockholders, or shall have modified or rescinded its approval of the Proposed Transaction, or shall have resolved to do any of the foregoing; (viii) by Cinram, if the Company fails to consent to certain environmental investigations reasonably requested by Cinram; and (ix) by Cinram, if the Company or DMI breach any of their confidentiality and no solicitation covenants.

INDEMNIFICATION

    The Asset Purchase Agreement provides that the Company and DMI on one hand and Cinram on the other will indemnify the other party against, and hold the other harmless from, all losses, liabilities and expenses suffered or incurred by the other party in connection with or arising from a breach of a representation or warranty contained in the Asset Purchase Agreement. The Company and DMI are also obligated to indemnify Cinram for failure to obtain necessary consents and to perform and discharge the Excluded Liabilities. Cinram is obligated to indemnify the Company and DMI for failure to perform and discharge the Assumed Liabilities. Indemnification provided for in the Asset Purchase Agreement shall terminate three years after the Closing Date, except that there is no time limitation applicable (i) to performing and discharging the Assumed Liabilities by Cinram or the Excluded Liabilities by the Company and DMI, and (ii) to breaches of certain representations, warranties and covenants related to Taxes, Government Permits, title to property and Subsidiaries, employee benefit plans, allocation of the Purchase Price, confidential information, access to records, and payment of expenses. The Company's obligation to indemnify Cinram for a breach of its agreement not to compete shall terminate one year after the non-competition covenant expires. Except as to performance of the Excluded Liabilities and Assumed Liabilities and breaches of certain representations, warranties and covenants as to which there is no dollar limitation, no obligation for indemnification shall be made by any party until its aggregate claims exceed $1,000,000; provided, however, the $1,000,000 limitation shall not apply to any claim that exceeds $100,000. Indemnification obligations of either party shall not in the aggregate exceed 50% of the Purchase Price, excepting obligations regarding the Assumed Liabilities and the Excluded Liabilities.

PAYMENT OF TAXES

    The Company and DMI have agreed to pay all Taxes applicable to the Business, the Purchased Assets, and Assumed Liabilities for periods ending on or prior to the Closing Date; provided, however, Cinram is responsible for Taxes that (i) are not income or franchise Taxes, and (ii) are attributable to periods beginning after September 30, 1996.

                  STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

    The table below sets forth, as of January 6, 1997, information to the best of the Company's knowledge with respect to the persons who beneficially owned in excess of five percent of the Company's Common Stock; the total number of shares of the Company's Common Stock beneficially owned by each Director and named executive officer; and the total number of shares of the Company's Common Stock beneficially owned by the Directors and executive officers of the Company, as a group.

                                                        AMOUNT        APPROXIMATE PERCENTAGE OF
            NAME OF BENEFICIAL OWNER              BENEFICIALLY OWNED          CLASS(1)
------------------------------------------------  ------------------  -------------------------
Heartland Advisors, Inc.(2).....................          708,300                   8.9%
Brinson Partners, Inc. (3)......................          609,600                   7.6%
Ryback Management Corp. (4).....................          600,000                   7.5%
Wisconsin State Investment Board (5)............          506,100                   6.3%
Dimensional Fund Advisors (6)...................          479,400                   6.0%
Philip E. Rollhaus, Jr. (7)(8)..................          449,890                   5.5%
James H. DeVries (8)............................          223,073                   2.8%
William G. Fowler (9)...........................          150,033                   1.9%
David S. Ruder..................................           67,499                 *
Lawrence C. McQuade.............................           34,499                 *
Robert D. van Roijen, Jr........................           25,499                 *
Leslie J. Jezuit................................           15,333                 *
Myron R. Shain..................................           83,730                   1.0%
George D. Ebersole..............................           76,200                 *
Daniel P. Gorey.................................            8,537                 *
Directors and executive officers as a group (10         1,113,983
  persons) (8) (9)..............................                                   14.0%

------------------------

*   Less than one percent (1%).

(1) The shares reported in the above table include shares of Common Stock which can be acquired within 60 days of January 6, 1997 through the exercise of options ("Option Shares") as follows: Mr. Rollhaus - 175,559 shares; Mr. DeVries - 87,209 shares; Mr. Fowler - 64,499 shares; Mr. Ruder - 52,499 shares; Mr. McQuade - 32,499 shares; Mr. van Roijen - 17,499 shares; Mr. Jezuit - 13,333 shares; Mr. Shain - 34,265 shares; Mr. Ebersole - 18,444 shares; Mr. Gorey - 7,537 shares; and Directors and executive officers as a group - 503,510 shares. Each individual's option shares are also included in the number of shares of the Company issued and outstanding for purposes of calculating the percentage ownership of each individual in accordance with the rules and regulations of the Securities Exchange Act of 1934, as amended. These persons also have options not exercisable within 60 days of January 6, 1997 by which they can acquire the following additional shares of Common Stock: Mr. Rollhaus - 47,001 shares; Mr. DeVries - 7,001 shares; Mr. Fowler - 7,001 shares; Mr. Ruder - 7,001 shares; Mr. McQuade - 7,001 shares; Mr. van Roijen - 7,001 shares; Mr. Jezuit - 41,667 shares; Mr. Shain - 10,000 shares; Mr. Ebersole 15,000 shares; Mr. Gorey - 10,000 shares; and Directors and executive officers as a group - 158,673 shares. These shares are not included in the above table or in the percentage ownership calculations. However, upon consummation of the Proposed Transaction, these options will become immediately exercisable. SEE "Interests of Certain Persons -- Director and Officer Stock Options".

(2) Based upon information set forth in Schedule 13F filing for the period ending September 30, 1996. Shares held in Heartland Value Fund, an investment advisory account of Heartland Advisors, Inc., are included in the figures set forth for Heartland Advisors, Inc. The address of Heartland Advisors, Inc. is 790 North Milwaukee Street, Milwaukee, Wisconsin 53202.

(3) Based upon information set forth in a Schedule 13F filing for the period ending September 30, 1996. Shares owned by Brinson Trust Company, Brinson Holdings, Inc., SBC Holding (USA), Inc. and Swiss Bank Corporation are included in the figures set forth for Brinson Partners, Inc. The address for Brinson Partners, Inc. is 209 South LaSalle Street, Chicago, Illinois 60604-1295.

(4) Based upon information set forth in a Schedule 13G filing dated January 25, 1996. Shares held by Lindner Growth Fund, a registered investment company, comprise the figure set forth for Ryback Management Corporation. The address for Ryback Management Corporation is 7711 Carondelet Avenue, Box 16900, St. Louis, Missouri 63105.

(5) Based on information set forth in a Schedule 13F filing for the period ending September 30, 1996. The address for the Wisconsin State Investment Board is P.O. Box 7842, Madison, Wisconsin 53707.

(6) Based upon information set forth in a Schedule 13F filing for the period ending September 30, 1996. The address for Dimensional Fund Advisors is 1299 Ocean Avenue, Santa Monica, California 90401.

(7) Mr. Rollhaus owns $166,000 in principal amount of the Company's 8% Convertible Subordinated Debentures due April 15, 2011 (the "Debentures"). The Debentures are convertible into an aggregate of approximately 8,736 shares of the Company's Common Stock. The shares of Common Stock into which the Debentures are convertible are included in the above table and are included in the number of shares of the Company issued and outstanding for purposes of calculating percentage ownership. The Company plans to redeem all outstanding Debentures. SEE "Summary -- Redemption of Convertible Debentures".

(8) Messrs. Rollhaus and DeVries may be deemed to be the beneficial owner of 2,000 and 5,492 shares of Common Stock, respectively, owned by their family members. These shares are not included in the above table. Messrs. Rollhaus and DeVries disclaim beneficial ownership of these shares.

(9) Mr. Fowler has a beneficial interest in 890 shares of Common Stock held by his retirement plan. These shares are not included in the above table.

                          MARKET PRICES AND DIVIDENDS

    The Company's Common Stock is traded on the Nasdaq Stock Market (symbol:
QUIX). The following table sets forth, for the fiscal quarters indicated, the high and low last sales prices of the Common Stock as reported by NASDAQ.

                 FIRST
FISCAL 1997     QUARTER     SECOND QUARTER  THIRD QUARTER*
High           $        8    $     10-3/4
Low                 5-3/4           7-5/8


                 FIRST
FISCAL 1996     QUARTER     SECOND QUARTER  THIRD QUARTER   FOURTH QUARTER
High           $   13-1/4    $         12     $    8-1/2      $    8-1/2
Low                10-1/2           7-1/4              6           5-3/4

                 FIRST
FISCAL 1995     QUARTER     SECOND QUARTER  THIRD QUARTER   FOURTH QUARTER
High           $   22-1/4    $     19-1/8     $   12-1/2      $   12-3/4
Low                17-1/2        10-15/16          9-1/4           9-1/4

*January 2, 1997 to January   , 1997.

    As of January 8, 1997, there were approximately 1,854 holders of record of the Company's common stock.

    During 1996, the Company declared semi-annual cash dividends of twelve cents per share. During 1995, the Company declared semi-annual cash dividends of eleven cents per share each.

                              INDEPENDENT AUDITORS

    The Consolidated Financial Statements of the Company as of June 30, 1995 and June 30, 1996, and for each of the years in the three-year period ended June 30, 1996 included in this Proxy Statement, were audited by Coopers & Lybrand L.L.P., independent auditors. Representatives of Coopers & Lybrand L.L.P. are expected to be present at the Special Meeting, at which time they will be available to respond to appropriate questions from stockholders and will be given the opportunity to make a statement if they desire to do so.

                             AVAILABLE INFORMATION

    The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended, and in accordance therewith files reports, proxy statements, and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information filed with the Commission can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's Regional Offices at Seven World Trade Center, 13th Floor, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material also can be obtained from the Public Reference Section of the Commission, Washington, D.C. 20549 at prescribed rates. In addition, material filed by the Company can be inspected at the offices of The NASDAQ Stock Market, Reports Section, 1735 K Street, N.W., Washington, D.C. 20006.

                             STOCKHOLDER PROPOSALS

    As described in the Company's Proxy Statement relating to its 1996 annual meeting of stockholders, any proposal which a stockholder intends to present at the 1997 annual meeting of stockholders is required to be received by the Company not later than May 5, 1997, in order to be considered for inclusion in the Company's Proxy Statement and form of proxy relating to the 1997 annual meeting of stockholders. Such proposals should be in writing and sent to Mr. James H. DeVries, Executive Vice President, Quixote Corporation, One East Wacker Drive, Chicago, Illinois 60601.

                                 OTHER MATTERS

    No business other than to consider and vote upon the Proposed Transaction will be transacted at the Special Meeting, except for possible adjournments or postponements thereof. If any matters other than a vote on the Proposed Transaction should come properly before the Special Meeting, it is the intention of the persons named in the accompanying proxy to vote such proxies in accordance with their best judgment.

                                                                         ANNEX A

                            ASSET PURCHASE AGREEMENT

                          DATED AS OF DECEMBER 8, 1996

                                     AMONG

                              QUIXOTE CORPORATION

                            DISC MANUFACTURING, INC.

                                  CINRAM LTD.

                                      AND

                                  CINRAM INC.

                               TABLE OF CONTENTS

                                                                                                                             PAGE
                                                                                                                            ------
                                                            ARTICLE I
                                                           DEFINITIONS

  1.1. Definitions.........................................................................................................    A-1

                                                            ARTICLE II
                                                        PURCHASE AND SALE
  2.1. Purchased Assets....................................................................................................    A-6
  2.2. Excluded Assets.....................................................................................................    A-8
  2.3. Assumed Liabilities.................................................................................................    A-8
  2.4. Excluded Liabilities................................................................................................    A-8

                                                           ARTICLE III
                                                          PURCHASE PRICE
  3.1. Purchase Price......................................................................................................   A-10
  3.2. Allocation of Purchase Price........................................................................................   A-10
  3.3. Determination of Purchase Price.....................................................................................   A-10
  3.4. Option to Terminate.................................................................................................   A-11

                                                            ARTICLE IV
                                                             CLOSING
  4.1. Closing Date........................................................................................................   A-11
  4.2. Payment on the Closing Date.........................................................................................   A-11
  4.3. Deliveries of Parent and/or Cinram..................................................................................   A-11
  4.4. Deliveries of Quixote and/or DMI....................................................................................   A-12

                                                            ARTICLE V
                                        REPRESENTATIONS AND WARRANTIES OF QUIXOTE AND DMI
  5.1. Organization of Quixote and DMI.....................................................................................   A-14
  5.2. Subsidiaries and Investments........................................................................................   A-14
  5.3. Authority...........................................................................................................   A-14
  5.4. Financial Statements................................................................................................   A-15
  5.5. Operations Since September 30, 1996.................................................................................   A-15
  5.6. No Undisclosed Liabilities..........................................................................................   A-17
  5.7. Taxes...............................................................................................................   A-17
  5.8. Availability of Assets..............................................................................................   A-18
  5.9. Governmental Permits................................................................................................   A-18
  5.10. Owned Real Property.................................................................................................   A-19
  5.11. Real Property Leases................................................................................................   A-19
  5.12. Condemnation........................................................................................................   A-19
  5.13. Personal Property...................................................................................................   A-19
  5.14. Personal Property Leases............................................................................................   A-19
  5.15. Intellectual Property; Software.....................................................................................   A-20
  5.16. Accounts Receivable; Inventories....................................................................................   A-21
  5.17. Title to Property...................................................................................................   A-22
  5.18. Employee Benefit Plans..............................................................................................   A-22
  5.19. Requirements of Laws Relating to Employees..........................................................................   A-25
  5.20. Contracts...........................................................................................................   A-25

                                                                                                                             PAGE
                                                                                                                            ------
  5.21. Status of Contracts.................................................................................................   A-26
  5.22. No Violation, Litigation or Regulatory Action.......................................................................   A-26
  5.23. Environmental Matters...............................................................................................   A-27
  5.24. Insurance...........................................................................................................   A-28
  5.25. Customers and Suppliers.............................................................................................   A-28
  5.26. Budget..............................................................................................................   A-28
  5.27. Warranties..........................................................................................................   A-28
  5.28. No Finder...........................................................................................................   A-28
  5.29. Financial Information...............................................................................................   A-28
  5.30. Accrued Vacation and Other Remuneration.............................................................................   A-28
  5.31. Employee Claims.....................................................................................................   A-28
  5.32. Disclosure..........................................................................................................   A-29

                                                            ARTICLE VI
                                       REPRESENTATIONS AND WARRANTIES OF PARENT AND CINRAM
  6.1. Organization of Parent and Cinram...................................................................................   A-29
  6.2. Authority...........................................................................................................   A-29
  6.3. No Finder...........................................................................................................   A-30
  6.4 Financial Capacity..................................................................................................    A-30

                                                           ARTICLE VII
                                                 ACTION PRIOR TO THE CLOSING DATE
  7.1. Investigation by Parent and Cinram..................................................................................   A-30
  7.2. Preserve Accuracy of Representations and Warranties.................................................................   A-30
  7.3. Consents of Third Parties; Governmental Approvals...................................................................   A-31
  7.4. Operations Prior to the Closing Date................................................................................   A-31
  7.5. Notification by Quixote and DMI of Certain Matters..................................................................   A-33
  7.6. Antitrust Law Compliance............................................................................................   A-33
  7.7. Commitment for Title Insurance and Survey...........................................................................   A-34
  7.8. Quixote Stockholder Meeting.........................................................................................   A-34

                                                           ARTICLE VIII
                                                      ADDITIONAL AGREEMENTS
  8.1. Covenant Not to Compete or Solicit Business.........................................................................   A-34
  8.2. Production of Replacement Products..................................................................................   A-35
  8.3. Taxes...............................................................................................................   A-35
  8.4. Discharge of Liabilities............................................................................................   A-37
  8.5. Employees and Employee Benefit Plans................................................................................   A-37
  8.6. Cooperation with Quixote Regarding Certain Litigation...............................................................   A-40
  8.7. Change in Corporate Name............................................................................................   A-40
  8.8. No Solicitation.....................................................................................................   A-40
  8.9. Third Party Standstill Agreements...................................................................................   A-40

                                                            ARTICLE IX
                                     CONDITIONS PRECEDENT TO OBLIGATIONS OF PARENT AND CINRAM
  9.1. No Misrepresentation or Breach of Covenants and Warranties..........................................................   A-41
  9.2. No Changes or Destruction of Property...............................................................................   A-41
  9.3. No Restraint or Litigation..........................................................................................   A-41
  9.4. Necessary Governmental Approvals....................................................................................   A-41
  9.5. Necessary Consents..................................................................................................   A-41

                                                                                                                             PAGE
                                                                                                                            ------
  9.6. Title Insurance and Survey..........................................................................................   A-41
  9.7 Quixote Stockholder Approval........................................................................................    A-42
  9.8 Absence of Material Environmental Liabilities.......................................................................    A-42
  9.9 Bank Accounts.......................................................................................................    A-42

                                                            ARTICLE X
                                      CONDITIONS PRECEDENT TO OBLIGATIONS OF QUIXOTE AND DMI
 10.1. No Misrepresentation or Breach of Covenants and Warranties..........................................................   A-42
 10.2. No Restraint or Litigation..........................................................................................   A-42
 10.3. Necessary Governmental Approvals....................................................................................   A-42
 10.4. Quixote Stockholder Approval........................................................................................   A-42

                                                            ARTICLE XI
                                                         INDEMNIFICATION
 11.1. Indemnification by Quixote and DMI..................................................................................   A-43
 11.2. Indemnification by Cinram...........................................................................................   A-44
 11.3. Notice of Claims....................................................................................................   A-45
 11.4. Third Person Claims.................................................................................................   A-45
 11.5 Indemnification Payments on After-Tax Basis.........................................................................    A-46

                                                           ARTICLE XII
                                                           TERMINATION
 12.1. Termination.........................................................................................................   A-46
 12.2. Notice of Termination...............................................................................................   A-47
 12.3. Effect of Termination...............................................................................................   A-47

                                                           ARTICLE XIII
                                                        GENERAL PROVISIONS
 13.1. Survival of Obligations.............................................................................................   A-48
 13.2. Confidential Nature of Information..................................................................................   A-48
 13.3. No Public Announcement..............................................................................................   A-48
 13.4. Notices.............................................................................................................   A-48
 13.5. Successors and Assigns..............................................................................................   A-50
 13.6. Access to Records after Closing.....................................................................................   A-50
 13.7. Entire Agreement; Amendments........................................................................................   A-51
 13.8. Interpretation......................................................................................................   A-51
 13.9. Waivers.............................................................................................................   A-51
 13.10. Expenses; Other Rights..............................................................................................   A-51
 13.11. Partial Invalidity..................................................................................................   A-52
 13.12. Execution in Counterparts...........................................................................................   A-52
 13.13. Further Assurances..................................................................................................   A-52
 13.14. Governing Law.......................................................................................................   A-53
 13.15. Submission to Jurisdiction..........................................................................................   A-53
 13.16. Substitution of Purchaser...........................................................................................   A-53
 13.17. Guarantee of Performance............................................................................................   A-53
 13.18. Punitive Damages....................................................................................................   A-53

                               LIST OF SCHEDULES

   2.2     Excluded Assets
   2.3(b)  Assumed Contracts
   2.4(h)  Long-term Liabilities and Obligations
   3.1     Valuation Date Statement
   4.3(e)  Terms and Conditions of the Huntsville Facility Sublease
   4.3(f)  Terms and Conditions of the Consulting Agreement
   5.1     Jurisdictions in which DMI Carrying on Business
   5.2     Ownership in Subsidiaries and Other Companies
   5.3     Breaches; Assignable Contracts
   5.4     Audited Financial Statements of Quixote
   5.5(a)  Material Adverse Changes Since September 30, 1996
   5.5(b)  Exceptions to Ordinary Course Operations
   5.6     Undisclosed Liabilities
   5.7     Taxes
   5.8     Unavailable Assets; Material Services to the Business
   5.9     Governmental Permits
   5.10    Owned Real Property
   5.11    Real Property Leases
   5.13    Personal Property
   5.15    Intellectual Property and Software
   5.17    Exceptions to Marketable Title
   5.18    ERISA Benefit Plans
           (a) ERISA Benefit Plans
           (b) Non-ERISA Commitments
           (e) Administration of ERISA Benefit Plans
           (i) Employees and Commission Salespersons; Compensation
           (j) Conflicts of Interest; Illegal Payments; SEC Investigations
   5.19    Compliance with Employment Laws; Collective Bargaining Relationships
   5.20    Contracts
   5.21    Enforceability and Assignability of Sellers' Agreements
   5.22    Requirements of Laws, Court Orders and Litigation
   5.23    Exceptions to Environmental Compliance
   5.24    Insurance
   5.26    1997 Operation Plan
   5.27    Form of Warranty; Warranty Expenses
   8.5(c)  Employee Benefits
   9.5     Necessary Consents

    ASSET PURCHASE AGREEMENT dated as of December 8, 1996 among CINRAM LTD. a Canadian corporation ("Parent"), CINRAM INC., a Delaware corporation and an indirect wholly-owned subsidiary of Parent ("Cinram"), QUIXOTE CORPORATION, a Delaware corporation ("Quixote"), and DISC MANUFACTURING, INC., a Delaware corporation and a wholly-owned subsidiary of Quixote ("DMI").

    WHEREAS, Quixote is, among other things, engaged, primarily through DMI, in the business of manufacturing audio compact discs and CD-ROM discs for entertainment, data storage, multimedia and education applications (the "Business") in its facilities located in Anaheim, California and Huntsville, Alabama (the "Facilities"); and

    WHEREAS, Quixote and DMI desire to sell to Cinram, and Cinram desires to purchase from Quixote and DMI, on a going concern basis (but only to the extent hereinafter provided), all of the assets, properties and other rights used in, dedicated to or necessary for the Business (except as otherwise expressly provided herein), on the terms and subject to the conditions set forth herein.

    NOW, THEREFORE, in consideration of the premises and the covenants and other agreements set forth herein, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, each intending to be contractually bound, hereby agree as follows:

                                   ARTICLE I
                                  DEFINITIONS

    1.1. DEFINITIONS. In this Agreement, the following terms have the meanings specified in this Section 1.1, which terms shall be equally applicable to both the singular and plural forms thereof. Any agreement referred to below shall mean such agreement as amended, supplemented and modified from time to time to the extent permitted by the applicable provisions thereof and of this Agreement.

    "AFFILIATE" means, with respect to any Person, any other Person which directly or indirectly controls, is controlled by or is under common control with such Person.

    "AGREED ACCOUNTING PRINCIPLES" means United States generally accepted accounting principles consistently applied; PROVIDED, HOWEVER, that, with respect to any matter as to which there is more than one generally accepted accounting principle, Agreed Accounting Principles means the generally accepted accounting principles applied in the preparation of the 1996 audited financial statements of Quixote contained in Schedule 5.4.

    "ALLOCATION SCHEDULE" has the meaning specified in Section 3.2.

    "ASSUMED CONTRACTS" means the contracts and agreements described on Schedule 2.3(b).

    "ASSUMED LIABILITIES" has the meaning specified in Section 2.3.

    "BUSINESS" has the meaning specified in the first recital clause to this Agreement.

    "CERCLA" means the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. Sections 9601 ET SEQ., any amendments thereto, any successor statutes and any regulations promulgated thereunder.

    "CERTIFIED VALUATION DATE STATEMENT" has the meaning specified in Section 3.3(a).

    "CINRAM" has the meaning specified in the first paragraph of this Agreement.

    "CINRAM ANCILLARY AGREEMENTS" means all agreements, instruments and documents to be executed and delivered by Cinram pursuant to this Agreement.

    "CINRAM'S 401(K) PLAN" has the meaning specified in Section 8.5(c).

    "CINRAM GROUP MEMBER" means Cinram, its Affiliates and their respective successors and assigns.

    "CLAIM NOTICE" has the meaning specified in Section 11.3(a).

    "CLOSING" means the closing of the sale of the Business and the Purchased Assets to Cinram.

    "CLOSING DATE" has the meaning specified in Section 4.1.

    "CODE" means the Internal Revenue Code of 1986, as amended.

    "CONFIDENTIALITY AGREEMENT" means the Confidentiality Agreement dated August 7, 1996, as amended October 30, November 13, November 22, November 25 and December 8, 1996, between Parent and Quixote.

    "CONSULTING AGREEMENT" has the meaning specified on Schedule 4.3(f).

    "CONTAMINANT" means any waste, pollutant, hazardous or toxic substance or waste, petroleum, petroleum-based substance or waste, special waste or any constituent of any such substance or waste.

    "CONTEMPORANEOUS TAKEOVER PROPOSAL" has the meaning specified in Section 13.10(b).

    "COOPERS & LYBRAND" means Coopers & Lybrand L.L.P., independent public accountants for Quixote and DMI.

    "COPYRIGHTS" means United States and foreign copyrights, copyrightable works and maskworks, whether registered or unregistered, common law copyright rights, pending applications to register the same and renewals or reversionary interests related thereto.

    "COURT ORDER" means any judgment, order, award or decree of any federal, state, local, foreign or other court or tribunal and any award in any arbitration proceeding.

    "DMI" has the meaning specified in the first paragraph of this Agreement.

    "ENCUMBRANCE" means any lien, claim, charge, security interest, mortgage, pledge, easement, conditional sale or other title retention agreement, defect in or exception to title, covenant, condition or other restriction of any kind.

    "ENVIRONMENTAL ENCUMBRANCE" means an Encumbrance in favor of any Governmental Body for (i) any liability under any Environmental Law or (ii) any damages arising from, or any costs incurred by such Governmental Body in response to, a Release or threatened Release of a Contaminant into the environment.

    "ENVIRONMENTAL LAW" means all Requirements of Laws derived from or relating to any federal, state, local or foreign law or regulation relating to or addressing the environment, health or safety, including, but not limited to, CERCLA, OSHA and RCRA, any state equivalent thereof or any common law obligation predicated on a Release of a Containment.

    "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

    "ERISA AFFILIATE" means: (i) any corporation which on, or at any time during the six-year period ending on, the Closing Date is or was a member of the same controlled group of corporations (within the meaning of Section 414(b) of the Code) as Quixote or DMI; (ii) any partnership, trade or business (whether or not incorporated) which on, or at any time during the six-year period ending on, the Closing Date is or was under common control (within meaning of Section 414(c) of the Code) with Quixote or DMI; and (iii) any entity which on, or at any time during the six-year period ending on, the Closing Date is or was a member of the same affiliated service group (within the meaning of Section 414(m) of the Code) as Quixote, DMI, any corporation described in clause (i) of this definition or any partnership, trade or business described in clause (ii) of this definition.

    "ERISA BENEFIT PLANS" has the meaning specified in Section 5.18(a).

    "EXCLUDED ASSETS" has the meaning specified in Section 2.2.

    "EXCLUDED TAXES" has the meaning specified in Section 8.3(a).

    "EXPENSES" means any and all expenses incurred in connection with investigating, defending or asserting any claim, action, suit or proceeding incident to any matter indemnified against hereunder (including, without limitation, court filing fees, court costs, arbitration fees or costs, witness fees and reasonable fees and disbursements of legal counsel, investigators, expert witnesses, consultants, accountants and other professionals).

    "FACILITIES" has the meaning specified in the first recital clause to this Agreement.

    "GOVERNMENTAL BODY" means any government or political subdivision, whether federal, state, local or foreign, or any agency, authority or instrumentality of any such government or political subdivision.

    "GOVERNMENTAL PERMITS" has the meaning specified in Section 5.9.

    "HSR ACT" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

    "HUNTSVILLE FACILITY SUBLEASE" has the meaning specified in Section 4.3(e).

    "HUNTSVILLE OWNED REAL PROPERTY" means the Owned Real Property described under the subparagraph b. caption "Huntsville" on Schedule 5.10.

    "INDEMNIFIED PARTY" has the meaning specified in Section 11.3(a).

    "INDEMNITOR" has the meaning specified in Section 11.3(a).

    "INTELLECTUAL PROPERTY" means Copyrights, Patent Rights, Trademarks and Trade Secrets.

    "IRS" means the Internal Revenue Service.

    "KPMG" means KPMG Peat Marwick Thorne, independent accountants for Parent and Cinram.

    "LATER TAKEOVER PROPOSAL" has the meaning specified in Section 13.10(d).

    "LOSSES" means any and all losses, costs, obligations, liabilities, settlement payments, awards, judgments, fines, penalties, damages, expenses, deficiencies or other charges incurred in connection with any claim, action, suit or proceeding indemnified against hereunder.

    "NON-ERISA COMMITMENTS" has the meaning specified in Section 5.18(b).

    "OSHA" means the Occupational Safety and Health Act, 29 U.S.C. Sections 651 ET SEQ., any amendments thereto, any successor statutes and any regulations promulgated thereunder.

    "OWNED REAL PROPERTY" has the meaning specified in Section 5.10.

    "OWNED SOFTWARE" has the meaning specified in Section 5.15(g).

    "PARENT" has the meaning specified in the first paragraph of this Agreement.

    "PATENT RIGHTS" means United States and foreign patents, patent applications, continuations, continuations-in-part, divisions, reissues, patent disclosures, expired patents, inventions (whether or not patentable) and improvements thereto.

    "PENSION PLANS" has the meaning specified in Section 5.18(a).

    "PERMISSIBLE PAYMENTS" means cash payments by DMI to Quixote during the period commencing October 1, 1996 and ending at the close of business on the day preceding the Closing Date in respect of such period, but only if made in the ordinary course of business consistent with past practice, for the following purposes: (i) employee and DMI matching contributions to

Quixote's 401(k) Plan on behalf of DMI employees, which are to be remitted promptly by Quixote to the Trustee for such Plan; (ii) royalty payments due to U.S. Phillips Corporation by DMI, which are to be remitted promptly by Quixote to such corporation; (iii) Taxes, including payroll withholding taxes, owed by DMI to Governmental Bodies in connection with DMI's employees, which are to be remitted promptly by Quixote to the appropriate Governmental Bodies; (iv) amounts for the legal defense reserve account maintained on Quixote's books, but not to exceed a royalty of $.03 per unit (which may be payable to S. A. Thomson) and a royalty of $.013 per unit (which may be payable to Discovision Associates); (v) reimbursement of base compensation, benefits and expenses paid by Quixote to Myron R. Shain; (vi) sums due as the allocated cost of property and health insurance for the benefit of DMI, which sums are to be remitted promptly to the appropriate insurance carriers by Quixote on behalf of DMI; and
(vii) reimbursement of amounts paid by Quixote to Paul Ray Bernstrom pursuant to Search No. 6-05-078.

    "PERMITTED ENCUMBRANCES" means: (i) liens for taxes and other governmental charges and assessments which are not yet due and payable; (ii) liens of landlords and liens of carriers, warehousemen, mechanics and materialmen and other like liens arising in the ordinary course of business for sums not yet due and payable; and (iii) other liens or imperfections of title which are not material in amount and do not materially detract from the value of or materially impair the existing use of the property affected by such lien or imperfection; PROVIDED, HOWEVER, that this term shall not include any Encumbrance (iv) arising under ERISA or the Code or otherwise in connection with, or in any way related to, any "employee benefit plan," as defined in Section 3(3) of ERISA, or any plan, policy, trust, understanding, arrangement or agreement of any kind described in clause (A) or (B) of the first sentence of Section 5.18(b) (irrespective of the second sentence thereof) or (v) relating to any security interest in any Intellectual Property.

    "PERSON" means any individual, corporation, partnership, joint venture, limited liability company, association, joint-stock company, trust, unincorporated organization, Governmental Body or other entity.

    "PURCHASE PRICE" has the meaning specified in Section 3.1.

    "PURCHASED ASSETS" has the meaning specified in Section 2.1.

    "QUIXOTE" has the meaning specified in the first paragraph of this Agreement.

    "QUIXOTE'S 401(K) PLAN" has the meaning specified in Section 8.5(d).

    "QUIXOTE STOCKHOLDER MEETING" has the meaning specified in Section 7.8.

    "RCRA" means the Resource Conservation and Recovery Act, 42 U.S.C. SectionSection 6901 ET SEQ., any amendments thereto, any successor statutes and any regulations promulgated thereunder.

    "RELEASE" means release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching or migration of a Contaminant into the indoor or outdoor environment or into or out of the Facilities, including the movement of Contaminants through or in the air, soil, surface water, groundwater or Sellers' Property.

    "REMEDIAL ACTION" means actions required to (i) clean up, remove, treat or in any other way address Contaminants in the indoor or outdoor environment; (ii) prevent the Release or threatened Release or minimize the further Release of Contaminants; or (iii) investigate and determine if a remedial response is needed and to design such a response and post-remedial investigation, monitoring, operation, maintenance and care.

    "REQUIREMENTS OF LAWS" means all federal, state, local or foreign laws, statutes, regulations, rules, codes or ordinances enacted, adopted, issued or promulgated by any Governmental Body (including, without limitation, any thereof pertaining to electrical, building, zoning, environmental and occupational safety and health requirements) and all requirements of common law.

    "SELF INSURED PLANS" has the meaning specified in Section 5.18(e).

    "SELLERS' AGREEMENTS" has the meaning specified in Section 5.21.

    "SELLERS' ANCILLARY AGREEMENTS" means all agreements, instruments and documents to be executed and delivered by DMI or Quixote, as the case may be, pursuant to this Agreement.

    "SELLERS' GROUP MEMBER" means Quixote and DMI, their Affiliates and their respective successors and assigns.

    "SELLERS' PROPERTY" means any real or personal property, plant, building, facility, structure, underground storage tank, equipment or unit, or any other asset owned, leased or operated by DMI, or Quixote with respect to the Business, and used in, dedicated to or necessary for the Business.

    "SIGNIFICANT SUBSIDIARY" has the meaning specified in Section 8.8.

    "SOFTWARE" means computer software programs and software systems, including, without limitation, all databases, compilations, tool sets, compilers, higher level or "proprietary" languages and related documentation and materials, whether in source code, object code or human readable form.

    "STRADDLE PERIOD" means any taxable year or period beginning before and ending after the Closing Date.

    "SUBSIDIARIES" has the meaning specified in Section 5.2(b).

    "SUBSIDIARY ERISA AFFILIATE" means: (i) any corporation which on, or at any time during the six-year period ending on, the Closing Date is or was a member of the same controlled group of corporations (within the meaning of Section 414(b) of the Code) as any Subsidiary; (ii) any partnership, trade or business (whether or not incorporated) which on, or at any time during the six-year period ending on, the Closing Date is or was under common control (within meaning of Section 414(c) of the Code) with any Subsidiary; and (iii) any entity which on, or at any time during the six-year period ending on, the Closing Date is or was a member of the same affiliated service group (within the meaning of Section 414(m) of the Code) as any Subsidiary, any corporation described in clause (i) of this definition or any partnership, trade or business described in clause (ii) of this definition.

    "SUPERIOR PROPOSAL" has the meaning specified in Section 8.8.

    "TAKEOVER PROPOSAL" has the meaning specified in Section 8.8.

    "TAX" (and, with correlative meaning, "TAXES" and "TAXABLE") means: (i) any federal, state, local or foreign net income, gross income, gross receipts, windfall profit, severance, property, production, sales, use, privilege, license, excise, franchise, employment, payroll, withholding, alternative or add-on minimum, ad valorem, value added, transfer, stamp or environmental tax, or any other tax, custom, duty, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest or penalty, addition to tax or additional amount imposed by any Governmental Body; and (ii) any liability for the payment of amounts with respect to payments of a type described in clause (i) of this definition as a result of being a member of an affiliated, consolidated, combined or unitary group, or as a result of any obligation under any Tax sharing arrangement or Tax indemnity agreement.

    "TAX RETURN" means any return, report or similar statement required to be filed with respect to any Taxes (together with any attached schedules), including, without limitation, any information return, claim for refund, amended return and declaration of estimated Tax.

    "TRADEMARKS" means United States, state and foreign trademarks, service marks, logos, trade dress, trade names and Internet addresses or "URL's," whether registered or unregistered, common law trademark rights and pending applications to register any of the foregoing.

    "TRADE SECRETS" means confidential ideas and information, trade secrets, know-how, concepts, methods, processes, formulae, reports, data, customer lists, mailing lists, business plans or other proprietary information or materials.

    "TRANSFERRED EMPLOYEE" has the meaning specified in Section 8.5(a).

    "VALUATION DATE STATEMENT" means Schedule 3.1, which is intended to set forth the net assets of the Business as at September 30, 1996, and which, as set forth in Section 3.3(a), is to be audited as at such date by Coopers & Lybrand. As specified in Section 3.3(a), in connection with such audit, Coopers & Lybrand shall determine that Schedule 3.1 properly reflects the net book value of the assets of DMI as set forth on the audited balance sheet of DMI as at September 30, 1996 in accordance with Agreed Accounting Principles, adjusted for the following:

     (i) the exclusion of the Excluded Assets to the extent these assets would otherwise be included in the net book value of DMI;

    (ii) the inclusion of the book value of Quixote's investment in Prospectus Plus, Inc. (25,000 shares of Series A Preferred Stock, with an option to purchase 31,250 additional shares), Myriad Entertainment, Inc. (1,000 shares) and Emerald Multimedia, Inc. (250,000 shares of Series A Preferred Stock)

    (iii) the exclusion of:

        (A) all intercompany loans and payables;

        (B) all long-term indebtedness (including the option/obligation to repurchase the Agency Parcel under the Disposition and Development Agreement dated August 30, 1994 among DMI, the Anaheim Redevelopment Agency and the City of Anaheim, but excluding the Rand McNally Media Services, Inc. advance);

        (C) any assets or liabilities related to Taxes (including income, franchise, sales and current and deferred Taxes), other than those liabilities in respect of Taxes specifically reserved for in
            Schedule 3.1;

        (D) royalty payments and reserves for the legal defense reserve account; and

        (E) accrued legal expenses, roof repairs related to the Huntsville Owned Real Property and additional Huntsville IDB option).

    "WARN" means the Worker Adjustment and Retraining Notification Act, 29 U.S.C. SectionSection 2101 ET SEQ.

    "WELFARE PLANS" has the meaning specified in Section 5.18(a).

                                   ARTICLE II
                               PURCHASE AND SALE

    2.1. PURCHASED ASSETS. On the Closing Date, Quixote and DMI shall deliver to Cinram one or more bills of sale and instruments of assignment and one or more grant deeds to effectuate the sale, assignment, transfer and conveyance of the Business and the Purchased Assets. Subject to Section 2.2 and upon the terms and subject to the conditions of this Agreement, at the Closing, DMI and Quixote shall sell, transfer, assign, convey and deliver to Cinram, and Cinram shall purchase, on a going concern basis (but only to the extent herein provided), free and clear of all Encumbrances (other than Permitted Encumbrances), the Business and all assets and properties of DMI, and Quixote with respect to the Business, of every kind and description, wherever located, real, personal or mixed, tangible or intangible, used in, dedicated to or necessary for the Business, as the same shall exist on the Closing Date (herein collectively referred to as the "Purchased Assets"), including, without limitation, all right, title and interest of DMI and Quixote in, to and under the following:

         (a) all of the assets reflected on the Certified Valuation Date Statement, other than any assets disposed of or otherwise converted into cash after September 30, 1996 in the ordinary course of business and in compliance with this Agreement;

         (b) all cash and cash equivalents, including deposits and prepaid expenses (other than Excluded Assets);

         (c) except as provided in Section 2.2, all notes and accounts receivable generated by the Business;

         (d) all raw materials, supplies, work-in-process and other materials included in the inventory of the Business;

         (e) the Governmental Permits;

         (f) the Owned Real Property (other than the Huntsville Owned Real Property) listed on Schedule 5.10;

         (g) the real estate leases and leasehold improvements listed or described on Schedule 5.11;

         (h) the machinery, equipment, vehicles, furniture and other personal property listed or described on Schedule 5.13;

         (i) the personal property leases listed on Schedule 5.14;

         (j) the Copyrights, Patent Rights and Trademarks (and all goodwill associated therewith), and the agreements, contracts, licenses, sublicenses, assignments and indemnities, listed on Schedule 5.15 (except as otherwise noted thereon);

         (k) the Software listed on Schedule 5.15 (except as otherwise noted thereon);

         (l) the contracts, agreements or understandings listed or described on
    Schedule 2.3(b)(except as otherwise noted thereon);

        (m) all Trade Secrets and other proprietary or confidential information used in, dedicated to or necessary for the Business;

         (n) except with respect to the litigation specifically so indicated on
    Schedule 5.22, all rights, claims or causes of action against third Persons relating to the assets and properties described in this Section 2.1 or the Business arising out of transactions occurring prior to the Closing Date;

         (o) all books and records (including all data and other information stored on discs, tapes or other media) relating to the assets and properties described in this Section 2.1 or the Business;

         (p) Quixote's and DMI's interest in and to all telephone, telex and telephone facsimile numbers and other directory listings utilized primarily in connection with the Business; and

         (q) except as otherwise expressly provided in this Section 2.1: (i) all of Quixote's and DMI's other rights, titles and interests in and to the Business, including, without limitation, any of their business activities relating to the manufacture, sale and distribution of multimedia and/or optical discs; (ii) all of Quixote's and DMI's right, title and interest in and to Prospectus Plus, Inc., Emerald Multimedia, Inc., DMI do Brazil Ltd. and Myriad Entertainment, Inc.; and (iii) all of Quixote's and DMI's right, title and interest in and to the names "Disc Manufacturing, Inc." and "DMI."

    Quixote has advised Parent that, in furtherance of its publicly announced plan to establish a laser video division, Quixote and DMI will be transferring, prior to the Closing, certain of the assets (but none of the liabilities) described above located in Anaheim, California to a wholly-owned subsidiary solely in exchange for shares of capital stock of such subsidiary (and for no other consideration). In lieu of transferring such assets as above provided, Quixote and DMI shall transfer to Cinram good and valid title to all of the issued and outstanding shares of capital stock of such subsidiary, free and clear of all Encumbrances or other claims, together with the unconditional representation and warranty of Quixote and DMI that such subsidiary has no liabilities, whether absolute, contingent, accrued or otherwise. Such shares of capital stock shall constitute "Purchased Assets."

    2.2. EXCLUDED ASSETS. Notwithstanding the provisions of Section 2.1, the Purchased Assets shall not include, and there shall not be sold, transferred, assigned, conveyed or delivered to Cinram: (i) the assets listed on Schedule 2.2; (ii) except as expressly provided in Section 8.5(d), Quixote's and DMI's rights to any assets set aside in trust with respect to any ERISA Benefit Plan and identified as such on Schedule 2.2; and (iii) Quixote's and DMI's rights with respect to any ERISA Benefit Plan and Non-ERISA Commitment, other than any Non-ERISA Commitment which constitutes an Assumed Contract (hereinafter referred to as the "Excluded Assets").

    2.3. ASSUMED LIABILITIES. On the Closing Date, Cinram shall deliver to Quixote and DMI an instrument of assumption, pursuant to which Cinram shall assume and agree to discharge the following obligations and liabilities of the Business in accordance with the respective terms thereof, subject, in each case, to all of the respective conditions thereof:

         (a) accounts payable and other current liabilities of the Business on the Closing Date arising and continuing in the ordinary course of business;

         (b) all liabilities and obligations of the Business under the Assumed Contracts after the Closing Date;

         (c) all liabilities in respect of Taxes for which Cinram shall become liable pursuant to Section 8.3; and

         (d) unless constituting an Excluded Liability, all liabilities and obligations of whatever kind or description of the type required to be reflected on the Certified Valuation Date Statement based upon events, conditions or circumstances related to, associated with or arising out of the conduct of the Business and occurring after September 30, 1996, but only if such liability or obligation (i) shall have been incurred in the ordinary course of business consistent with past practice and in compliance with this Agreement or (ii) shall not be material in amount; PROVIDED, HOWEVER, that nothing in this Section 2.3(d) shall be deemed to modify or limit (iii) any representation or warranty contained in Article V or any covenant or obligation of Quixote or DMI contained in this Agreement or any Sellers' Ancillary Agreement or (iv) the obligation of Quixote and DMI to indemnify each Cinram Group Member as provided in Article XI.

    The foregoing liabilities and obligations to be assumed by Cinram (excluding all Excluded Liabilities) are referred to herein as the "Assumed Liabilities."

    2.4. EXCLUDED LIABILITIES. Neither Parent nor Cinram shall assume or be obligated to pay, perform or otherwise discharge any liability or obligation of DMI, Quixote or the Business, direct or indirect, known or unknown, absolute or contingent, not expressly assumed by Cinram pursuant to the instrument of assumption delivered pursuant to Section 2.3 (all such unassumed liabilities and obligations being herein referred to as the "Excluded Liabilities"). Anything in
Section 2.3 to the contrary notwithstanding, each of the following shall constitute Excluded Liabilities for all purposes of this Agreement:

         (a) all liabilities in respect of Taxes for which Quixote and DMI are liable pursuant to Section 8.3;

         (b) except as set forth on the Certified Valuation Date Statement, all intercompany payables and other liabilities or obligations of the Business to Quixote or any of its Affiliates;

         (c) except as otherwise expressly provided in this Agreement, all costs and expenses incurred by Quixote and DMI incident to their negotiation and preparation of this Agreement and their performance of and compliance with the terms, conditions and agreements contained herein;

         (d) all liabilities and obligations in respect of the Excluded Assets (other than ordinary and necessary expenses related to the Business which are incurred after the date hereof and prior to the Closing Date in conformity with this Agreement and which become payable after the Closing
    Date);

         (e) all accrued liabilities of whatever kind or description required to be reflected on the Certified Valuation Date Statement in accordance with Agreed Accounting Principles which were not reflected thereon as a dollar amount;

         (f) all liabilities and obligations related to, associated with or arising out of (i) the occupancy, operation, use or control of the Owned Real Property or any of the Facilities on or prior to the Closing Date or
    (ii) the operation of the Business on or prior to the Closing Date, in each case incurred or imposed by any Environmental Law (including, without limitation, any Release of any Contaminant on, at or from (A) the Owned Real Property or the Facilities, including, without limitation, all facilities, improvements, structures and equipment thereon, surface water thereon or adjacent thereto and soil or groundwater thereunder, or any conditions whatsoever on, under or in the vicinity of such real property, or (B) any real property or facility owned by a third Person to which Contaminants generated by the Business were sent prior to the Closing Date;

         (g) except as otherwise expressly provided in this Agreement, any liability or obligation of Quixote or DMI based upon or arising under this Agreement;

         (h) except as set forth on Schedule 2.4(h), all long-term liabilities and obligations of DMI, Quixote and the Business;

         (i) except as otherwise indicated on Schedule 5.22, all liabilities in respect of claims, litigation and proceedings (i) based upon events, conditions or circumstances occurring or existing on or prior to September 30, 1996 or (ii) described on Schedule 5.22, including, without limitation, the legal proceedings related to the following cases: QUIXOTE CORPORATION V. LASERVIDEO ACQUISITION CORPORATION; THOMSON S. A. V. TIME WARNER, ET AL.; DISC MANUFACTURING, INC. V. PIONEER AND DISCOVISION; AND DISCOVISION ASSOCIATES V. DISC MANUFACTURING, INC.;

         (j) any product liability or claims for injury to person or property, regardless of when made or asserted, relating to products manufactured, distributed or sold by the Business or services performed by the Business on or prior to September 30, 1996;

         (k) any recalls on or after September 30, 1996 mandated by any Governmental Body of the products manufactured, distributed or sold by the Business on or prior to September 30, 1996;

         (l) any obligation to provide parts and service on, or to repair or replace, any disc products manufactured, distributed or sold by the Business on or prior to September 30, 1996, except to the extent of the reserves provided therefor on the Certified Valuation Date Statement; and

        (m) anything in the preceding clauses of this Section 2.4 to the contrary notwithstanding, all liabilities and obligations in connection with, or in any way related to, the current or former officers, directors, employees and consultants of Quixote, DMI or their Affiliates or the Business arising in connection with, or in any way related to, their employment or termination of employment at any time, including, but not limited to, all liabilities and obligations (including Taxes) arising under, or otherwise in connection with or in any way related to, any "employee benefit plan," as defined in Section 3(3) of ERISA, or any plan, policy, trust, understanding, arrangement or agreement of any kind described in clause (A) or (B) of the first sentence of Section 5.18(b) (irrespective of the second sentence thereof); PROVIDED, HOWEVER, that any liability or obligation to make any vacation or sick pay payments after the Closing to the Transferred Employees pursuant to any vacation or sick pay plan disclosed pursuant to Section 5.18, and any liability to make payments after the Closing of wages, salary or commissions to the Transferred Employees at the rates indicated on Schedule 5.18(i), shall not constitute an Excluded Liability to the extent such payments are not made prior to the Closing and are either reserved for on the Certified Valuation Date Statement or properly accrue after September 30, 1996 and prior to the Closing Date, and shall not be paid prior to the Closing.

    Any of the foregoing Excluded Liabilities which are nonetheless reserved for on the Certified Valuation Date Statement (except as described in clause (m) of the preceding sentence) shall not constitute Excluded Liabilities to the extent of such reserve.

                                  ARTICLE III
                                 PURCHASE PRICE

    3.1. PURCHASE PRICE. The price (the "Purchase Price") for the Business and the Purchased Assets shall be as set forth on the Certified Valuation Date Statement, as adjusted pursuant to Section 3.3.

    3.2. ALLOCATION OF PURCHASE PRICE. At least 15 days prior to the Closing Date, Cinram and Quixote shall mutually agree on a schedule (the "Allocation Schedule") allocating the Purchase Price (including, for the purposes of this
Section 3.2, any other consideration paid to Quixote or DMI, including the Assumed Liabilities) among the Purchased Assets. The Allocation Schedule shall be prepared in accordance with Section 1060 and, if applicable, Section 338 of the Code and the regulations promulgated thereunder. Cinram and Quixote shall each execute the Allocation Schedule. Cinram, Quixote and DMI each agree to file Internal Revenue Service Form 8594, and all federal, state, local and foreign Tax Returns, in accordance with the Allocation Schedule. Cinram, Quixote and DMI each agree to provide the others promptly with any other information required to complete Form 8594.

    3.3. DETERMINATION OF PURCHASE PRICE. (a) As promptly as practicable (but not later than December 15, 1996), Quixote shall deliver to Parent the Valuation Date Statement, as audited and certified in accordance with Agreed Accounting Principles by Coopers & Lybrand (the "Certified Valuation Date Statement").

    (b) Promptly following receipt of the Certified Valuation Date Statement, Parent and KPMG may review the same and, within three business days after the date of such receipt, Parent or KPMG may request such documents and information as they may reasonably require to complete their review of the Certified Valuation Date Statement. Within five business days after the receipt of such documents and information, Parent or KPMG may deliver to Quixote a certificate setting forth its objections to the Certified Valuation Date Statement, together with a summary of the reasons therefor and the calculations which, in its opinion, are necessary to eliminate such objections. In the event Parent or KPMG does not so object within such five business day period, the Certified Valuation Date Statement shall be final and binding for all purposes of this Agreement.

     (c) In the event Parent or KPMG shall so object within such five business day period, Parent and Quixote shall use their reasonable best efforts to resolve by written agreement any objections to the Certified Valuation Date Statement; and in the event that Parent and Quixote shall so resolve any such objections, the Certified Valuation Date Statement, as adjusted by such written agreement, shall be final and binding as the Certified Valuation Date Statement for all purposes of this Agreement.

    (d) In the event any objections raised by Parent or KPMG shall not be resolved within the 10-day period next following such five business day period, then Parent and Quixote shall submit the objections that are then unresolved to the Chicago Office of Arthur Andersen LLP, and such firm shall be directed by Parent and Quixote to resolve the unresolved objections (based solely on the presentations by Parent, KPMG, Quixote and Coopers & Lybrand as to whether any disputed matter had been determined in a manner consistent with Agreed Accounting Principles and Schedule 3.1) as promptly as possible and to deliver written notice to each of Parent and Quixote setting forth its resolution of the disputed matters. The Certified Valuation Date Statement, after giving effect to the resolution of disputed matters by Parent and Quixote and by Arthur Andersen LLP, shall be final and binding as the Certified Valuation Date Statement for all purposes of this Agreement.

    (e) The parties hereto shall make available to Cinram, KPMG, Quixote and Coopers & Lybrand and, if applicable, Arthur Andersen LLP such books, records and other information (including work papers) as any of the foregoing may reasonably request to prepare or review the Certified Valuation Date Statement or any matters submitted to Arthur Andersen LLP. The fees and expenses of Arthur Andersen LLP hereunder shall be paid 50% by Cinram and 50% by Quixote.

    3.4. OPTION TO TERMINATE. If the Purchase Price (as determined in accordance with this Article III) shall differ from $79,670,996 by more than $3,000,000, Parent (if the Purchase Price shall exceed $82,670,996) or Quixote (if the Purchase Price shall be less than $76,670,996) shall have the option to terminate this Agreement in the manner and with the effect provided in Article XII.

                                   ARTICLE IV
                                    CLOSING

    4.1. CLOSING DATE. The closing of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Sidley & Austin, One First National Plaza, Chicago, Illinois at 10:00 a.m., local time on (i) February 28, 1997 or (ii) such other date as may be agreed upon by Parent and Quixote after the conditions set forth in Articles IX and X have been satisfied. The time and date on which the Closing is actually held are sometimes referred to herein as the "Closing Date."

    4.2. PAYMENT ON THE CLOSING DATE. Subject to the fulfillment or waiver of the conditions set forth in Article IX, at the Closing Cinram shall pay DMI an amount equal to the Purchase Price by wire transfer of immediately available funds payable in United States dollars to the account in the United States specified by Quixote in writing to Parent at least two business days prior to the Closing Date.

    4.3. DELIVERIES OF PARENT AND/OR CINRAM. Subject to the fulfillment or waiver of the conditions set forth in Article IX, at the Closing Parent and Cinram shall deliver to Quixote the following:

         (a) a copy of the Articles of Incorporation of Parent, certified as of a recent date by the Department of Consumer and Corporate Affairs of Canada, and a copy of the Certificate of Incorporation of Cinram, certified as of a recent date by the Secretary of State of the State of Delaware;

         (b) a Certificate of Compliance of Parent and a Certificate of Good Standing (long form) of Cinram issued as of a recent date by the Department of Consumer and Corporate Affairs of Canada and the Secretary of State of the State of Delaware, respectively;

         (c) a Certificate, dated the Closing Date, of the Secretary or an Assistant Secretary of Parent and Cinram, respectively, in form and substance reasonably acceptable to Quixote, as to: (i) no amendments to the Articles of Incorporation of Parent or the Certificate of Incorporation of Cinram, as the case may be, since the date of the above certification; (ii) the By-laws of Parent or Cinram, as the case may be; (iii) the resolutions of the Board of Directors of Parent or Cinram, as the case may be, authorizing the execution and performance of this Agreement and the consummation of the transactions contemplated hereby; and (iv) the incumbency and signatures of the officers of Parent or Cinram, as the case may be, executing this Agreement or any Cinram Ancillary Agreement;

         (d) an instrument of assumption, in form and substance reasonably acceptable to Quixote, duly executed by Cinram assuming the Assumed Liabilities;

         (e) a sublease, in recordable form, between Cinram and DMI covering the Huntsville Owned Real Property and containing the terms and conditions set forth on Schedule 4.3(e), including a right of first offer granted by DMI to Cinram, covering the Huntsville Owned Real Property (the "Huntsville Facility Sublease") duly executed by Cinram;

         (f) a consulting agreement between Cinram and Quixote with respect to Myron R. Shain containing the terms and conditions set forth on Schedule 4.3(f) (the "Consulting Agreement") duly executed by Cinram;

         (g) an Opinion, dated the Closing Date, of Sidley & Austin, United States counsel to Parent and Cinram, in form and substance reasonably acceptable to Quixote;

         (h) an Opinion, dated the Closing Date, of Fogler, Rubinoff, Canadian counsel to Parent and Cinram, in form and substance reasonably acceptable to Quixote;

         (i) the Certificate, dated the Closing Date, required by Section 10.1 duly executed by the President or any Vice President of Parent and Cinram, respectively; and

         (j) any other document that Quixote may reasonably request to consummate the transactions contemplated by this Agreement.

    4.4. DELIVERIES OF QUIXOTE AND/OR DMI. Subject to the fulfillment or waiver of the conditions set forth in Article X, at the Closing Quixote and DMI shall deliver to Cinram the following:

         (a) a copy of the Certificate of Incorporation of Quixote and DMI, respectively, certified as of a recent date by the Secretary of State of the State of Delaware;

         (b) a Certificate of Good Standing (long form) of DMI issued as of a recent date by the Secretary of State of the States of Delaware, California and Alabama and a Certificate of Good Standing (long form) of Quixote issued as of a recent date by the Secretary of State of the State of Delaware;

         (c) a Certificate, dated the Closing Date, of the Secretary or an Assistant Secretary of Quixote and DMI, respectively, in form and substance reasonably acceptable to Cinram, as to: (i) no amendments to the Certificate of Incorporation of Quixote or DMI, as the case may be, since the date of the above certification; (ii) the By-laws of Quixote or DMI, as the case may be; (iii) the resolutions of the Board of Directors of Quixote or DMI, as the case may be, and of the stockholders of Quixote authorizing the execution and performance of this Agreement and the consummation of the transactions contemplated hereby; and (iv) the incumbency and signatures of the officers of Quixote or DMI, as the case may be, executing this Agreement or any Sellers' Ancillary Agreement;

         (d) a grant deed, in recordable form, subject only to Permitted Encumbrances, with respect to each parcel of Owned Real Property (other than the Huntsville Owned Real Property) duly executed by DMI and in form and substance reasonably acceptable to Cinram;

         (e) an assignment, which, if the lease was recordable, shall be in recordable form (except as indicated on Schedule 5.11), with respect to each lease of real estate described on such Schedule duly executed by DMI and in form and substance reasonably acceptable to Cinram;

         (f) such other bills of sale, assignments, deeds and other instruments of transfer or conveyance duly executed by Quixote or DMI, as appropriate, as Cinram may reasonably request or as may be otherwise necessary to evidence and effect the sale, assignment, transfer, conveyance and delivery of the Purchased Assets and the Business to Cinram;

         (g) the Huntsville Facility Sublease duly executed by DMI;

         (h) the Consulting Agreement duly executed by Quixote;

         (i) Certificates of Title or Origin (or similar documents) with respect to any vehicles or other equipment included in the Purchased Assets for which such a document is required in order to transfer title;

         (j) all consents, waivers or approvals required to be obtained by Quixote and/or DMI with respect to the sale, assignment, transfer and conveyance of the Purchased Assets and the Business or the consummation of the transactions contemplated by this Agreement;

         (k) stock certificates or other appropriate evidence representing in the aggregate all of the outstanding equity interests of Quixote and DMI in the Subsidiaries and, if applicable, the subsidiary described in the last paragraph of Section 2.1, together with, in each case, duly executed and witnessed stock powers (in blank) attached thereto;

         (l) an Opinion, dated the Closing Date, of McBride, Baker & Coles, counsel to Quixote and DMI, in form and substance reasonably acceptable to Parent;

        (m) the Certificates, dated the Closing Date, required by Sections 9.1 and 9.2 duly executed by the President or any Vice President of Quixote and DMI, respectively;

         (n) evidence of compliance with Section 9.9 reasonably satisfactory to Cinram; and

         (o) any other document that Parent may reasonably request to consummate the transactions contemplated by this Agreement.

    In addition to the above deliveries, Quixote and DMI shall take all steps and actions as Cinram may reasonably request or as may otherwise be necessary to put Cinram in actual possession or control of the Purchased Assets.

                                   ARTICLE V
               REPRESENTATIONS AND WARRANTIES OF QUIXOTE AND DMI

    As an inducement to Parent and Cinram to enter into this Agreement and to consummate the transactions contemplated hereby, Quixote and DMI represent and warrant, jointly and severally, to Parent and Cinram and agree as follows:

    5.1. ORGANIZATION OF QUIXOTE AND DMI. Quixote is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware; and DMI is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. DMI is duly qualified to transact business as a foreign corporation and is in good standing in each of the jurisdictions listed on Schedule 5.1, which are the only jurisdictions in which the ownership or leasing of the Purchased Assets or the conduct of the Business requires such qualification. No other jurisdiction has demanded, requested or otherwise indicated that DMI is required to so qualify on account of the ownership or leasing of the Purchased Assets or the conduct of the Business. DMI has full power and authority to own or lease and to operate and use the Purchased Assets and to carry on the Business as now conducted.

    True and complete copies of the Certificate of Incorporation, as amended to date, and of the By-laws, as amended to date, of Quixote and DMI have been delivered to Parent.

    5.2. SUBSIDIARIES AND INVESTMENTS. (a) Except as set forth on Schedule 5.2, neither Quixote nor DMI, directly or indirectly: (i) owns, of record or beneficially, any outstanding voting securities or other equity interests in any corporation, partnership, joint venture or other Person which constitutes or relates to any part of the Business or (ii) controls any corporation, partnership, joint venture or other Person which is involved in or relates to the Business.

    (b) Schedule 5.2 sets forth the authorized capital stock of Prospectus Plus, Inc., Emerald Multimedia, Inc., DMI do Brasil Ltd. and Myriad Entertainment, Inc. (the "Subsidiaries") and indicates the number of issued and outstanding shares of capital stock, the number of issued shares of capital stock held as treasury shares and the number of shares of capital stock reserved for any purpose of each Subsidiary. Except as set forth on Schedule 5.2 and except for this Agreement, there are no agreements, arrangements, options, warrants, calls, rights or commitments of any character relating to the issuance, sale, purchase or redemption of any shares of capital stock of any of the Subsidiaries. All of the outstanding shares of capital stock of each of the Subsidiaries are validly issued, fully paid and nonassessable. All of the outstanding shares of capital stock of each of the Subsidiaries are owned by Quixote or DMI, of record and beneficially, free from all Encumbrances.

    5.3. AUTHORITY. The Board of Directors of Quixote has declared as advisable and fair to and in the best interests of the stockholders of Quixote the transactions contemplated by this Agreement and has approved this Agreement. The Board of Directors of DMI has approved this Agreement. Quixote has full power and authority to enter into, execute and deliver this Agreement and the Sellers' Ancillary Agreements to which it will be a party and (subject to approval by at least 60% of the votes entitled to be cast at the Quixote Stockholder Meeting by the holders of the outstanding shares of Quixote capital stock) to consummate the transactions contemplated hereby. DMI has full power and authority to enter into, execute and deliver this Agreement and the Sellers' Ancillary Agreements to which it will be a party and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the Sellers' Ancillary Agreements by Quixote and DMI and the consummation by Quixote and DMI of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Quixote and DMI, subject to approval by at least 60% of the votes entitled to be cast at the Quixote Stockholder Meeting as aforesaid. This Agreement has been, and each of the Sellers' Ancillary Agreements to be delivered by Quixote and DMI at the Closing will be, duly executed and delivered by Quixote and/or DMI, as the case may be, and (assuming the due authorization, execution and delivery of this Agreement by Parent and Cinram and of the Cinram Ancillary Agreements by Cinram and the validity and binding effect hereof and thereof on Parent and/or Cinram, as the case may be) is, or upon execution and delivery by Quixote and/or DMI, as the case may be, will be, the valid and binding obligation of Quixote and/or DMI, as the case may be, enforceable against Quixote and/or DMI, as the case may be, in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar laws affecting the enforcement of creditors' rights and remedies generally or general principles of equity (regardless of whether considered and applied in a proceeding at law or in equity).

    Except as set forth on Schedule 5.3, neither the execution and delivery of this Agreement or any of the Sellers' Ancillary Agreements or the consummation of any of the transactions contemplated hereby or thereby, nor compliance with or fulfillment of the terms, conditions and provisions hereof or thereof, will:

         (i) result in a breach of the terms, conditions or provisions of, or constitute a default, an event of default or an event creating rights of acceleration, termination or cancellation or a loss of rights under, or result in the creation or imposition of any Encumbrance upon any of the Purchased Assets or the Business under: (A) the charter, by-laws or similar organizational documents of Quixote, DMI or any of their Affiliates; (B) any note, instrument, agreement, mortgage, lease, license, franchise, permit or other authorization, right, restriction or obligation to which Quixote, DMI or any of their Affiliates is a party or any of the Purchased Assets or the Business is subject or by which Quixote, DMI or any of their Affiliates is bound; (C) any Court Order to which Quixote, DMI or any of their Affiliates is a party or any of the Purchased Assets or the Business is subject or by which Quixote, DMI or any of their Affiliates is bound; or (D) any Requirements of Laws affecting Quixote, DMI or any of their Affiliates or the Purchased Assets or the Business; or

         (ii) require the approval, consent, authorization or act of, or the making by Quixote, DMI or any of their Affiliates of any declaration, filing or registration with, any Person, except as provided under the HSR Act.

    5.4. FINANCIAL STATEMENTS. (a) Schedule 5.4 contains the audited consolidated balance sheet and the related audited consolidated statements of operations, stockholders' equity and cash flows of Quixote as at and for the fiscal years ended June 30, 1996, 1995 and 1994.

    (b) Not later than December 11, 1996, Quixote shall deliver to Parent: (i) the audited consolidated balance sheets of DMI as at June 30, 1996 and 1995;
(ii) the related audited consolidated statements of operations, stockholders' equity and cash flows of DMI for the fiscal years ended June 30, 1996, 1995 and 1994; (iii) the audited consolidated balance sheet of DMI as at September 30, 1996; and (iv) the unaudited consolidated balance sheets and the related unaudited consolidated statements of operations, stockholders' equity and cash flows of DMI as at and for the three months ended September 30, 1996 and 1995. All of the foregoing shall include a reconciliation of the material variations between Agreed Accounting Principles as applied in Canada and Agreed Accounting Principles as applied in the United States. Upon reasonable request, the parties hereto shall have the opportunity to review such financial statements. In addition, Quixote shall cause Coopers & Lybrand to deliver, promptly upon written request, such "comfort" and consent letters as Parent may reasonably request to consummate its current financing arrangements and such further cooperation as may reasonably be requested by Parent. The fees and expenses associated with the preparation of the foregoing shall be allocated in an equitable manner between Parent and Quixote.

     (c) The Valuation Date Statement presents fairly in all material respects the information set forth therein in accordance with Agreed Accounting Principles (except to the extent required to be modified by the footnotes contained on Schedule 3.1 or the definition of "Valuation Date Statement.").

    5.5.  OPERATIONS SINCE SEPTEMBER 30, 1996.  (a) Except as set forth on
Schedule 5.5(a), since September 30, 1996, there has been:

         (i) no material adverse change in the Purchased Assets or the operations, liabilities, profits, prospects or condition (financial or otherwise) of the Business, and no fact or condition occurring or existing or currently contemplated or threatened which might reasonably be expected to cause such a change in the future; or

         (ii) no damage, destruction, loss or claim, whether or not covered by insurance, or condemnation or other taking adversely affecting any of the Purchased Assets or the Business.

    (b) Except as set forth on Schedule 5.5(b), since September 30, 1996, Quixote and DMI have conducted the Business only in the ordinary course and in conformity with past practice. Without limiting the generality of the foregoing, since September 30, 1996, except as set forth on Schedule 5.5(b), neither DMI, or Quixote with respect of the Business, has:

         (i) sold, leased (as lessor), transferred or otherwise disposed of (including any transfer from the Business to Quixote or any of its Affiliates), or mortgaged, pledged, imposed or suffered to be imposed any Encumbrance (other than Permitted Encumbrances) on, any of the assets required to be reflected on the Valuation Date Statement or any assets acquired for the Business after September 30, 1996, except for inventory and other insignificant items of personal property sold or otherwise disposed of for fair value in the ordinary course of business consistent with past practice;

         (ii) cancelled any debts owed to or claims for the benefit of the Business (including the settlement of any claims or litigation) other than in the ordinary course of business consistent with past practice;

        (iii) created, incurred or assumed, or agreed to create, incur or assume, any indebtedness for borrowed money in respect of the Business, or entered into, as lessee, any capitalized lease obligation (as defined in Statement of Financial Accounting Standards No. 13);

        (iv) accelerated or delayed collection of any note or account receivable generated by the Business in advance of or beyond its regular due date or the date when the same would have been collected in the ordinary course of business consistent with past practice;

         (v) delayed or accelerated payment of any account payable or other liability of the Business beyond or in advance of its due date or the date when the same would have been paid in the ordinary course of business consistent with past practice;

        (vi) allowed the levels of raw materials, supplies, work-in-process or other materials included in the inventory of the Business to vary in any material respect from the levels customarily maintained in the Business;

        (vii) made, or agreed to make, any payment of cash or distribution of assets to Quixote or any of its Affiliates, whether pursuant to any management fee or services agreement or similar arrangement; PROVIDED, HOWEVER, Quixote shall be entitled to receive cash from the Business, on a monthly basis, in an amount equal to the interest which would have been earned on the Purchase Price (determined as provided in Article III) for the period commencing October 1, 1996 and ending on March 31, 1997 as if the amount of such Purchase Price had been deposited on October 1, 1996 in an account bearing interest at the rate of 5% per annum; PROVIDED FURTHER that if the Closing shall occur prior to March 31, 1997, Quixote shall be entitled to receive from the Business, on the Closing Date, cash in an amount equal to the difference between the amount received as aforesaid and the amount it would have received if the Closing had occurred on March 31, 1997; and PROVIDED FURTHER that DMI shall be entitled to make Permissible Payments;

       (viii) except as set forth on Schedule 5.18(i), instituted any increase in any compensation payable to any employee of DMI, or Quixote with respect to the Business, or instituted any change or increase in any, "employee benefit plan," as such term is defined in Section 3(3) of ERISA, or any plan, policy, trust, understanding, arrangement or agreement of any kind described in clause (A) or (B) of the first sentence of Section 5.18(b) (irrespective of the second sentence thereof), or any compensation plan, with respect to any such employee, or incurred or accrued any cost, expense or liability with respect to any agreement, understanding or arrangement of any kind described in clause (B) of the first sentence of Section 5.18(b) (irrespective of the second sentence thereof);

        (ix) made any change in the accounting principles and practices used by Quixote and DMI from Agreed Accounting Principles;

         (x) (A) declared, set aside or paid any dividends on, or made any other actual, constructive or deemed distributions in respect of, any of the capital stock of DMI, or otherwise made any payments to the stockholders of DMI in their capacity as such; (B) split, combined or reclassified any of the capital stock of DMI or issued or authorized the issuance of any other securities in respect of, in lieu of or in substitution for any shares of the capital stock of DMI; or (C) purchased, redeemed or otherwise acquired any shares of the capital stock of DMI or those of any Subsidiary or any other securities of DMI or any Subsidiary or any rights, warrants or options to acquire any such shares or other securities; or

        (xi) entered into any agreement, commitment or arrangement in connection with or affecting the Business with any current or newly hired employee of DMI, or Quixote with respect to the Business.

    5.6. NO UNDISCLOSED LIABILITIES. Except as set forth on Schedule 5.6, neither DMI, nor Quixote with respect to the Business, are subject to any liability (including, without limitation, unasserted claims, whether known or unknown), whether absolute, contingent, accrued or otherwise, which is not shown or which is in excess of the amount shown or reserved for on the Valuation Date Statement, other than liabilities of the same nature as those set forth on the Valuation Date Statement and the notes thereto reasonably incurred in the ordinary course of the Business after September 30, 1996.

    5.7. TAXES. Except as set forth on Schedule 5.7: (i) Quixote and DMI have filed and will continue to file through the Closing Date, in respect of the Business and the Purchased Assets, all Tax Returns which are required to be filed and have paid and will pay all Taxes which have become due pursuant to such Tax Returns or pursuant to any assessment which has become payable; (ii) all such Tax Returns are and will be complete and accurate and disclose all Taxes required to be paid in respect of the Business and the Purchased Assets;
(iii) all such Tax Returns which have been filed on or prior to the date hereof have been examined by the relevant taxing authority or the period for assessment of the Taxes in respect of which such Tax Returns were required to be filed has expired; (iv) there is no action, suit, investigation, audit, claim or assessment pending or proposed or threatened with respect to Taxes relating to the Business or the Purchased Assets, and, to the best of Quixote's and DMI's knowledge, no basis exists therefor; (v) neither Quixote nor DMI has waived or been requested to waive any statute of limitations in respect of Taxes associated with the Business or the Purchased Assets; (vi) all monies required to be withheld by Quixote or DMI (including from employees of the Business for income Taxes and social security and other payroll Taxes) have been collected or withheld, and either paid to the respective taxing authorities, set aside in accounts for such purpose or accrued, reserved against and entered upon the books of DMI and Quixote relating to the Business; (vii) none of the Purchased Assets is properly treated as owned by persons other than DMI or Quixote for income Tax purposes pursuant to Section 168(f)(8) of the Code (as in effect prior to its amendment by the Tax Reform Act of 1986) or otherwise; and (viii) none of the Purchased Assets is "tax-exempt use property" (within the meaning of Section 168(h) of the Code) or subject to a so-called "TRAC lease" under Section 7701(h) of the Code (or any predecessor provision). No payment or other benefit, and no acceleration of the vesting of any options, payments or other benefits, will be, as a direct or indirect result of the transactions contemplated by this Agreement, an "excess parachute payment" to a "disqualified individual," as such terms are defined in Section 280G of the Code and the Treasury Regulations promulgated thereunder. Except as set forth on Schedule 5.7, no payment or other benefit, and no acceleration of the vesting of any options, payments or other benefits, will be (or under Section 280G of the Code and the Treasury Regulations promulgated thereunder be presumed to be), as a direct or indirect result of the transactions contemplated by this Agreement, a "parachute payment" to a "disqualified individual," as such terms are defined in Section 280G of the Code and the Treasury Regulations promulgated thereunder, without regard to whether such payment or acceleration is reasonable compensation for personal services performed or to be performed in the future. No transaction contemplated by this Agreement is subject to withholding under Section 1445 of the Code, and, except as set forth on Schedule 5.7, no sales Taxes, use Taxes, real estate transfer Taxes or other similar Taxes will be imposed on the transfer of the Purchased Assets or the Business or the assumption of the Assumed Liabilities pursuant to this Agreement. Quixote or DMI, as the case may be, is properly treated as the owner, for all federal, state, local and foreign income Tax purposes, of all property of which it is the lessor.

    5.8. AVAILABILITY OF ASSETS. (a) Except as set forth on Schedule 5.8 and for the Excluded Assets, the Purchased Assets constitute all the assets used in, dedicated to or necessary for the Business (including, but not limited to, all books, records, computers and computer programs and data processing systems) and are in good condition (subject to normal wear and tear) and serviceable condition and are suitable for the uses for which intended as the Business is currently conducted.

    (b) Schedule 5.8 sets forth a description of all material services provided by Quixote, DMI or any Affiliate thereof with respect to the Business utilizing either (i) assets not included in the Purchased Assets or (ii) employees not listed on Schedule 5.18(i) (other than employees not listed by reason of clause
(i) of Section 5.18(i)) and the manner in which the costs of providing such services have been allocated to the Business.

    5.9. GOVERNMENTAL PERMITS. Quixote and DMI own, hold or possess all licenses, franchises, permits, privileges, immunities, approvals and other authorizations from a Governmental Body which are necessary to entitle them to own or lease, operate and use the Purchased Assets and to carry on and conduct the Business substantially as currently conducted (herein collectively referred to as "Governmental Permits"), except for such Governmental Permits as to which the failure to so own, hold or possess would not have a material adverse effect on the Purchased Assets or the operations, liabilities, profits, prospects or condition (financial or otherwise) of the Business. Within 10 days after the execution of this Agreement, Quixote shall deliver to Parent a list and brief description of each Governmental Permit, except for such incidental licenses, permits and other authorizations which would be readily obtainable by any qualified applicant without undue burden in the event of any lapse, termination, cancellation or forfeiture thereof. Complete and correct copies of all of the Governmental Permits will be delivered to Parent by Quixote or DMI at such time.

    Except as set forth on Schedule 5.9: (i) Quixote and DMI have fulfilled and performed their respective obligations under each of the Governmental Permits, and no event has occurred and no condition or state of facts exists which constitutes or, after notice or lapse of time or both, would constitute a breach or default under any Governmental Permit or which permits or, after notice or lapse of time or both, would permit revocation or termination of any Governmental Permit, or which might adversely affect the rights of Quixote or DMI under any Governmental Permit; (ii) no notice of cancellation, default or dispute concerning any Governmental Permit, or of any event, condition or state of facts described in the preceding clause, has been received by, or is known to, Quixote or DMI; and (iii) each of the Governmental Permits is valid, subsisting and in full force and effect and may be assigned and transferred to Cinram in accordance with this Agreement and will continue in full force and effect thereafter, in each case without (A) the occurrence of any breach, default or forfeiture of rights thereunder or (B) the consent, approval or act of, or the making of any filing with, any Governmental Body.

    5.10.  OWNED REAL PROPERTY.  Schedule 5.10 contains a brief description of
(i) each parcel of real property owned by DMI or Quixote and used in, dedicated to or necessary for the Business (the "Owned Real Property"), showing the record title holder, legal description, permanent index number, location, improvements, the uses being made thereof and any indebtedness secured by a mortgage or other Encumbrance thereon, and (ii) each option held by DMI or Quixote to acquire any real property for use in the Business. Complete and correct copies of any title opinions and surveys in DMI's or Quixote's possession or any policies of title insurance currently in force and in the possession of DMI or Quixote with respect to each such parcel have heretofore been delivered by Quixote to Parent. DMI and Quixote have fulfilled and performed in all material respects all obligations binding upon any Purchased Asset under each of the Encumbrances to which such Purchased Asset is subject, and neither Quixote or DMI nor any Purchased Asset is in breach or default under, in violation of or in noncompliance with any of such Encumbrances, and no event has occurred and no condition or state of facts exists which constitutes or, after notice or lapse of time or both, would constitute such a breach, default, violation or noncompliance. The consummation of the transactions contemplated by this Agreement will not result in any breach or violation of, default under or noncompliance with, or any forfeiture or impairment of any rights under, any Encumbrance to which any Purchased Asset is subject, or require any consent, approval or act of, or the making of any filing with, any Person. All public utilities, including water, sewer, gas, electric, telephone and drainage facilities, give adequate service to the Owned Real Property to support current use and operations, and the Owned Real Property has direct access to and from publicly dedicated streets.

    5.11. REAL PROPERTY LEASES. Schedule 5.11 sets forth a list and brief description of each lease or similar agreement (showing the parties thereto, annual rental, expiration date, renewal and purchase options, if any, the improvements thereon, the uses being made thereof and the location and description of the real property covered by such lease or other agreement) under which (i) DMI or Quixote is lessee of, or holds or operates, any real property owned by any third Person and used in, dedicated to or necessary for the Business or (ii) DMI, or Quixote with respect to the Business, is lessor of any of the Owned Real Property. Except as set forth on Schedule 5.11, DMI or Quixote has the right to quiet enjoyment of all the real property described on such Schedule for the full term of each such lease or similar agreement (and any renewal option related thereto) and the leasehold or other interest of DMI or Quixote in such real property is not subject or subordinate to any Encumbrance (other than Permitted Encumbrances). Complete and correct copies of any title opinions, surveys and appraisals in Quixote's or DMI's possession or any policies of title insurance currently in force and in the possession of Quixote or DMI with respect to each such parcel of leased property have heretofore been delivered by DMI to Parent.

    5.12. CONDEMNATION. Neither the whole nor any part of the Owned Real Property or any real property leased, used or occupied by DMI, or Quixote with respect to the Business, is subject to any pending suit for condemnation or other taking by any Governmental Body, and, to the best knowledge of Quixote and DMI, no such condemnation or other taking is threatened or contemplated.

    5.13. PERSONAL PROPERTY. Schedule 5.13 contains a detailed list of all machinery, equipment, vehicles, furniture and other personal property owned by DMI, or Quixote with respect to the Business, having an original cost of $5,000 or more and used in, dedicated to or necessary for the Business.

    5.14. PERSONAL PROPERTY LEASES. Within 10 days after the execution of this Agreement, Quixote shall deliver to Parent a brief description of each lease or other agreement or right, whether written or oral (including, in each case, the annual rental, the expiration date thereof and a brief description of the property covered), under which DMI or Quixote is lessee of, or holds or operates, any machinery, equipment, vehicle, furniture or other tangible personal property owned by a third Person and used in, dedicated to or necessary for the Business, except for any such lease, agreement or right that is terminable by DMI or Quixote without penalty or payment on notice of 30 days or less, or which involves the payment by DMI or Quixote of rentals of less than $2,000 per year.

    5.15. INTELLECTUAL PROPERTY; SOFTWARE. (a) Schedule 5.15 contains a list and description (showing or identifying, in each case, the subject covered thereby, the registered or other owner thereof, the expiration date thereof and the number, if any) of all Copyrights, Patent Rights and Trademarks (including all assumed or fictitious names under which DMI and/or Quixote, as the case may be, is currently conducting the Business or in the past has conducted the Business) acquired by, owned by or licensed or used by DMI, Quixote or any predecessor in interest to LaserVideo Acquisition Corporation, as the case may be, in connection with the conduct of the Business, whether or not currently valid and in force.

    (b) Schedule 5.15 contains a list and title or description, to be updated in compliance with such Schedule (showing, in each case, any owner, licensor or licensee), of all Software owned by, licensed to or used by DMI and/or Quixote, as the case may be, in the conduct of the Business; PROVIDED, HOWEVER, that
Schedule 5.15 need not list Software licensed to DMI and/or Quixote, as the case may be, that is available in consumer retail stores and subject to "shrink-wrap" license agreements.

     (c) Schedule 5.15 contains a list and description (showing, in each case, the parties thereto and the material terms thereof) of all agreements, contracts, licenses, sublicenses, assignments and indemnities which relate to
(i) any Copyrights, Patent Rights or Trademarks listed on Schedule 5.15, (ii) any Trade Secrets owned by, licensed to or used by DMI or Quixote, as the case may be, in connection with the conduct of the Business, (iii) any Software listed on Schedule 5.15 or (iv) any Intellectual Property licensed to DMI or Quixote, as the case may be, in connection with the conduct of the Business, including either a specific identification of such Intellectual Property or a schedule attached to such licenses.

    (d) Except as disclosed on Schedule 5.15, either DMI or Quixote: (i) owns the entire right, title and interest in and to the Intellectual Property and Software included in the Purchased Assets, free and clear of any Encumbrance; or
(ii) has the perpetual, royalty-free right to use the same, with the right to assign or transfer such rights to Cinram.

    (e) Except as disclosed on Schedule 5.15: (i) all registrations for Copyrights, Patent Rights and Trademarks identified on Schedule 5.15 as being owned by DMI or Quixote are valid and in force, and all applications to register any unregistered Copyrights, Patent Rights or Trademarks so identified are pending and in good standing, all without challenge of any kind; (ii) the Intellectual Property owned by DMI, or Quixote with respect to the Business, is, to the best knowledge of Quixote and DMI, valid and enforceable; and (iii) DMI or Quixote, as the case may be, has the sole and exclusive right to bring actions for infringement, misappropriation or unauthorized use of the Intellectual Property and Software owned by it and included in the Purchased Assets, and, to the best knowledge of DMI and Quixote, there is no basis for any such action. Correct and complete copies of each of the following shall be delivered to Parent (within 60 days after the execution of this Agreement): (i) the registrations for all registered Copyrights, Patent Rights and Trademarks listed on Schedule 5.15 as being owned by DMI or Quixote; (ii) all pending applications to register unregistered Copyrights, Patent Rights and Trademarks listed on Schedule 5.15 as being owned by DMI or Quixote (together with any subsequent correspondence or filings relating to the foregoing); (iii) evidence of valid proof of ownership or possession of all Software loaded on personal computers and laptop computers used in the Business by its personnel; and (iv) all expired Patent Rights and abandoned or cancelled Trademarks relating to the Business.

     (f) Except as set forth on Schedule 5.15: (i) no infringement or misappropriation of any Intellectual Property of any other Person or violation of a right of privacy of any other Person has occurred or results in any way from the operations of the Business; (ii) no claim of any infringement or misappropriation of any Intellectual Property of any other Person or violation of a right of privacy of any other Person has been made or asserted in respect of the operations of the Business; and (iii) neither Quixote nor DMI has had notice of, or has knowledge of any basis for, a claim against either or the Business that the operations, activities, products, software, equipment, machinery or processes of the Business infringe or misappropriate any Intellectual Property of any other Person or violate a right of privacy of any other Person.

    (g) Except as disclosed on Schedule 5.15: (i) the Software included in the Purchased Assets is not subject to any transfer, assignment, site, equipment or other operational limitations; (ii) Quixote and DMI have maintained and protected the Software included in the Purchased Assets that is owned by either (the "Owned Software"), including, without limitation, all source code and system specifications, with appropriate proprietary notices (including, without limitation, the notice of copyright in accordance with the requirements of 17 U.S.C. Section 401), confidentiality and non-disclosure agreements and such other measures as are necessary to protect the proprietary, trade secret or confidential information contained therein; (iii) the Owned Software has been registered or is eligible for protection and registration under applicable copyright law and has not been forfeited to the public domain; (iv) Quixote and/or DMI have copies of all releases or separate versions of the Owned Software so that the same may be subject to registration in the United States Copyright Office; (v) DMI or Quixote, as the case may be, has complete and exclusive right, title and interest in and to the Owned Software; (vi) DMI or Quixote has developed the Owned Software through their own efforts and for their own account without the aid or use of any consultants, agents, independent contractors or Persons (other than individuals who are employees of DMI or Quixote); (vii) the Owned Software does not infringe or misappropriate any Intellectual Property of any other Person or violate any right of privacy of any other Person; (viii) any Owned Software includes the source code, system documentation, statements of principles of operation and schematics, as well as any pertinent commentary, explanation, program (including compilers), workbenches, tools and higher level (or "proprietary") language used for the development, maintenance, implementation and use thereof, so that a trained computer programmer could develop, maintain, support, compile and use all releases or separate versions of the same that are currently subject to maintenance obligations by DMI or Quixote, as the case may be; (ix) there are no agreements or arrangements in effect with respect to the marketing, distribution, licensing or promotion of the Owned Software by any other Person;
(x) the Owned Software complies with all applicable Requirements of Laws relating to the export or reexport of the same; and (xi) the Owned Software may be exported or reexported to all countries without the necessity of any license, other than to those countries specified as prohibited destinations pursuant to applicable regulations of the United States Department of Commerce and/or the United States State Department.

    (h) Except as disclosed on Schedule 5.15, all employees, agents, consultants or contractors who have contributed to or participated in the creation or development of any copyrightable, patentable or trade secret material on behalf of DMI, or Quixote with respect to the Business, or any predecessor in interest thereto either: (i) is a party to a "work-for-hire" agreement under which DMI or Quixote, as the case may be, is deemed to be the original owner/author of all property rights therein; or (ii) has executed an assignment or an agreement to assign in favor of DMI or Quixote (or such predecessor in interest, as applicable) of all right, title and interest in such material.

    5.16. ACCOUNTS RECEIVABLE; INVENTORIES. (a) All accounts and notes receivable of the Business have arisen from bona fide transactions in the ordinary course of business. All accounts and notes receivable reflected on the Valuation Date Statement are good and collectible in the ordinary course of business at the aggregate recorded amounts thereof, net of any applicable allowance for doubtful accounts reflected on the Valuation Date Statement. All accounts and notes receivable constituting a part of the Purchased Assets will be good and collectible in the ordinary course of business at the aggregate recorded amounts thereof, net of any applicable allowance for doubtful accounts reflected on the books and records of the Business.

    (b) The inventories of the Business (including raw materials, supplies, work-in-process, finished goods and other materials) (i) are in good, merchantable and useable condition, (ii) are reflected on the Valuation Date Statement at the lower of cost or market in accordance with Agreed Accounting Principles and (iii) are, in the case of finished goods, of a quality and quantity saleable in the ordinary course of business and, in the case of all other inventories, are of a quality and quantity useable in the ordinary course of business. The inventory obsolescence policies of the Business are appropriate for the nature of the products sold and the marketing methods used by the Business, and the reserve for inventory obsolescence reflected on the Valuation Date Statement fairly reflects the amount of obsolete inventory as of September 30, 1996. Quixote has heretofore delivered to Parent a list of places where material inventories of the Business were located as of September 30, 1996. The inventories of the Business (including raw materials, supplies, work-in process, finished goods and other materials) constituting a part of the Purchased Assets
(i) will be in good, merchantable and useable condition and (ii) will be, in the case of finished goods, of a quality and quantity saleable in the ordinary course of business and, in the case of all other inventories, will be of a quality and quantity useable in the ordinary course of business.

    5.17. TITLE TO PROPERTY. Except as set forth on Schedule 5.17, DMI has good and marketable title in fee simple absolute to all Owned Real Property and to all buildings, structures and other improvements thereon, in each case free and clear of all Encumbrances (other than Permitted Encumbrances). DMI or Quixote will have good and marketable title on the Closing Date to all of the other Purchased Assets, free and clear of all Encumbrances (other than Permitted Encumbrances). Upon delivery to Cinram on the Closing Date of the instruments of transfer contemplated by Section 4.4, DMI or Quixote will thereby transfer to Cinram good and marketable title to the Purchased Assets, subject to no Encumbrances (other than Permitted Encumbrances).

    5.18. EMPLOYEE BENEFIT PLANS. (a) Separately identified on Schedule 5.18(a) is a true and complete list of each "employee pension benefit plan," as such term is defined in Section 3(2) of ERISA, maintained by Quixote, DMI or any ERISA Affiliate, or with respect to which Quixote, DMI or any ERISA Affiliate is or will be required to make any payment, or which provides or will provide benefits to current or former employees of Quixote, DMI or any ERISA Affiliate due to such employment (the "Pension Plans"). Separately identified on Schedule 5.18(a) is a true and complete list of each "employee welfare benefit plan," as such term is defined in Section 3(1) of ERISA, maintained by DMI, or by Quixote or any Affiliate thereof with respect to the Business, or with respect to which DMI, or Quixote or any Affiliate thereof with respect to the Business, is or will be required to make any payment, or which provides or will provide benefits to current or former employees of Quixote, DMI or any of their Affiliates due to such employment with respect to the Business (the "Welfare Plans"), the Pension Plans and the Welfare Plans being referred to herein as the "ERISA Benefit Plans." There does not currently exist and has never existed any "employee pension benefit plan," as such term is defined in Section 3(2) of ERISA, ever subject to Section 302 of ERISA and (i) maintained by Quixote, DMI or any ERISA Affiliate at any time during the six-year period ending on the Closing Date or
(ii) with respect to which Quixote, DMI or any ERISA Affiliate was required to make any contribution or other payment at any time during such period. For each of the ERISA Benefit Plans identified in one of the two lists set forth on
Schedule 5.18(a), DMI has separately identified on such Schedule the entities whose employees or former employees are covered by such plan. Separately identified on Schedule 5.18(a) is a true and complete list of all ERISA Affiliates; in addition, separately identified on Schedule 5.18(a) is a true and complete list of all Persons that are Subsidiary ERISA Affiliates.

    (b) In addition to the ERISA Benefit Plans, separately identified on
Schedule 5.18(b) is a true and complete list of each of the following (which do not constitute ERISA Benefit Plans) to which (i) DMI is a party, or Quixote or any Affiliate thereof with respect to the Business, is a party; (ii) with respect to which DMI is or will be required to make any payment, or Quixote or any Affiliate thereof with respect to the Business is or will be required to make any payment; or (iii) with respect to which DMI, or Quixote or any Affiliate thereof with respect to the Business, is bound (the "Non-ERISA Commitments"):

        (A) each retirement, savings, profit sharing, deferred compensation, severance, stock ownership, stock purchase, stock option, performance, bonus, incentive, vacation, holiday or sick pay, hospitalization or other medical, disability, life or other insurance or other welfare benefit or fringe benefit plan, policy, trust, understanding or arrangement of any kind, whether written, oral, established through policy or practice or otherwise; and

        (B) each employee collective bargaining agreement and each agreement, understanding or arrangement of any kind, whether written, oral, established through policy or practice or otherwise, with or for the benefit of any current or former officer, director, employee or consultant (including, without limitation, each employment, compensation, deferred compensation, severance or consulting agreement or arrangement and any agreement or arrangement associated with a change in ownership of DMI or the Business).

    For the purposes of clause (B) of the preceding sentence, an oral agreement, understanding or arrangement shall include only an agreement, understanding or arrangement which is exclusively oral and has not in any manner been written or otherwise established through a written or otherwise published statement of policy or practice and (i) under which one or more employees of the Business has or will derive benefits prior to the Closing Date or (ii) of which any officer or director of Quixote or DMI has any knowledge. Quixote and DMI have delivered to Cinram correct and complete copies of (i) all written Non-ERISA Commitments and (ii) all insurance and annuity policies, contracts and other documents relevant to any Non-ERISA Commitment. Set forth on Schedule 5.18(b) is a complete and accurate description of all oral Non-ERISA Commitments. For each of the Non-ERISA Commitments, Schedule 5.18(b) separately identifies the entities whose employees or former employees are covered by such Non-ERISA Commitment.

     (c) Quixote and DMI have delivered to Cinram, with respect to each ERISA Benefit Plan, correct and complete copies, where applicable, of (i) all plan documents and amendments thereto, trust agreements and amendments thereto and insurance and annuity contracts and policies, (ii) the current summary plan description, (iii) the Annual Report (Form 5500 series) and accompanying schedules, as filed, for the most recently completed plan year for which such report has been filed, (iv) the financial statements for the most recently completed plan year for which such statements have been prepared, (v) the most recent determination letter issued by the IRS and the application submitted with respect to such letter and (vi) all correspondence with the IRS or the Department of Labor concerning any controversy. Each statement described in clause (iv) of the preceding sentence accurately describes the liabilities of the plan to which it relates. No ERISA Benefit Plan is a "multiemployer plan," as such term is defined in Section 3(37) of ERISA, or is subject to Section 302 or Title IV of ERISA or Section 412 of the Code.

    (d) Each Pension Plan which is intended to qualify under Section 401(a) of the Code has been determined to be so qualified by the IRS, and no circumstance has occurred or exists which might cause such plan to cease being so qualified.

    (e) There is no pending or, to the best knowledge of Quixote and DMI, threatened claim in respect of any of the ERISA Benefit Plans or the Non-ERISA Commitments that cover employees of DMI, or Quixote or any Affiliate thereof with respect to the Business, other than claims for benefits in the ordinary course of business. Except as set forth on Schedule 5.18(e), each of the ERISA Benefit Plans (i) has been administered in accordance with its terms and (ii) complies in form, and has been administered in accordance, with the requirements of ERISA and, where applicable, the Code. Quixote, DMI and each ERISA Affiliate has complied in all respects with the health care continuation requirements of Part 6 of Title I of ERISA. Neither DMI, nor Quixote or any Affiliate thereof with respect to the Business, has any obligations under any ERISA Benefit Plan or otherwise to provide health or other welfare benefits to any employees or any other persons, other than while employed by DMI, Quixote or such Affiliate, or except as required by Part 6 of Title I of ERISA. Quixote, DMI and their Affiliates are in compliance with the requirements of WARN and have no liabilities pursuant to WARN. Quixote, DMI and their Affiliates are in compliance with the requirements of OSHA and have no liabilities pursuant to OSHA, and no inspections or audits have been conducted during the six-month period ending on the Closing Date. Except for the ERISA Benefit Plans and the Non-ERISA Commitments so identified on Schedule 5.18(e) (the "Self-Insured Plans"), each ERISA Benefit Plan and Non-ERISA Commitment that provides medical or other health benefits (including, but not limited to, drug reimbursement, dental benefits and vision benefits), short or long-term disability benefits, death benefits, accidental death or dismemberment benefits or other similar benefits does so on a fully-insured basis (with respect to Quixote, DMI and the Business). With respect to each Self-Insured Plan, stop-loss insurance has been obtained by Quixote or DMI and is in full force and effect whereby Quixote, DMI and the Business are reimbursed for all benefits provided under such Self-Insured Plan on a self-insured basis, except to the extent otherwise set forth on Schedule 5.18(e).

     (f) None of Quixote, DMI and the ERISA Affiliates has incurred any liability with respect to any "multiemployer plan," as such term is defined in
Section 3(37) of ERISA, on account of a "partial withdrawal" or a "complete withdrawal" (within the meaning of Sections 4205 and 4203, respectively, of ERISA), no such liability has been asserted, there are no events or circumstances which could result in any such partial or complete withdrawal and none of Quixote, DMI and the ERISA Affiliates is bound by a contract or agreement with respect to, or has any obligation or liability described in,
Section 4204 of ERISA.

    (g) Neither Quixote or DMI nor, to the best knowledge of Quixote and DMI, any other "disqualified person" (within the meaning of Section 4975 of the Code) or "party in interest" (within the meaning of Section 3(14) of ERISA) has taken any action with respect to any ERISA Benefit Plan which could subject such plan (or its related trust), or Quixote, DMI, any Affiliate of Quixote or any officer, director or employee of any of the foregoing, to penalty or tax under
Section 502(i) or Section 502(l) of ERISA or Section 4975 of the Code.

    (h) Neither Quixote nor DMI has any potential liability, whether direct or indirect, contingent or otherwise, under Section 4063, 4064, 4069, 4204 or 4212(c) of ERISA. No Person of which any stock or other equity interest will be purchased by Cinram pursuant to this Agreement (i) will ever have any obligation or other liability, direct or indirect, contingent or otherwise, prior to, on or after the Closing Date, with respect to any "employee benefit plan," as such term is defined in Section 3(3) of ERISA, or any plan, policy, trust, understanding, arrangement or agreement of any kind described in clause (A) or
(B) of the first sentence of Section 5.18(b) (irrespective of the second sentence thereof), as a result of having been an Affiliate of Quixote or DMI or an Affiliate of any other Person prior to the Closing or (ii) will have maintained, contributed to or had any obligation or liability with respect to any such employee benefit plan, plan, policy, trust, understanding, arrangement or agreement prior to or as of the Closing.

     (i) Schedule 5.18(i) contains: (i) a list of all employees or commission salespersons of the Business as of September 30, 1996 (including those on leave of absence or layoff status, with such status noted when applicable); (ii) the amount of the then current annual compensation (including bonuses and commissions) of, and a description of the fringe benefits (other than those generally available to employees of the Business) provided to, and the amount of any vacation accrued by, each such employee or salesperson; (iii) for each such employee or salesperson, the service credited for purposes of benefit formula, vesting and eligibility to participate under pension, retirement, profit-sharing, thrift-savings, deferred compensation, stock bonus, stock option, cash bonus, employee stock ownership (including investment credit or payroll stock ownership), severance pay, insurance, medical, welfare or vacation plan or any other employee benefit plan covering such employee or salesperson;
(iv) a list of all current or former employees or commission salespersons of the Business in calendar year 1996 who have terminated or given notice of their intention to terminate their relationship with the Business since September 30, 1996; (v) a list of any increases, effective after September 30, 1996, in the rates of compensation of any employees or commission salespersons of the Business; and (vi) a list of all substantial changes in job assignments of, or arrangements with, or promotions or appointments of, the employees and commission salespersons of the Business.

     (j) Except as set forth on Schedule 5.18(j): (i) to the best knowledge of Quixote and DMI, the Business is not involved in any transaction or other situation with any employee, officer, director or Affiliate of Quixote or DMI which may be generally characterized as a "conflict of interest," including, but not limited to, direct or indirect interests in the business of competitors, suppliers or customers of the Business, and (ii) there are no situations with respect to the Business which involved or involve (A) the use of any corporate funds for unlawful contributions, gifts, entertainment or other expenses related to political activity, (B) the making of any direct or indirect unlawful payments to government officials or others from corporate funds or the establishment or maintenance of any unlawful or unrecorded funds, (C) the violation of any of the provisions of The Foreign Corrupt Practices Act of 1977, or any rules or regulations promulgated thereunder, (D) the receipt of any illegal discounts or rebates or the occurrence of any other violation of the antitrust laws or (E) any investigation by the Securities and Exchange Commission or any other federal, state, local or foreign government agency or authority.

    5.19.  REQUIREMENTS OF LAWS RELATING TO EMPLOYEES.  Except as set forth on
Schedule 5.19, DMI and Quixote have complied with all applicable laws, rules and regulations which relate to prices, wages, hours, discrimination in employment, OSHA, WARN and collective bargaining with respect to the operation of the Business, and are not liable for any arrears of wages or any Taxes or penalties for failure to comply with any of the foregoing. DMI, and Quixote with respect to the Business, believe that their relations with the employees of the Business are satisfactory. Quixote and DMI are not a party to, and the Business is not affected by or threatened with, any dispute or controversy with a union or with respect to unionization or collective bargaining involving the employees of the Business. Neither Quixote or DMI nor the Business is materially affected by any dispute or controversy with a union or with respect to unionization or collective bargaining involving any supplier or customer of the Business.
Schedule 5.19 sets forth a description of any union organizing or election activities involving any non-union employees of the Business which have occurred since January 1, 1992 or, to the best knowledge of Quixote and DMI, are threatened as of the date hereof.

    5.20. CONTRACTS. Except as set forth on Schedule 5.20 or any other Schedule hereto, neither DMI, nor Quixote with respect to the Business, is a party to or bound by:

         (i) any contract for the purchase or sale of real property;

         (ii) any contract which involved the payment of more than $25,000 since January 1, 1996;

        (iii) any contract for the sale of goods or services which has not been entered into in the ordinary course of business consistent with past practice or contains a "most favored nation" pricing provision, as such term is commonly understood in the optical disc industry;

        (iv) any contract for the purchase, licensing or development of Software to be used by the Business;

         (v) any consignment, distributor, dealer, manufacturers representative, sales agency, advertising representative or advertising or public relations contract;

        (vi) any guarantee of the obligations of customers, suppliers, officers, directors, employees, Affiliates or others;

        (vii) any agreement which provides for, or relates to, the incurrence by the Business of debt for borrowed money (including, without limitation, any interest rate or foreign currency swap, cap, collar, hedge or insurance agreements, or options or forwards on such agreements, or other similar agreements for the purpose of managing the interest rate and/or foreign exchange risk associated with its financing);

       (viii) any contract not made in the ordinary course; or

        (ix) any other contract, agreement, commitment, understanding or instrument which is material to the Business or which is not terminable without payment or penalty on notice of 60 days or less.

    5.21. STATUS OF CONTRACTS. Except as set forth on Schedule 5.21 or in any other Schedule hereto, each of the leases, contracts, licenses and other agreements listed on Schedules 5.11, 5.14, 5.15 and 5.20 (collectively, the "Sellers' Agreements") constitutes a valid and binding obligation of the parties thereto and is in full force and effect and (except as set forth on Schedule 5.3 and except for those Sellers' Agreements which by their terms will expire prior to the Closing Date or are otherwise terminated prior to the Closing Date in accordance with the provisions hereof) may be transferred to Cinram pursuant to this Agreement and will continue in full force and effect thereafter, in each case without breaching the terms thereof or resulting in the forfeiture or impairment of any rights thereunder and without the consent, approval or act of, or the making of any filing with, any other party. Quixote and DMI have fulfilled and performed their respective obligations under each of the Sellers' Agreements, and Quixote and DMI are not in, or alleged to be in, breach or default under, nor is there any basis or alleged to be any basis for the termination of, any of the Sellers' Agreements; and no other party to any of the Sellers' Agreements has breached or defaulted thereunder, and no event has occurred and no condition or state of facts exists which, after notice or lapse of time or both, would constitute such a default or breach by Quixote, DMI or any such other party. Neither Quixote nor DMI is currently renegotiating any of the Sellers' Agreements or paying liquidated damages in lieu of performance thereunder. None of the Sellers' Agreements contains terms unduly burdensome to the Business or is harmful to the Business. Complete and correct copies of each of the Sellers' Agreements have heretofore been delivered to Parent by Quixote or DMI.

    5.22. NO VIOLATION, LITIGATION OR REGULATORY ACTION. Except as set forth on Schedule 5.22:

         (i) the Purchased Assets and their current uses comply with all applicable Requirements of Laws and Court Orders;

         (ii) Quixote and DMI have complied with all applicable Requirements of Laws and Court Orders with respect to the Purchased Assets and the Business;

        (iii) there are no lawsuits, claims, actions, proceedings or investigations pending or, to the best knowledge of Quixote and DMI, threatened against or affecting DMI or Quixote with respect to the Purchased Assets or the Business; to the best knowledge of Quixote and DMI, there is no basis for any such lawsuit, claim, action, proceeding or investigation; and there are no lawsuits, actions or proceedings pending in which Quixote or DMI is the plaintiff or claimant and which relate to the Purchased Assets or the Business;

        (iv) there is no lawsuit, claim, action, proceeding or investigation pending or, to the best knowledge of Quixote and DMI, threatened which questions the legality or propriety of the transactions contemplated by this Agreement; and

         (v) to the best knowledge of Quixote and DMI, no legislative or regulatory proposal has been adopted or is pending which could adversely affect the Business.

    5.23.  ENVIRONMENTAL MATTERS.  Except as set forth on Schedule 5.23:

         (i) the operations of the Business comply with all applicable Environmental Laws;

         (ii) DMI, and Quixote with respect to the Business, have obtained all environmental, health and safety Governmental Permits necessary for the operation of the Business and the Purchased Assets, and all such Governmental Permits are in good standing; and DMI and Quixote are in compliance with all terms and conditions of such Governmental Permits;

        (iii) neither DMI, or Quixote with respect to the Business, nor any of the current properties or operations of the Business, or any of the past properties or operations of the Business, are subject to any on-going investigation by, order from or agreement with any Person (including, without limitation, any prior owner or operator of any property) respecting
    (i) any Environmental Law, (ii) any Remedial Action or (iii) any claim of losses and expenses arising from the Release or threatened Release of a Contaminant into the environment;

        (iv) DMI, and Quixote with respect to the Business, are not subject to any judicial or administrative proceeding, order, judgment, decree or settlement alleging or addressing a violation of or liability under any Environmental Law;

         (v) neither DMI, nor Quixote with respect to the Business, has:

             (A) reported a Release of a hazardous substance pursuant to Section 103(a) of CERCLA, or any state law equivalent;

             (B) filed a notice pursuant to Section 103(c) of CERCLA;

             (C) filed notice, pursuant to Section 3010 of RCRA, indicating the generation of any "hazardous waste," as such term is defined under 40 CFR
       Part 261, or pursuant to any state law equivalent; or

             (D) filed any notice under any applicable Environmental Law reporting a substantial violation of such Environmental Law;

        (vi) there is not now, nor, to the best knowledge of Quixote and DMI, has there ever been, on or in any property used in the Business:

             (A) any treatment, recycling, storage or disposal of any "hazardous waste," as such term is defined under 40 CFR Part 261, or any state law equivalent, that requires or required a Governmental Permit pursuant to
       Section 3005 of RCRA; or

             (B) any underground storage tank or surface impoundment or landfill or waste pile;

        (vii) there is not now on or in any Sellers' Property any polychlorinated biphenyls (PCB) used in pigments, hydraulic oils, electrical transformers or other equipment;

       (viii) neither DMI, nor Quixote with respect to the Business, has disposed of, or arranged for the treatment or disposal of, a Contaminant at any facility undergoing Remedial Action, or received any notice or claim to the effect that it is or may be liable to any Person as a result of the Release or threatened Release of a Contaminant;

        (ix) no Environmental Encumbrance has attached to any Sellers' Property;

         (x) any asbestos-containing material which is on or part of any Sellers' Property is in good repair according to the current standards and practices governing such material, and its presence or condition does not violate any currently applicable Environmental Law; and

        (xi) none of the products manufactured, distributed or sold in connection with the Business, currently or in the past, contains or contained asbestos or asbestos-containing material.

    5.24. INSURANCE. Schedule 5.24 sets forth a list and brief description (including nature of coverage, limits, deductibles, premiums and loss experience for the three most recently completed calendar years with respect to each type of coverage) of all policies of insurance maintained, owned or held by Quixote and DMI on the date hereof with respect to the Purchased Assets or the Business. Quixote and DMI shall keep or cause such insurance or comparable insurance to be kept in full force and effect through the Closing Date. Quixote and DMI have complied with each of such insurance policies and have not failed to give any notice or present any claim thereunder in a due and timely manner. Quixote and DMI have delivered to Parent correct and complete copies of the most recent inspection reports, if any, received from insurance underwriters as to the condition of the Purchased Assets.

    5.25. CUSTOMERS AND SUPPLIERS. Quixote shall deliver to Parent not more than 10 days after the date of this Agreement a list of the names and addresses of the 10 largest customers and the 10 largest suppliers (measured, in each case, by dollar volume) of the Business and the percentage of the Business which each such customer or supplier represented during the fiscal years ended June 30, 1996 and 1995 and the three-months' period ended September 30, 1996. Such list will not disclose any actual or threatened termination, cancellation or limitation of, or any modification or change in, the business relationship of DMI or Quixote with any customer or group of customers identified on such list, or whose purchases (individually or in the aggregate) are material to the operation of the Business, or with any supplier or group of suppliers identified on such list, or whose sales (individually or in the aggregate) are material to the operation of the Business; and there currently exists no condition or state of facts or circumstances involving customers, suppliers or sales representatives which DMI or Quixote can now reasonably foresee would materially adversely affect the Business or prevent the conduct of the Business after the consummation of the transactions contemplated by this Agreement in essentially the same manner in which it has heretofore been conducted.

    5.26 BUDGET. Schedule 5.26 sets forth the 1997 Operation Plan with respect to the Business, which Plan was carefully and reasonably prepared in accordance with Quixote's customary budgeting practices.

    5.27 WARRANTIES. Schedule 5.27 sets forth (i) a specimen copy of the form of written warranties covering products sold by the Business which have not yet expired and (ii) a summary of the warranty expense incurred by the Business during each of its last three fiscal years.

    5.28 NO FINDER. Neither Quixote or DMI nor any Person acting on their behalf has paid or become obligated to pay any fee or commission to any broker, finder or intermediary for or on account of the transactions contemplated by this Agreement other than to Salomon Brothers Inc and Voit Commercial Brokerage, whose fees and expenses, to the extent payable, shall be paid by Quixote.

    5.29 FINANCIAL INFORMATION. Quixote has made available to Cinram certain financial information, including the Preliminary Report to the President and Chief Operating Officer of Quixote and certain monthly unit shipment analyses, with respect to the Business, which information was prepared for internal use only. Quixote and DMI represent and warrant that such information was prepared in good faith and is based on assumptions believed to be reasonable.

    5.30 ACCRUED VACATION AND OTHER REMUNERATION. Quixote and DMI warrant that the Certified Valuation Date Statement will accurately reflect the amount, if any, of all vacation, sick leave, commissions, bonuses or other remuneration accrued and unpaid as of September 30, 1996, or which will thereafter accrue, for all periods ending on or prior to September 30, 1996 with respect to the Business.

    5.31 EMPLOYEE CLAIMS. Except as otherwise indicated on Schedule 5.22, with respect to each employee of Quixote or DMI who is to be offered employment with Cinram, there will be no claims (or any basis therefor) with respect to discrimination, workers' compensation, OSHA,

WARN or similar federal, state or local workers' protection claims, regardless of when asserted, with respect to any occurrence or condition arising or existing on or prior to the Closing Date.

    5.32 DISCLOSURE. None of the representations or warranties of Quixote and DMI contained herein, none of the information contained in the Schedules referred to in this Article V and none of the other information or documents furnished to Parent or any of its representatives by Quixote or DMI or their representatives pursuant to the terms of this Agreement is or will be false or misleading in any material respect or omits or will omit to state a fact herein or therein necessary to make the statements herein or therein not misleading in any material respect. There is no fact which adversely affects or in the future is likely to adversely affect the Purchased Assets or the Business in any material respect which has not been set forth or referred to in this Agreement or the Schedules hereto.

                                   ARTICLE VI
              REPRESENTATIONS AND WARRANTIES OF PARENT AND CINRAM

    As an inducement to Quixote and DMI to enter into this Agreement and to consummate the transactions contemplated hereby, Parent and Cinram hereby represent and warrant, jointly and severally, to Quixote and DMI and agree as follows:

    6.1. ORGANIZATION OF PARENT AND CINRAM. Parent is a corporation duly organized, validly existing and in good standing under the laws of Canada; and Cinram is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has full corporate power and authority to own or lease and to operate and use its properties and assets and to carry on its business as now conducted.

    6.2. AUTHORITY. Parent and Cinram each has all requisite power and authority to enter into, execute and deliver this Agreement and the Cinram Ancillary Agreements to which it will be a party and to consummate the transactions contemplated hereby. This Agreement has been, and each of the Cinram Ancillary Agreements to be delivered by Cinram at the Closing will be, duly authorized, executed and delivered by Parent and/or Cinram, as the case may be, and (assuming the due authorization, execution and delivery of this Agreement and the Sellers' Ancillary Agreements by Quixote and/or DMI, as the case may be, and the validity and binding effect hereof and thereof on Quixote and/or DMI, as the case may be) is, or upon execution by Cinram will be, the valid and binding obligation of Parent and/or Cinram, as the case may be, enforceable against Parent and/or Cinram, as the case may be, in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar laws affecting the enforcement of creditors' rights and remedies generally or general principles of equity (regardless of whether considered and applied in a proceeding at law or in equity).

    Neither the execution and delivery of this Agreement or any of the Cinram Ancillary Agreements or the consummation of any of the transactions contemplated hereby or thereby, nor compliance with or fulfillment of the terms, conditions and provisions hereof or thereof, will:

         (i) result in a breach of the terms, conditions or provisions of, or constitute a default, an event of default or an event creating rights of acceleration, termination or cancellation or a loss of rights under: (A) the Articles of Incorporation or By-laws of Parent or the Certificate of Incorporation or By-laws of Cinram; (B) any material note, instrument, agreement, mortgage, lease, license, franchise, permit or other authorization, right, restriction or obligation to which Parent or Cinram is a party or any of its respective material properties is subject or by which Parent or Cinram is bound; (C) any Court Order to which Parent or Cinram is a party or by which Parent or Cinram is bound; or (D) any Requirements of Laws affecting Parent or Cinram; or

         (ii) require the approval, consent, authorization or act of, or the making by Parent or Cinram of any declaration, filing or registration with, any Person, except as provided under the HSR Act and except as may be required for Cinram to present Quixote with evidence that Cinram's 401(k) Plan is a qualified plan, as required by Section 8.5(d).

    6.3. NO FINDER. Neither Parent or Cinram nor any Person acting on their behalf has paid or become obligated to pay any fee or commission to any broker, finder or intermediary for or on account of the transactions contemplated by this Agreement other than to Gordon Capital Corporation, whose fees and expenses, to the extent payable, shall be paid by Parent.

    6.4. FINANCIAL CAPACITY. Parent and Cinram have the necessary financial capacity to consummate the transactions contemplated by this Agreement.

                                  ARTICLE VII
                        ACTION PRIOR TO THE CLOSING DATE

    The parties hereto covenant and agree to take the following actions between the date hereof and the Closing Date:

    7.1. INVESTIGATION BY PARENT AND CINRAM. Quixote and DMI shall afford to the officers, employees and authorized representatives of Parent and Cinram (including, without limitation, their independent accountants, environmental consultants and attorneys) complete access during normal business hours to the offices, properties, employees, business and financial records (including computer files, retrieval programs and similar documentation) of the Business and such access and information as may be necessary in connection with any environmental audit of the Business to the extent Parent and Cinram shall deem necessary or desirable and shall furnish to Parent or Cinram or their authorized representatives such additional information concerning the Purchased Assets, the Business and the operations of the Business as shall be reasonably requested, including all such information as shall be necessary to enable Parent and Cinram or their representatives to assess actual and potential liabilities of the Business (excluding information with respect to all litigation set forth on Schedule 5.22 constituting an Excluded Liability), to verify the accuracy of the representations and warranties contained in this Agreement, to verify that the covenants of Quixote and DMI contained in this Agreement have been complied with and to determine whether the conditions set forth in Article IX have been satisfied. Parent and Cinram agree that such investigation shall be conducted in such a manner as not to interfere unreasonably with the operations of Quixote, DMI or the Business. No investigation made by Parent or Cinram or their representatives hereunder shall affect the representations and warranties of Quixote and DMI hereunder. In the event that Parent or Cinram shall commission any environmental investigation, Parent shall provide Quixote with a copy of any proposed report to be issued with respect thereto. In addition, prior to undertaking any invasive sampling of soil or groundwater, Parent shall consult with Quixote regarding the proposed scope of work, and Quixote shall have the right to comment thereon and consent thereto, which consent shall not be unreasonably withheld. If Quixote shall fail to consent to any such sampling deemed necessary or prudent by Parent, Parent shall have the option to terminate this Agreement in the manner and with the effect provided in Article XII.

    7.2. PRESERVE ACCURACY OF REPRESENTATIONS AND WARRANTIES. Each of the parties hereto shall refrain from taking any action which would render any representation or warranty contained in Article V or VI of this Agreement inaccurate as of the Closing Date. Each party hereto shall promptly notify the other parties of any action, suit or proceeding that shall be instituted or threatened against such party to restrain, prohibit or otherwise challenge the legality of any of the transactions contemplated by this Agreement. Quixote and DMI shall promptly notify Parent of any lawsuit, claim, action, proceeding or investigation that may be threatened, brought, asserted or commenced against Quixote or DMI which would have been listed on
Schedule 5.22 if such lawsuit, claim, action, proceeding or investigation had arisen prior to the date hereof.

    7.3. CONSENTS OF THIRD PARTIES; GOVERNMENTAL APPROVALS. (a) Quixote and DMI shall act diligently and reasonably to secure, before the Closing Date, the consent, approval or waiver, in form and substance reasonably acceptable to Parent, from each party to any of the Sellers' Agreements required to be obtained to assign or transfer the same to Cinram or to otherwise satisfy the conditions set forth on Section 9.5; PROVIDED, HOWEVER, that none of Quixote, DMI, Parent or Cinram shall have any obligation to offer or pay any consideration in order to obtain any such consent, approval or waiver; PROVIDED FURTHER that if any such party shall reasonably request the guarantee by Parent of the obligations of Cinram under the agreement to be assigned as a condition to giving such consent, approval or waiver and Parent shall refuse to deliver such guarantee, the assignment of such agreement shall not be required and Quixote and DMI shall have no obligation to indemnify any Cinram Group Member with respect to such assignment pursuant to Section 11.1(a)(iv); and PROVIDED FURTHER that Quixote and DMI shall not make any agreement or enter into any understanding affecting the Purchased Assets or the Business in connection with obtaining any such consent, approval or waiver without the prior written consent of Parent. During the period prior to the Closing Date, Parent and Cinram shall act diligently and reasonably cooperate with Quixote and DMI to obtain the consents, approvals and waivers contemplated by this Section 7.3(a) and Section 9.5.

    (b) During the period prior to the Closing Date, Quixote, DMI, Parent and Cinram shall act diligently and reasonably cooperate with the others to secure all consents and approvals of all Governmental Bodies required to be obtained in order to assign or transfer the Governmental Permits to Cinram, to permit the consummation of the transactions contemplated by this Agreement or to otherwise satisfy the conditions set forth in Section 9.4; PROVIDED, HOWEVER, that Quixote and DMI shall not make any agreement or enter into any understanding affecting the Purchased Assets or the Business in connection with obtaining any such consent or approval without the prior written consent of Parent.

    7.4. OPERATIONS PRIOR TO THE CLOSING DATE. (a) Quixote and DMI shall operate and carry on the Business only in the ordinary course and substantially as currently operated and conducted. On a reasonable and timely basis, Quixote and DMI shall inform Parent of the general status of the condition and operations of the Business. In furtherance thereof, Quixote and DMI shall keep and maintain the Purchased Assets in good operating condition and repair and shall use their best efforts, consistent with sound business practice, to maintain the business organization of the Business intact and to preserve and enhance the goodwill of the suppliers, contractors, licensors, employees, customers, distributors and others having business relations with the Business. Neither Quixote nor DMI shall (i) transfer or cause to be transferred from the Business any employee or agent thereof, (ii) offer employment after the Closing Date to any such employee or agent or (iii) otherwise attempt to persuade any such Person to terminate his, her or its relationship with the Business.

    (b) Notwithstanding Section 7.4(a), except as expressly permitted by this Agreement or except with the express written approval of Parent (which shall not be unreasonably withheld), neither Quixote nor DMI shall:

         (i) make any change in the Business or in the operation of the Business or make or contract or commit to make any expenditure, whether or not contemplated by the budget set forth on Schedule 5.26, in respect of the Business which shall, in any one case, exceed $25,000;

         (ii) enter into any contract, agreement, undertaking or commitment, including any purchase order not in the ordinary course of business consistent with past practice or containing a "most favored nation" pricing provision, as such term is commonly understood in the optical disc industry, or which would have been required to be set forth on

    Schedule 5.20 if in effect on the date hereof or enter into any contract which cannot be assigned to Cinram or a permitted assignee of Cinram under
    Section 13.5 or 13.16;

        (iii) enter into any contract for the purchase of real property to be used by the Business or for the sale of any Owned Real Property or exercise any option to purchase real property listed on Schedule 5.10 or any option to extend a lease listed on Schedule 5.11;

        (iv) sell, lease (as lessor), transfer or otherwise dispose of (including any transfer (except a Permissible Payment) from the Business to Quixote or any of its Affiliates), or mortgage, pledge, impose or suffer to be imposed any Encumbrance (other than Permitted Encumbrances) on, any of the assets acquired for the Business, except for inventory and other insignificant items of personal property sold or otherwise disposed of for fair value in the ordinary course of the business consistent with past practice;

         (v) cancel any debts owed to or claims held for the benefit of the Business (including the settlement of any claims or litigation) other than in the ordinary course of business consistent with past practice;

        (vi) create, incur or assume, or agree to create, incur or assume, any indebtedness for borrowed money in respect of the Business, or enter into, as lessee, any capitalized lease obligation (as defined in Statement of Financial Accounting Standards No. 13);

        (vii) accelerate or delay collection of any note or account receivable generated by the Business in advance of or beyond its regular due date or the date when the same would have been collected in the ordinary course of business consistent with past practice;

       (viii) delay or accelerate payment of any account payable or other liability of the Business beyond or in advance of its due date or the date when the same would have been paid in the ordinary course of business consistent with past practice;

        (ix) allow the levels of raw materials, supplies, work-in-process or other materials included in the inventory of the Business to vary in any material respect from the levels customarily maintained in the Business;

         (x) make, or agree to make, any payment of cash or distribution of assets to Quixote or any of its Affiliates, whether pursuant to any management fee or services agreement or similar arrangement; PROVIDED, HOWEVER, Quixote shall be entitled to receive cash from the Business, on a monthly basis, in an amount equal to the interest which would have been earned on the Purchase Price (determined as provided in Article III) for the period commencing October 1, 1996 and ending on March 31, 1997 as if the amount of such Purchase Price had been deposited on October 1, 1996 in an account bearing interest at the rate of 5% per annum; PROVIDED FURTHER that if the Closing shall occur prior to March 31, 1997, Quixote shall be entitled to receive from the Business, on the Closing Date, cash in an amount equal to the difference between the amount received as aforesaid and the amount it would have received if the Closing had occurred on March 31, 1997; and PROVIDED FURTHER that DMI shall be entitled to make Permissible Payments;

        (xi) institute any increase in any compensation payable to any employee of DMI, or Quixote with respect to the Business, or adopt any new, or institute any change or increase in any, "employee benefit plan," as such term is defined in Section 3(3) of ERISA, or any plan, policy, trust, understanding, arrangement or agreement of any kind described in clause (A) or (B) of the first sentence of Section 5.18(b) (irrespective of the second sentence thereof), or institute any compensation plan, with respect to employees of the Business, or incur or accrue any cost, expense or liability with respect to any agreement, understanding or arrangement of any kind described in clause (B) of the first sentence of Section 5.18(b) (irrespective of the second sentence thereof);

        (xii) make any change in the accounting principles and practices used by Quixote and DMI from Agreed Accounting Principles;

       (xiii) (A) declare, set aside or pay any dividends on, or make any other actual, constructive or deemed distributions in respect of, any of the capital stock of DMI, or otherwise make any payments to the stockholders of DMI in their capacity as such; (B) split, combine or reclassify any of the capital stock of DMI or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for any shares of the capital stock of DMI; or (C) purchase, redeem or otherwise acquire any shares of the capital stock of DMI or those of any Subsidiary or any other securities of DMI or any Subsidiary or any rights, warrants or options to acquire any such shares or other securities;

       (xiv) hire or agree to hire any new employee for the Business or enter into any agreement, commitment or arrangement in connection with or affecting the Business with any current or newly hired employee, or individual who will be an employee (excluding Myron R. Shain) of DMI, or Quixote with respect to the Business, other than the hiring of employees in the ordinary course of business; or

        (xv) make any payment of, or in respect of, Taxes (including, without limitation, payments of, or in respect of, Taxes pursuant to a Tax sharing arrangement) out of the assets of the Business, except to the extent (A) such Taxes are Excluded Taxes (and such payment is made in accordance with past practice) or (B) Quixote reimburses the Business for the payment of, or in respect of, such Taxes so that, on the Closing Date, the Purchased Assets will not be reduced by the amount of such payment of Taxes.

    Anything in this Section 7.4 to the contrary notwithstanding, if, during the period commencing on the date hereof and ending at the close of business on the day preceding the Closing Date, DMI shall experience any shortage of cash for working capital purposes, DMI may borrow such cash shortfall from Quixote at the interest rate of 7.16% per annum; PROVIDED, HOWEVER, that any such borrowing shall be repaid (both as to principal and interest) as promptly as practicable and, in any event, not later than the close of business on the day preceding the Closing Date.

    7.5. NOTIFICATION BY QUIXOTE AND DMI OF CERTAIN MATTERS. During the period prior to the Closing Date, Quixote and DMI shall promptly advise Parent in writing of (i) any material adverse change in the condition of the Purchased Assets or the Business, (ii) any threatened or possible event, occurrence or condition which could reasonably be expected to result in any adverse change in the Purchased Assets or the Business, (iii) any notice or other communication from any third Person alleging that the consent of such third Person is or may be required in connection with the transactions contemplated by this Agreement and (iv) any material default under any of the Sellers' Agreements or any event which, with notice or lapse of time or both, would become such a default on or prior to the Closing Date and of which Quixote or DMI has knowledge.

    7.6. ANTITRUST LAW COMPLIANCE. As promptly as practicable after the date hereof, Parent and Quixote shall file with the Federal Trade Commission and the Antitrust Division of the Department of Justice the notifications and other information required to be filed under the HSR Act, or any rules and regulations promulgated thereunder, with respect to the transactions contemplated hereby. Each party hereto warrants that all such filings by it will be in all material respects, as of the date filed, true and accurate and in accordance with the requirements of the HSR Act and any such rules and regulations. Each of Parent, Cinram, DMI and Quixote agrees to make available to the others such information as any of them may reasonably request relative to its business, assets and property (including, in the case of Quixote and DMI, the Business) as may be required of each of them to file any additional information requested by such agencies under the HSR Act and any such rules and regulations.

    7.7. COMMITMENT FOR TITLE INSURANCE AND SURVEY. Quixote shall cause to be delivered to Parent not more than 30 days after the date hereof, with respect to each parcel of Owned Real Property identified on Schedule 5.10 and the parcel of leased real property identified as Item No. 6 on Schedule 5.11: (i) a current commitment for the issuance of an owner's title insurance policy (or leasehold owner's title insurance policy, as the case may be), all of which policies shall be ALTA 1992 Form-B policies with an endorsement deleting the "creditor's rights" exception or exclusion, with an ALTA Form 3.1 zoning endorsement, an access endorsement insuring that each street adjacent to the real property is a public street and that there is direct and unencumbered access to such street and an endorsement insuring that there is no violation of any covenants, conditions or restrictions affecting the real property, with extended coverage over general exceptions 1 (rights or claims of parties in possession), 2 (survey matters), 3 (easements), 4 (mechanic's liens) and 5 (taxes or special assessments not shown as existing liens), written by First American Title Company or another nationally recognized title insurance company in an amount equal to the value to be allocated to such parcel on the Allocation Schedule, in form and substance satisfactory to Parent, and providing that, upon the satisfaction of the conditions specified therein, Cinram will have good and marketable title thereto, free and clear of all Encumbrances (other than Permitted Encumbrances); and (ii) an ALTA land title survey, certified to Parent and acceptable to such title company, of a recent date with respect to each such parcel showing no encroachments or other survey defects with respect to the buildings, structures and other improvements located on such property.

    7.8. QUIXOTE STOCKHOLDER MEETING. As promptly as practicable after the date hereof, Quixote shall call a meeting of its stockholders (the "Quixote Stockholder Meeting") to be held as promptly as practicable for the purpose of voting upon this Agreement and the transactions contemplated hereby. Quixote shall, through its Board of Directors, recommend to its stockholders approval of such matters and shall not withdraw such recommendation; PROVIDED, HOWEVER, that such Board of Directors shall not be required to make, and shall be entitled to withdraw, such recommendation if, as a result of any change in the facts and circumstances, such Board of Directors concludes in good faith on the basis of the advice of its outside counsel that the making of, or the failure to withdraw, such recommendation would violate the fiduciary obligations of such Board of Directors under applicable law.

                                  ARTICLE VIII
                             ADDITIONAL AGREEMENTS

    8.1. COVENANT NOT TO COMPETE OR SOLICIT BUSINESS. In furtherance of the sale of the Purchased Assets and the Business to Cinram hereunder by virtue of the transactions contemplated hereby and more effectively to protect the value and goodwill of the Purchased Assets and the Business so sold, Quixote and DMI covenant and agree that, for a period ending on the fifth anniversary of the Closing Date, neither Quixote or DMI nor any of their Affiliates shall:

         (i) directly or indirectly (whether as principal, agent, independent contractor, partner or otherwise) own, manage, operate, control, participate in, perform services for or otherwise carry on a business similar to or competitive with the Business anywhere in the world; or

         (ii) induce or attempt to persuade any employee, agent or customer of the Business to terminate such employment, agency or business relationship in order to enter into any such relationship on behalf of any other business organization in competition with the Business;

PROVIDED, HOWEVER, that nothing contained in this Section 8.1 shall prohibit Quixote, DMI or their Affiliates from owning not to exceed 5% in the aggregate of any class of capital stock of any corporation if such stock is publicly traded and listed on any national or regional stock exchange or on the NASDAQ market system. In addition, Quixote and DMI covenant and agree that neither they nor any of their Affiliates will divulge or make use of any Trade Secrets or other confidential information of the Business other than to disclose such secrets and information to Parent, Cinram or their Affiliates. In the event Quixote, DMI or any Affiliate thereof shall violate any of their obligations under this Section 8.1, Parent and/or Cinram may proceed against them in law or in equity for such damages or other relief as a court may deem appropriate. Quixote and DMI acknowledge that a violation of this Section 8.1 may cause Parent and Cinram irreparable harm which may not be adequately compensated for by money damages. Quixote and DMI therefore agree that, in the event of any actual or threatened violation of this Section 8.1, Parent and/or Cinram shall be entitled, in addition to other remedies that may be available, to a temporary restraining order and to preliminary and final injunctive relief against Quixote, DMI and any Affiliates thereof to prevent any violations of this
Section 8.1, without the necessity of posting a bond or of proving actual monetary loss. It is hereby expressly understood and agreed that such injunctive or other equitable relief shall not be Parent's and Cinram's exclusive remedy. The prevailing party in any action commenced under this Section 8.1 shall also be entitled to receive reasonable attorneys' fees and court costs. It is the intent and understanding of each party hereto that if, in any action before any court or agency legally empowered to enforce this Section 8.1, any term, restriction, covenant or promise in this Section 8.1 is found to be unreasonable and for that reason unenforceable, then such term, restriction, covenant or promise shall be deemed modified to the extent necessary to make it enforceable by such court or agency.

    8.2. PRODUCTION OF REPLACEMENT PRODUCTS. From and after the Closing Date, Cinram shall, at Quixote's reasonable request and at Cinram's cost for labor, material and variable overhead with respect to services performed or products furnished to or for the benefit of Quixote and DMI, provide a reasonable quantity of the products required to replace any products manufactured and delivered by the Business prior to the Closing Date. In providing such replacement products for the benefit of Quixote and DMI, Cinram shall first use any excess products which result from any production overrun before incurring additional costs to manufacture such replacement products. Neither Parent nor Cinram shall be liable for any product liability or claims for injury to person or property, regardless of when made or asserted, with respect to the manufacture or provision of such replacement products or the performance of any replacement services.

    8.3. TAXES. (a) Quixote and DMI shall be liable for and pay, and pursuant to Article XI shall indemnify Cinram against: (i) all Taxes imposed on any Subsidiary (which, for purposes of this Section 8.3, shall include the subsidiary referred to in the last paragraph of Section 2.1), or for which such Subsidiary may otherwise be liable, as a result of having been a member of an "affiliated group," as defined in Section 1504(a) of the Code without regard to the limitations contained in Section 1504(b) of the Code, that, at any time on or prior to the Closing, includes or has included such Subsidiary or any predecessor of or successor to such Subsidiary (or another such predecessor or successor), or any other group of corporations that, at any time on or prior to the Closing, files or has filed Tax Returns on a combined, consolidated or unitary basis with such Subsidiary or any predecessor of or successor to such Subsidiary (or another such predecessor or successor), including, without limitation, Taxes for which any Subsidiary may be liable pursuant to Treas. Reg.
Section 1.1502-6 or similar provisions of any state, local or foreign law as a result of having been a member of such an affiliated group); and (ii) all Taxes (whether assessed or unassessed) applicable to the Business, the Purchased Assets and the Assumed Liabilities, in each case attributable to taxable years or periods ending on or prior to the Closing Date and, with respect to any Straddle Period, the portion of such Straddle Period ending on and including the Closing Date; PROVIDED, HOWEVER, that Quixote and DMI shall not be liable for, and shall not indemnify Cinram against, any such Taxes that (i) are other than federal, state, local or foreign income or franchise Taxes and (ii) are attributable to periods (including partial periods) beginning after September 30, 1996 (the Taxes described in this proviso being herein referred to as the "Excluded Taxes"). Quixote and DMI shall be entitled to any refund of any Taxes for which they are liable pursuant to the preceding sentence. Cinram shall be liable for and shall pay, and pursuant to Article XI shall indemnify Quixote and DMI against: (i) all Taxes (whether assessed or unassessed) applicable to the Business, the Purchased Assets and the Assumed Liabilities that are attributable to taxable years or periods beginning after the Closing Date and, with respect to any Straddle Period, the portion of such Straddle Period beginning after the Closing Date and
(ii) all Excluded Taxes. Anything in this Section 8.3(a) to the contrary notwithstanding, Quixote and DMI shall in all events be liable for, and shall indemnify Cinram against, all Taxes described in Section 2.4(m), and such Taxes shall not constitute Excluded Taxes. Cinram shall be entitled to any refund of any Taxes for which it is liable pursuant to the second preceding sentence. All Excluded Taxes that are payable on or prior to the Closing Date shall be timely paid by DMI out of the assets of the Business (in accordance with past practice) and, to the extent so paid, shall be treated as having been paid by Cinram, and Cinram shall have no liability or indemnification obligation with respect thereto. For purposes of this Section 8.3: (i) any Straddle Period shall be treated on a "closing of the books" basis as two partial periods, one ending at the close of business on the Closing Date and the other beginning on the day after the Closing Date; and (ii) the amount of Excluded Taxes attributable to any taxable year or period beginning before and ending after September 30, 1996 shall similarly be treated on a "closing of the books" basis as two partial periods, one ending at the close of business on September 30, 1996 and the other beginning on October 1, 1996. Notwithstanding the foregoing, Taxes (such as property Taxes) imposed on a periodic basis shall be allocated on a daily basis.

    (b) Quixote and DMI, on the one hand, or Cinram, on the other hand, as the case may be, shall provide reimbursement for any Tax paid by the other party, all or a portion of which is the responsibility of the first party in accordance with the terms of this Section 8.3 (it being understood that any payment of Excluded Taxes made by Quixote or DMI shall be treated as though made by Cinram). Within a reasonable time prior to the payment of any such Tax, the party paying such Tax shall give notice to the other party of the Tax payable and the portion thereof which is the liability of each party, although failure to do so will not relieve the other party from its liability hereunder. Such notice shall set forth in reasonable detail the methodology used to calculate the liability of each party, which shall be consistent with Section 8.3(a).

     (c) After the Closing Date, each of Quixote, DMI and Cinram shall (and cause its respective Affiliates to):

         (i) assist any other party hereto in preparing any Tax Returns which such other party is responsible for preparing and filing;

         (ii) cooperate fully in preparing for any audits of, or disputes with taxing authorities regarding, any Tax Returns of the Business or the Purchased Assets;

        (iii) make available to the other parties hereto and to any taxing authority, as reasonably requested, all information, records and documents relating to Taxes of the Business or the Purchased Assets;

        (iv) provide timely notice to the other parties hereto in writing of any pending or threatened Tax audits or assessments relating to Taxes of the Business or the Purchased Assets for taxable periods for which the other parties may have a liability under this Section 8.3; and

         (v) furnish the other parties hereto with copies of all correspondence received from any taxing authority in connection with any Tax audit or information request with respect to any such taxable period.

    (d) Anything in this Agreement to the contrary notwithstanding, the obligations of the parties contained in this Section 8.3 shall be unconditional and absolute and shall remain in effect without limitation as to time.

    (e) ELECTION UNDER SECTION 338(H)(10). DMI and Cinram shall make a joint election for the subsidiary referred to in the last paragraph of Section 2.1 (and any of the Subsidiaries for which an election is available) under Section 338(h)(10) of the Code and under any applicable similar provisions of state or local law with respect to the purchase of the shares of such entity (collectively, the "Section 338(h)(10) Elections"). DMI and Cinram shall, within 30 days after the completion of the Allocation Schedule, but in no event later than five days prior to the due date for filing Internal Revenue Service Form 8023-A, exchange completed and executed copies of Internal Revenue Service Form 8023-A and required schedules thereto, and any similar state and foreign forms. If any changes are required in these forms as a result of information which becomes available only after these forms are prepared, Quixote, DMI and Cinram will promptly agree on such changes.

    8.4. DISCHARGE OF LIABILITIES. (a) Quixote and DMI covenant and agree that they shall, jointly and severally, pay and discharge, and hold Parent and Cinram harmless from, each and every liability and obligation of Quixote and DMI in respect of the Business or the Purchased Assets arising from events occurring on or prior to the Closing Date, excepting only those liabilities and obligations expressly assumed by Cinram at the Closing pursuant to the instrument of assumption delivered to Quixote and DMI.

    (b) Parent and Cinram covenant and agree that they shall, jointly and severally, pay and discharge, and hold Quixote and DMI harmless from, each and every liability and obligation of Parent and Cinram in respect of the Assumed Liabilities.

    8.5. EMPLOYEES AND EMPLOYEE BENEFIT PLANS. (a) Except for Myron R. Shain, immediately after the Closing, Cinram shall offer immediate employment on an "at-will" basis, initially at salary or hourly rates, as appropriate, that are substantially comparable to those in effect at the Closing, to:

         (i) each of the employees of the Business who are actively at work as of the Closing Date and (A) are identified on Schedule 5.18(i) or (B) are not identified on such Schedule because they were not employees or commission salespersons of the Business on September 30, 1996 but (1) are hired after such date as hourly employees at standard scheduled wage rates, with only the benefits generally available to all employees of the Business, as to whom the information described in Section 5.18(i) will be delivered to Parent not later than three business days prior to the Closing, or (2) have been hired after such date and prior to the date hereof as salaried employees and as to whom the information described in Section 5.18(i) has been provided on Schedule 5.18(i) (except as otherwise indicated on such Schedule); and

         (ii) to any individual identified on Schedule 5.18(i) who is an employee of the Business as of the Closing Date and is receiving sick-leave or short-term disability benefits under Quixote's or DMI's sick-leave or short-term disability program or who is on an approved leave of absence as of the Closing Date and is entitled to reinstatement under applicable federal or state law, subject to the following conditions (except to the extent that such conditions are not applicable to the reason for such individual's absence): (A) such individual is released by his or her physician to return to active employment; and (B) such individual actually returns to active employment immediately upon such release; PROVIDED, HOWEVER, that no individual need be offered employment because of this
    Section 8.5(a)(ii) after six months following the Closing Date or any applicable longer period required by law.

    This Agreement shall not create any obligation on the part of Cinram to continue the employment of any employee for any definite period or, notwithstanding any provision of Section 8.5(c) to the contrary, with any particular term or condition of employment. Any person to whom employment is offered pursuant to this Section 8.5(a) and who accepts such employment is herein referred to as a "Transferred Employee."

    (b) Quixote, DMI and their Affiliates have not offered and will not offer employment to any of the employees to whom Cinram must offer employment pursuant to Section 8.5(a) during the two-year period immediately following the Closing Date without the prior written consent of Cinram; and after the expiration of such two-year period, Quixote or DMI may hire any employee who voluntarily terminates employment with Cinram only if such employee terminates such employment without any inducement from Quixote or DMI.

     (c) Cinram shall use reasonable efforts to provide initially, immediately following the Closing, the Transferred Employees with benefits of the types listed on Schedule 8.5(c) that are substantially comparable to those benefits of the same type provided to such employees by Quixote or DMI prior to the Closing Date (with such comparability determined by reference to the descriptions of such benefits found in the Draft #5 DMI Employee Handbook (unpublished) dated October 15, 1996 or in plan documents delivered by Quixote or DMI to Cinram pursuant to Section 5.18(c)). Such benefits may exclude, in Cinram's sole discretion, any post-retirement or other post-termination medical or other benefits and long-term disability insurance with respect to any pre-existing conditions. Such reasonable efforts may exclude, in Cinram's sole discretion, providing any medical, health, dental, eye care, long-term disability or death benefits to any person other than on an insured basis. Quixote and DMI shall provide, both before and after the Closing, Cinram with such information as Cinram may reasonably request in order for Cinram to fulfill this Section 8.5(c). Cinram agrees to recognize service with DMI as if it were service with Cinram for the purpose of determining the eligibility of the Transferred Employees to participate in the plans providing benefits of the types listed on
Schedule 8.5(c) to be made available by Cinram to the Transferred Employees, except to the extent that to do so would jeopardize the favorable tax status of any such plan (without making modifications to such plan). Such service shall be so recognized for purposes other than participation eligibility (such as for vesting or benefit accrual under any retirement plan) only to the extent Cinram determines in its sole discretion. Notwithstanding the preceding sentence, the Transferred Employees shall be allowed to participate in the Cinram, Inc. 401(k) Profit Sharing Plan and Trust ("Cinram's 401(k) Plan"), and, Cinram agrees to recognize service with DMI as if it were service with Cinram for the purposes of determining the eligibility of the Transferred Employees to participate in Cinram's 401(k) Plan and to vest in benefits accrued thereunder, except to the extent that to do so would jeopardize the favorable tax status of such plan (without making modifications to such plan).

    (d) Quixote and DMI shall take all necessary actions to assure that the Transferred Employees will be fully vested in their accounts in the Quixote Corporation Incentive Savings Plan ("Quixote's 401(k) Plan") as of the Closing Date. As soon as practicable after the Closing Date, Quixote, DMI and Cinram will co-operate to take all reasonable actions necessary to cause there to be transferred to Cinram's 401(k) Plan the Transferred Employees' account balances under Quixote's 401(k) Plan as of the day of transfer to Cinram's 401(k) Plan, and at the same time cause there to be transferred from Quixote's 401(k) Plan to Cinram's 401(k) Plan assets with a fair market value equal, as of the day of transfer, to the sum of the account balances of the Transferred Employees in Quixote's 401(k) Plan as of the day of transfer. Quixote shall be responsible for there being transferred to Cinram's 401(k) Plan the correct amounts of balances and assets, and that such amount of assets shall represent the Transferred Employees' portion of the fair market value of all assets of Quixote's 401(k) Plan as of such transfer date (based on the ratio by investment of the account balances of the Transferred Employees to all account balances under Quixote's 401(k) Plan as of such transfer date). Quixote shall provide Cinram with such information as may be reasonably requested by Cinram to confirm the proper balances and assets are being so transferred and to administer Cinram's 401(k) Plan with respect to such balances after such transfers. Such transfers shall be made only after Cinram presents to Quixote a copy of a current IRS favorable determination letter or other evidence that Cinram's 401(k) Plan is a "qualified" plan (within the meaning of Section 401(a) of the Code) and after Quixote presents to Cinram a copy of a current IRS favorable determination letter or other evidence that

Quixote's 401(k) Plan is so qualified. The transfer of assets shall be made in cash, or in other assets if Quixote and Cinram shall so agree. The transfers shall be made only in a manner that complies with the Code and all other applicable laws. If (i) it shall be determined by Quixote or Cinram that the Transferred Employees' account balances cannot be required to be transferred pursuant to this Section 8.5(d), (ii) Cinram shall determine that such a required transfer would require (in order for Cinram's 401(k) Plan to maintain its qualified status) that Cinram's 401(k) Plan be amended to provide distribution options as to time or manner or other features (other than participant loans) with respect to the transferred account balances not otherwise provided by Cinram's 401(k) Plan prior to the Closing, (iii) Cinram shall determine that such a required transfer would require (in order for Cinram's 401(k) Plan to maintain its qualified status) that Cinram's 401(k) Plan be amended to provide distribution options as to time or manner or other features (including participant loans) with respect to account balances of persons (other than the Transferred Employees) that are not otherwise provided by Cinram's 401(k) Plan prior to the Closing, (iv) Quixote or Cinram shall determine that such assets may be liquidated to be so transferred only if such accounts would incur a charge or penalty pursuant to any insurance or annuity contract or otherwise or (v) Quixote or Cinram shall determine that such a required transfer would jeopardize the tax qualified status of such plan, then at Quixote or Cinram's option, whichever makes such determination, such transfer shall not be made and the Transferred Employees will be entitled to distributions from Quixote's 401(k) Plan at such times as are provided therein. All such determinations shall be reasonable and shall be made in good faith. Quixote and DMI agree that, for the plan year of Quixote's 401(k) Plan which includes the Closing Date, DMI shall contribute amounts to the accounts of all Transferred Employees, as cash or deferred contributions, employer matching contributions and employer discretionary contributions in the same amounts as would have been contributed if the Transferred Employees had not terminated employment with DMI or Quixote; PROVIDED, HOWEVER, that the amount of any such employer discretionary contributions shall be determined only by reference to the amount of compensation earned by the Transferred Employees while employed by Quixote or DMI. Quixote and DMI hereby represent to Cinram that the assets and account balances to be transferred to Cinram's 401(k) Plan pursuant to this
Section 8.5(d) will not incur a charge or penalty pursuant to any insurance or annuity contract or otherwise as a result of any such transfer being made in the form of cash and are not invested in any life insurance with respect to any Transferred Employee's life, and that distributions are only available under Quixote's 401(k) Plan in the form of lump sum cash distributions. Prior to the time any transfers are made pursuant to this Section 8.5(d), and if for any reason it is determined that such transfers shall not be made, Transferred Employees' account balances shall be maintained under Quixote's 401(k) Plan and distributed in the manner and at the time provided therein.

    (e) Quixote and DMI agree to take all actions necessary so that all of the requirements of Part 6 of Title I of ERISA are satisfied and continue to be satisfied with respect to (i) persons who are employed by DMI or Quixote at any time prior to the Closing Date and are not employed by Cinram immediately after the Closing Date, and all qualified beneficiaries with respect to such persons,
(ii) all Transferred Employees, and all qualified beneficiaries with respect to such persons, as a result of such Transferred Employees' termination of employment with DMI or Quixote and (iii) all other persons entitled to continuation coverage under Part 6 of Title I of ERISA as a result of an event occurring on or prior to the Closing Date. Such actions shall include providing to all such persons an option to maintain health coverage that is at least as valuable as that provided by Quixote and DMI prior to the Closing Date. Quixote and DMI agree to continue all long-term disability insurance policies for all Transferred Employees who are receiving benefits thereunder as of the Closing Date or who are absent from work as of the Closing Date due to a disability and would, but for any waiting period under such policy, be receiving benefits thereunder as of the Closing Date. Quixote and DMI agree to continue such policies in effect until such disabled employees become Transferred Employees.

    (f) During the time period following the Closing Date required under applicable law, Quixote and DMI shall pay all wages, salaries, commissions, bonuses and severance payments, and all payments required under all ERISA Benefit Plans and Non-ERISA Commitments, which have accrued on or prior to the Closing Date, or thereafter accrue or otherwise become payable, and which are owed to employees of the Business due to employment prior to the Closing or as a result of the transactions contemplated by this Agreement, and shall satisfy all liabilities and obligations described in Section 2.4(m), other than those that constitute Assumed Liabilities.

    8.6. COOPERATION WITH QUIXOTE REGARDING CERTAIN LITIGATION. From and after the Closing Date, Cinram and its Affiliates conducting the Business shall cooperate with Quixote with respect to the litigation set forth on Schedule 8.6 by providing Quixote reasonable access during normal business hours and on reasonable advance notice to the relevant records of the Business, and to employees of the Business who may be called by Quixote as witnesses in any such litigation or may be needed to provide copies of such records or any other information which Quixote may reasonably require for such litigation and which is not protected by any confidentiality agreement with a third Person. Quixote shall reimburse Cinram for the direct costs of such employees' time, including benefits, and Cinram's other out-of-pocket expenses.

    8.7. CHANGE IN CORPORATE NAME. Quixote shall cause DMI promptly after the Closing Date to change its corporate name to a name that does not include the word "Disc" or any variation thereof.

    8.8. NO SOLICITATION. From and after the date hereof, neither Quixote nor DMI shall, directly or indirectly, solicit, initiate or encourage (including by way of furnishing information) any Takeover Proposal from any Person, or commence new discussions with, or continue current discussions or negotiations relating to, any Takeover Proposal, and shall use its reasonable best efforts to prevent any of its directors, officers, attorneys, financial advisors and other authorized representatives from, directly or indirectly, taking any such action; PROVIDED, HOWEVER, that Quixote and DMI may engage in discussions or negotiations with, or furnish information concerning DMI and its properties, assets and business to, any Person which makes, or indicates in writing an intention to make, a Superior Proposal if the Board of Directors of Quixote shall conclude in good faith that the failure to take such action would violate the fiduciary obligations of such Board of Directors under applicable law. Quixote shall promptly notify Parent of any Takeover Proposal, including the material terms and conditions thereof. As used in this Agreement: (i) "Takeover Proposal" means any proposal or offer for, or any expression of interest (by public announcement or otherwise) by any Person (other than a proposal or offer by Parent or any of its Subsidiaries or other Affiliates) in, any tender or exchange offer for 20% or more of the equity of Quixote or DMI, any merger, consolidation or other business combination involving Quixote or DMI or any of its Significant Subsidiaries, any acquisition in any manner of 20% or more of the equity of, or 20% or more of the assets of, DMI or any of its Significant Subsidiaries or any inquiry by any person with respect to Quixote's or DMI's willingness to receive or discuss any of the foregoing; (ii) "Superior Proposal" means a bona fide, written and unsolicited proposal or offer made by any Person (or group) (other than Parent or any of its Subsidiaries or other Affiliates) to acquire Quixote or DMI pursuant to any Takeover Proposal on terms which a majority of the members of the Board of Directors of Quixote determines in good faith, and in the exercise of reasonable judgment (based on the advice of independent financial advisors), to be more favorable to Quixote and its stockholders than the transactions contemplated hereby; and (iii) "Significant Subsidiary" shall have the meaning specified in Rule 1-02 of Regulation S-X of the SEC.

    8.9. THIRD PARTY STANDSTILL AGREEMENTS. During the period from the date of this Agreement through the Closing Date, neither Quixote nor DMI shall terminate, amend, modify or waive any provision of any confidentiality or standstill agreement to which it or any of its subsidiaries or Affiliates is a party. During such period, Quixote or DMI shall enforce, to the fullest extent permitted under applicable law, the provisions of any such agreement, including, but not limited to, by obtaining injunctions to prevent any breaches of such agreements and to enforce specifically the terms and provisions thereof in any court of the United States of America or of any state having jurisdiction.

                                   ARTICLE IX
            CONDITIONS PRECEDENT TO OBLIGATIONS OF PARENT AND CINRAM

    The obligations of Parent and Cinram under this Agreement shall, at the option of Parent, be subject to the satisfaction, on or prior to the Closing Date, of the following conditions:

    9.1. NO MISREPRESENTATION OR BREACH OF COVENANTS AND WARRANTIES. There shall have been no material breach by Quixote or DMI in the performance of any of their covenants and agreements herein; each of the representations and warranties of Quixote and DMI contained or referred to herein shall be true and correct on the Closing Date as though made on the Closing Date, except for changes therein specifically permitted by this Agreement or resulting from any transaction expressly consented to in writing by Parent or any transaction permitted by Section 7.4; and there shall have been delivered to Parent a certificate to such effect, dated the Closing Date and signed on behalf of Quixote and DMI, respectively, by its President or any Vice President.

    9.2. NO CHANGES OR DESTRUCTION OF PROPERTY. Between the date hereof and the Closing Date, there shall have been (i) no material adverse change in the Purchased Assets or the operations, liabilities, profits, prospects or condition (financial or otherwise) of the Business; (ii) no material adverse federal or state legislative or regulatory change affecting the Business or its products or services; and (iii) no material damage to the Purchased Assets by fire, flood, casualty, act of God or the public enemy or other cause, regardless of insurance coverage for such damage; and there shall have been delivered to Parent a certificate to such effect, dated the Closing Date and signed on behalf of Quixote and DMI, respectively, by its President or any Vice President.

    9.3. NO RESTRAINT OR LITIGATION. The waiting period under the HSR Act shall have expired or been terminated, and no action, suit, investigation or proceeding shall have been instituted or threatened to restrain, prohibit or otherwise challenge the legality or validity of the transactions contemplated hereby or which, if the Person instituting or threatening the same were to prevail, could reasonably be expected to have a material adverse change on the Business or the Purchased Assets.

    9.4. NECESSARY GOVERNMENTAL APPROVALS. The parties hereto shall have received all approvals and actions of or by, or have made all necessary filings with, all Governmental Bodies which are necessary to consummate the transactions contemplated hereby, which are either specified on Schedule 5.3 or otherwise required to be obtained or filed prior to the Closing by applicable Requirements of Laws or which are necessary to prevent a material adverse change in the Purchased Assets or the operations, liabilities, profits, prospects or condition (financial or otherwise) of the Business.

    9.5. NECESSARY CONSENTS. Quixote and DMI shall have received consents, in form and substance reasonably acceptable to Parent, to the transactions contemplated hereby from the other parties to all contracts, leases, licenses, agreements and permits to which DMI or Quixote are a party or by which DMI, Quixote or any of the Purchased Assets is affected and which are specified on
Schedule 9.5.

    9.6. TITLE INSURANCE AND SURVEY. Parent shall have received, with respect to each parcel of the Owned Real Property identified on Schedule 5.10: (i) a current owner's title insurance policy and, with respect to the Huntsville Owned Real Property and any other leased real property identified on Schedule 5.11, a current leasehold owner's title insurance policy, with all premiums and related charges paid by Quixote and/or DMI, each of which policies shall be in the form and contain the endorsements, coverage and other provisions specified in Section 7.7 with respect to the commitments for such policies, and (ii) the survey required by Section 7.7.

    9.7 QUIXOTE STOCKHOLDER APPROVAL. The execution and performance of this Agreement and the transactions contemplated hereby shall have been approved by at least 60% of the votes entitled to be cast at the Quixote Stockholder Meeting by the holders of the outstanding shares of Quixote capital stock in accordance with applicable law and the Certificate of Incorporation and By-laws of Quixote.

    9.8 ABSENCE OF MATERIAL ENVIRONMENTAL LIABILITIES. Cinram's environmental investigation pursuant to Section 7.1 shall not have revealed any environmental conditions at any of the Sellers' Properties or with respect to any of the Purchased Assets, or any environmental non-compliance, obligation or liability affecting the Purchased Assets or the Business, which, in any such case, could result in any material Loss or Expense or could otherwise have a material adverse effect on the Purchased Assets or the Business; PROVIDED, HOWEVER, that this condition shall not be deemed to be unsatisfied until Parent shall advise Quixote in writing of the environmental problem, specify its objections with particularity, and Quixote shall not have satisfied Parent with respect to such objections within 30 days after receipt by Quixote of such notice.

    9.9 BANK ACCOUNTS. Prior to the Closing Date, Quixote shall have provided to Parent a list of each bank account, safe deposit box or lock box used by DMI, or Quixote with respect to the Business, and at the Closing shall cause each authorized signatory thereto to resign if the same holds or relates to any of the Purchased Assets.

                                   ARTICLE X
             CONDITIONS PRECEDENT TO OBLIGATIONS OF QUIXOTE AND DMI

    The obligations of Quixote and DMI under this Agreement shall, at the option of Quixote, be subject to the satisfaction, on or prior to the Closing Date, of the following conditions:

    10.1. NO MISREPRESENTATION OR BREACH OF COVENANTS AND WARRANTIES. There shall have been no material breach by Parent or Cinram in the performance of any of their covenants and agreements herein; each of the representations and warranties of Parent and Cinram contained or referred to herein shall be true and correct on the Closing Date as though made on the Closing Date, except for changes therein specifically permitted by this Agreement or resulting from any transaction expressly consented to in writing by Quixote or any transaction contemplated by this Agreement; and there shall have been delivered to Quixote a certificate to such effect, dated the Closing Date and signed on behalf of Parent and Cinram, respectively, by its President or any Vice President.

    10.2. NO RESTRAINT OR LITIGATION. The waiting period under the HSR Act shall have expired or been terminated, and no action, suit or proceeding by any Governmental Body shall have been instituted or threatened to restrain, prohibit or otherwise challenge the legality or validity of the transactions contemplated hereby.

    10.3. NECESSARY GOVERNMENTAL APPROVALS. The parties hereto shall have received all approvals and actions of or by all Governmental Bodies which are necessary to consummate the transactions contemplated hereby and are required to be obtained prior to the Closing by applicable Requirements of Laws.

    10.4. QUIXOTE STOCKHOLDER APPROVAL. The execution and performance of this Agreement and the transactions contemplated hereby shall have been approved by at least 60% of the votes entitled to be cast at the Quixote Stockholder Meeting by the holders of the outstanding shares of Quixote capital stock in accordance with applicable law and the Certificate of Incorporation and By-laws of Quixote.

                                   ARTICLE XI
                                INDEMNIFICATION

    11.1. INDEMNIFICATION BY QUIXOTE AND DMI. (a) Quixote and DMI agree, jointly and severally, to indemnify and hold harmless each Cinram Group Member from and against any and all Losses and Expenses incurred by such Cinram Group Member in connection with or arising from:

         (i) any breach or alleged breach by Quixote or DMI of any of its covenants in this Agreement or in any Sellers' Ancillary Agreement;

         (ii) any failure of Quixote or DMI to perform any of its obligations in this Agreement or in any Sellers' Ancillary Agreement;

        (iii) any breach or alleged breach of any warranty or the inaccuracy of any representation of Quixote or DMI contained or referred to in this Agreement or in any written information or certificate delivered by or on behalf of Quixote or DMI pursuant hereto;

        (iv) any failure of Quixote or DMI to obtain prior to the Closing any required consent with respect to any document referred to on Schedule 2.3(b) or on Schedule 9.5;

         (v) the failure of Quixote or DMI to comply with any applicable bulk sales law, except that this clause (v) shall not affect the obligation of Cinram to pay and discharge the Assumed Liabilities; or

        (vi) the failure of Quixote or DMI to satisfy or otherwise perform any Excluded Liability;

    PROVIDED, HOWEVER, that neither Quixote nor DMI shall be required to indemnify and hold harmless under clauses (i), (ii) and (iii) of this sentence with respect to any Loss or Expense incurred by Cinram Group Members (other than Losses and Expenses incurred as a result of inaccuracies in the representations and warranties contained in the last paragraph of Section 2.1 or in Sections 5.1, 5.3, 5.7, 5.9, 5.17, 5.18 and 5.28 and Losses and Expenses incurred as a result of a breach by Quixote and DMI of their covenants and obligations set forth in Sections 3.2, 7.3, 8.3, 8.5(e), 8.5(f), 8.6 and 13.10, as to all of
which this proviso shall have no effect) only to the extent that the aggregate amount of such Losses and Expenses exceeds $1,000,000; PROVIDED, HOWEVER, that such aggregate amount limitation shall not apply to any claim or series of related claims in which the aggregate amount of Losses and Expenses shall exceed $100,000 (it being understood that, for this purpose, the amounts owed by any account debtor and its Affiliates shall not be combined with amounts owed by other account debtors); and PROVIDED FURTHER that the reimbursement and indemnification obligations of Quixote and DMI under this Section 11.1 (other than with respect to Excluded Liabilities) shall be limited to 50% of the Purchase Price.

    (b) The indemnification provided for in this Section 11.1 shall terminate three years after the Closing Date (and no claims shall be made by any Cinram Group Member under this Section 11.1 thereafter), except that the indemnification by Quixote and DMI shall continue as to:

         (i) the obligations and representations of Quixote and DMI under all deeds, bills of sale and instruments of assignment delivered pursuant to
    Section 4.4, as to which no time limitation shall apply;

         (ii) the representations and warranties set forth in the last paragraph of Section 2.1 and in Sections 5.7, 5.9, 5.17 and 5.18 and the covenants of Quixote and DMI set forth in Sections 3.2, 8.3, 8.4, 8.5(e), 8.5(f), 13.2, 13.6, 13.10 and 13.13, as to all of which no time limitation shall apply (except as may be otherwise expressly provided therein);

        (iii) the covenant set forth in Section 8.1, as to which the indemnification provided for in this Section 11.1 shall terminate one year after the expiration of the noncompetition period provided for therein;

        (iv) any Loss or Expense of which any Cinram Group Member has notified Quixote or DMI in accordance with the requirements of Section 11.3 on or prior to the date such indemnification would otherwise terminate in accordance with this Section 11.1, as to which the obligations of Quixote and DMI shall continue until their liability shall have been determined pursuant to this Article XI, and Quixote and DMI shall have reimbursed all Cinram Group Members for the full amount of such Losses and Expenses in accordance with this Article XI; and

         (v) the obligations of Quixote and DMI with respect to the Excluded Liabilities, as to which no time limitation or dollar amount limit shall apply.

    11.2. INDEMNIFICATION BY CINRAM. (a) Cinram agrees to indemnify and hold harmless each Sellers' Group Member from and against any and all Losses and Expenses incurred by such Sellers' Group Member in connection with or arising from:

         (i) any breach or alleged breach by Parent or Cinram of any of its covenants in this Agreement or in any Cinram Ancillary Agreement;

         (ii) any failure of Parent or Cinram to perform any of its obligations in this Agreement or in any Cinram Ancillary Agreement; or

        (iii) any breach or alleged breach of any warranty or the inaccuracy of any representation of Parent or Cinram contained or referred to in this Agreement or in any certificate delivered by or on behalf of Parent or Cinram pursuant hereto;

    PROVIDED, HOWEVER, that Cinram shall be required to indemnify and hold harmless under this Section 11.2 with respect to any Loss or Expense incurred by Sellers' Group Members (other than Losses and Expenses incurred as a result of Cinram's failure to pay, perform or discharge any of the Assumed Liabilities, Losses and Expenses incurred as a result of inaccuracies in the representations and warranties contained in Article VI and Losses and Expenses incurred as a result of a breach by Cinram of its covenants and obligations set forth in Sections 3.2, 4.2, 7.3, 8.3, 8.6 and 13.10, as to all of which this proviso shall have no effect) only to the extent that the aggregate amount of such Losses and Expenses shall exceed $1,000,000; PROVIDED, HOWEVER, that such aggregate amount limitation shall not apply to any claim or series of related claims in which the aggregate amount of Losses and Expenses shall exceed $100,000; and PROVIDED FURTHER that the reimbursement and indemnification obligations of Parent and Cinram under this Section 11.2 (other than with respect to Assumed Liabilities) shall be limited to 50% of the Purchase Price.

    (b) The indemnification provided for in this Section 11.2 shall terminate three years after the Closing Date (and no claims shall be made by any Sellers' Group Member under this Section 11.2 thereafter), except that the indemnification by Cinram shall continue as to:

         (i) the obligations of Cinram under all instruments of assumption delivered pursuant to Section 4.3, as to which no time limitation shall apply;

         (ii) the covenants of Parent and Cinram set forth in Sections 3.2, 8.3, 8.4, 13.2, 13.6, 13.10 and 13.13, as to all of which no time limitation shall apply (except as may be otherwise expressly provided therein); and

        (iii) any Loss or Expense of which any Sellers' Group Member has notified Cinram in accordance with the requirements of Section 11.3 on or prior to the date such indemnification would otherwise terminate in accordance with this Section 11.2, as to which the obligation of Cinram shall continue until the liability of Cinram shall have been determined

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
    pursuant to this Article XI, and Cinram shall have reimbursed all Sellers' Group Members for the full amount of such Losses and Expenses in accordance with this Article XI.

    11.3. NOTICE OF CLAIMS. (a) Any Cinram Group Member or Sellers' Group Member (the "Indemnified Party") seeking indemnification hereunder shall give to the party obligated to provide indemnification to such Indemnified Party (the "Indemnitor") a notice (a "Claim Notice") describing in reasonable detail the facts giving rise to any claim for indemnification hereunder and shall include in such Claim Notice (if then known) the amount or the method of computation of the amount of such claim, and a reference to the provision of this Agreement or any other agreement, document or instrument executed hereunder or in connection herewith upon which such claim is based; PROVIDED, HOWEVER, that a Claim Notice in respect of any action at law or suit in equity by or against a third Person as to which indemnification will be sought shall be given promptly after the action or suit is commenced; and PROVIDED FURTHER that failure to give such notice shall not relieve the Indemnitor of its obligations hereunder except to the extent it shall have been prejudiced by such failure.

    (b) In calculating any Loss or Expense, there shall be deducted (i) any insurance recovery in respect thereof (and no right of subrogation shall accrue hereunder to any insurer) and (ii) the amount of any tax benefit to the Indemnified Party (or any of its Affiliates) with respect to such Loss or Expense (after giving effect to the tax effect of receipt of the indemnification payments), as determined in accordance with Section 11.5.

     (c) After the giving of any Claim Notice pursuant hereto, the amount of indemnification to which an Indemnified Party shall be entitled under this
Article XI shall be determined: (i) by the written agreement between the Indemnified Party and the Indemnitor; (ii) by a final judgment or decree of any court of competent jurisdiction; or (iii) by any other means to which the Indemnified Party and the Indemnitor shall agree. The judgment or decree of a court shall be deemed final when the time for appeal, if any, shall have expired and no appeal shall have been taken or when all appeals taken shall have been finally determined. The Indemnified Party shall have the burden of proof in establishing the amount of Loss and Expense suffered by it.

    11.4. THIRD PERSON CLAIMS. (a) Subject to Section 11.4(b), the Indemnified Party shall have the right to conduct and control, through counsel of its choosing, the defense, compromise or settlement of any third Person claim, action or suit against such Indemnified Party as to which indemnification will be sought by the Indemnified Party from the Indemnitor, and, in any such case, the Indemnitor shall cooperate in connection therewith and shall furnish such records, information and testimony and attend such conferences, discovery proceedings, hearings, trials and appeals as may be reasonably requested by the Indemnified Party in connection therewith; PROVIDED, HOWEVER, that the Indemnitor may participate, through counsel chosen by it and at its own expense, in the defense of any such claim, action or suit which the Indemnified Party has elected to conduct and control the defense thereof; and PROVIDED FURTHER that the Indemnified Party shall not, without the written consent of the Indemnitor (which written consent shall not be unreasonably withheld), pay, compromise or settle any such claim, action or suit, except that no such consent shall be required if, following a written request from the Indemnified Party, the Indemnitor shall fail, within 14 days after the making of such request, to acknowledge and agree in writing that, if such claim, action or suit shall be adversely determined, the Indemnitor has an obligation to provide indemnification hereunder to the Indemnified Party. Notwithstanding the preceding sentence, the Indemnified Party shall have the right to pay, settle or compromise any such claim, action or suit without such consent; PROVIDED, HOWEVER, that in such event the Indemnified Party shall waive any right to indemnification hereunder therefor unless such consent shall have been unreasonably withheld.

    (b) If any third Person claim, action or suit against any Indemnified Party shall be solely for money damages or, when Quixote and/or DMI shall be the Indemnitor, could have no continuing effect in any material respect on the Business or the Purchased Assets, then the Indemnitor shall have the right to conduct and control, through counsel of its choosing, the defense, compromise or settlement of such third Person claim, action or suit if indemnification will be sought hereunder by the Indemnified Party from the Indemnitor, but only if the Indemnitor shall have acknowledged and agreed in writing that, if such claim, action or suit shall be adversely determined, the Indemnitor has an obligation to provide indemnification hereunder to the Indemnified Party in respect thereof; and, in any such case, the Indemnified Party shall cooperate in connection therewith and shall furnish such records, information and testimony and attend such conferences, discovery proceedings, hearings, trials and appeals as may be reasonably requested by the Indemnitor in connection therewith; PROVIDED, HOWEVER, that the Indemnified Party may participate, through counsel chosen by it and at its own expense, in the defense of any such claim, action or suit which the Indemnitor has elected to conduct and control the defense thereof. Notwithstanding the preceding sentence, the Indemnified Party shall have the right to pay, settle or compromise any such claim, action or suit; PROVIDED, HOWEVER, that in such event the Indemnified Party shall waive any right to indemnification hereunder therefor unless the Indemnified Party shall have sought the consent of the Indemnitor to such payment, settlement or compromise and such consent shall have been unreasonably withheld, in which event no claim for indemnification hereunder therefor shall be waived.

    11.5 INDEMNIFICATION PAYMENTS ON AFTER-TAX BASIS. Any indemnification payment hereunder with respect to any Loss or Expense shall be an amount which is sufficient to compensate the Indemnified Party for the amount of such Loss or Expense, after taking into account: (i) all increases in federal, state, local, foreign or other Taxes payable by the Indemnified Party as a result of the receipt of such payment (by reason of such payment being included in income, resulting in a reduction of tax basis or otherwise increasing the Taxes payable by the Indemnified Party at any time); (ii) all increases in Taxes (including estimated Taxes) payable by the Indemnified Party for all affected taxable years as a result of the event giving rise to indemnification; and (iii) all reductions in Taxes (including estimated Taxes) payable by the Indemnified Party as a result of the event giving rise to indemnification. This Section 11.5 shall not apply to any payment made by Cinram to Quixote or DMI to reimburse Quixote or DMI for a payment of Taxes made by Quixote or DMI for which Cinram is liable pursuant to this Agreement.

                                  ARTICLE XII
                                  TERMINATION

    12.1. TERMINATION. Anything contained in this Agreement to the contrary notwithstanding, this Agreement may be terminated at any time prior to the Closing Date:

         (a) by mutual written consent of Parent and Quixote;

         (b) by Parent if (i) Quixote or DMI shall have failed to comply in any material respect with any of its covenants or agreements contained in this Agreement required to be complied with prior to the date of such termination, which failure to comply has not been cured within 30 days after receipt by Quixote of notice of such failure to comply, or (ii) the stockholders of Quixote shall not approve this Agreement and the transactions contemplated hereby at the Quixote Stockholder Meeting or any adjournment thereof prior to February 28, 1997;

         (c) by Quixote if (i) Parent or Cinram shall have failed to comply in any material respect with any of its covenants or agreements contained in this Agreement required to be complied with prior to the date of such termination, which failure to comply has not been cured within 30 days after receipt by Parent of notice of such failure to comply, or (ii) the stockholders of Quixote shall not approve this Agreement and the transactions contemplated hereby at the Quixote Stockholder Meeting or any adjournment thereof prior to April 30, 1997;

         (d) by either Parent or Quixote if there has been (i) a material breach by the other (or DMI if Parent is the terminating party or Cinram if Quixote is the terminating party) of any representation or warranty that is not qualified as to materiality or (ii) a breach by the other (or DMI if Parent is the terminating party or Cinram if Quixote is the terminating party) of any representation or warranty that is qualified as to materiality, in each case which breach has not been cured within 30 days after receipt by the breaching party of notice of the breach;

         (e) by either Parent or Quixote if: (i) the Closing has not been effected on or prior to the close of business on June 30, 1997; PROVIDED, HOWEVER, that the right to terminate this Agreement pursuant to this clause
    (e) shall not be available to any party whose failure to fulfill any obligation of this Agreement has been the cause of, or resulted in, the failure of the Closing to have occurred on or prior to such date; or (ii) any court or other Governmental Body having jurisdiction over a party hereto shall have issued an order, decree or ruling or taken any other action permanently enjoining, restraining or otherwise prohibiting the transactions contemplated by this Agreement and such order, decree, ruling or other action shall have become final and nonappealable;

         (f) by either Parent or Quixote if the Board of Directors of Quixote shall reasonably determine that a Takeover Proposal constitutes a Superior Proposal; PROVIDED, HOWEVER, that Quixote may not terminate this Agreement pursuant to this clause (f) unless (i) 10 business days shall have elapsed after delivery to Parent of a written notice of such determination by such Board of Directors and during such 10 business-day period Quixote shall have fully cooperated with Parent, including, without limitation, informing Parent of the terms and conditions of such Takeover Proposal, with the intent of enabling Parent and Cinram to agree to a modification of the terms and conditions of this Agreement so that the transactions contemplated hereby may be effected, and (ii) at the end of such 10 business-day period such Board of Directors shall continue reasonably to believe that such Takeover Proposal constitutes a Superior Proposal and promptly thereafter Quixote shall enter into a definitive acquisition, merger or similar agreement to effect such Superior Proposal;

         (g) by Parent if the Board of Directors of Quixote shall not have recommended this Agreement and the transactions contemplated hereby to Quixote's stockholders, or shall have resolved not to make such recommendation, or shall have modified or rescinded its recommendation thereof to Quixote's stockholders as being advisable and fair to and in the best interests of Quixote and its stockholders, or shall have modified or rescinded its approval of this Agreement, or shall have resolved to do any of the foregoing;

         (h) by Parent in accordance with the last sentence of Section 7.1 within 30 days after Quixote shall have refused in writing to give the requested consent;

         (i) by Parent if Quixote or DMI shall breach any of their covenants or agreements contained in Section 8.8; or

         (j) by Parent or Quixote in accordance with Section 3.4 within 10 business days after the Purchase Price shall have been finally determined.

    The right of Parent to terminate this Agreement pursuant to this Section
12.1 shall remain operative and in full force and effect regardless of any investigation made by or on behalf of Parent, whether prior to or after the execution of this Agreement.

    12.2. NOTICE OF TERMINATION. Any party desiring to terminate this Agreement pursuant to Section 12.1 shall give written notice of such termination to the other parties to this Agreement.

    12.3. EFFECT OF TERMINATION. In the event that this Agreement shall be terminated pursuant to this Article XII, all further obligations of the parties under this Agreement (other than Sections 13.2 and 13.10) shall be terminated without further liability of any party to the other parties, provided that nothing herein shall relieve any party from liability for its willful breach of this Agreement.

                                  ARTICLE XIII
                               GENERAL PROVISIONS

    13.1. SURVIVAL OF OBLIGATIONS. All representations, warranties, covenants and obligations contained in this Agreement shall survive the consummation of the transactions contemplated by this Agreement; PROVIDED, HOWEVER, that, except as otherwise provided in Article XI, the representations and warranties contained in Articles V and VI shall terminate on the third anniversary of the Closing Date. Except as otherwise provided herein, no claim shall be made for the breach of any representation or warranty contained in Article V or VI or in any written information or certificate delivered with respect thereto under this Agreement after the date on which such representations and warranties terminate as set forth in this Section 13.1.

    13.2. CONFIDENTIAL NATURE OF INFORMATION. Each party hereto agrees that it will treat in confidence all documents, materials and other information which it shall have obtained regarding the other parties during the course of the negotiations leading to the consummation of the transactions contemplated hereby (whether obtained before or after the date of this Agreement), the investigation provided for herein and the preparation of this Agreement and other related documents, and, in the event the transactions contemplated hereby shall not be consummated, each party hereto shall return all copies of nonpublic documents and materials which have been furnished in connection therewith. Such documents, materials and information shall not be communicated to any third Person (other than, in the case of Parent and Cinram, to their counsel, accountants, financial advisors or lenders and, in the case of Quixote and DMI, to their counsel, accountants or financial advisors). No party hereto shall use any confidential information in any manner whatsoever except solely for the purpose of evaluating the proposed purchase and sale of the Purchased Assets and the Business; PROVIDED, HOWEVER, that, after the Closing, Parent and Cinram may use or disclose any confidential information included in the Purchased Assets or otherwise reasonably related to the Business or the Purchased Assets. Prior to the Closing, Parent and Cinram shall refrain from disclosing any confidential information to any employee of Parent or any of its Affiliates, other than the Chairman, President and Chief Executive Officer, the Vice-President of Finance and Chief Financial Officer and the Controller of Parent; and the President and Chief Executive Officer and the Director of Finance and Administration of Cinram. The obligation of each party hereto to treat such documents, materials and other information in confidence shall not apply to any information which (i) is or becomes available to such party from a source other than the other parties hereto, (ii) is or becomes available to the public other than as a result of disclosure by such party or its agents, (iii) is required to be disclosed under applicable law or judicial process, but only to the extent it must be disclosed, or (iv) such party reasonably deems necessary to disclose to obtain any of the consents or approvals contemplated hereby.

    13.3. NO PUBLIC ANNOUNCEMENT. Parent and Quixote shall not, without the approval of the other, make any press release or other public announcement concerning the transactions contemplated by this Agreement, except as and to the extent that either such party shall be so obligated by law or the rules of any stock exchange, in which case the other shall be advised and such parties shall use their best efforts to cause a mutually agreeable release or announcement to be issued; PROVIDED, HOWEVER, that the foregoing shall not preclude communications or disclosures necessary to implement the provisions of this Agreement or to comply with all applicable statutory or regulatory disclosure obligations. At the time of the signing of this Agreement, or as soon as practicable thereafter, Parent and Quixote shall jointly communicate such event, in form and substance reasonably acceptable to each, to the customers, suppliers and employees of the Business.

    13.4. NOTICES. Any notice or other communication required or permitted hereunder shall be in writing and shall be delivered personally, sent by facsimile transmission or sent by certified, registered or express mail, postage prepaid. Any such notice shall be deemed given when delivered personally or sent by facsimile transmission (after receiving confirmation of receipt) or, if mailed, five days after the date of deposit in the United States mail, postage prepaid, or, if express mailed, one business day after delivery to a reputable over-night express mail courier, as follows:

    If to Parent or Cinram, to:

    Cinram Ltd.
    2255 Markham Road
    Scarborough, Ontario
    Canada M1B 2W3
    Attention: Mr. Isidore Philosophe
    Telecopy: (416) 298-0612

    with a copy to:

    Cinram U.S. Holdings
    1600 Rich Road
    Richmond, Indiana 47374
    Attention: Mr. David Rubenstein
    Telecopy: (317) 962-1399

    Fogler, Rubinoff
    Suite 4400 -- P. O. Box 95
    Royal Trust Tower, Toronto-Dominion Center
    Toronto M5K 1G8
    Attention: Norman May, Q.C.
    Telecopy: (416) 941-8852

    and

    Sidley & Austin
    One First National Plaza
    Chicago, Illinois 60603
    Attention: Joseph S. Ehrman, Esq.
    Telecopy: (312) 853-7036

    If to Quixote, to:

    Quixote Corporation
    One East Wacker Drive
    30th Floor
    Chicago, Illinois 60601
    Attention: Mr. Leslie J. Jezuit
    Telecopy: (312) 467-1356

    with a copy to:

    Quixote Corporation
    One East Wacker Drive
    30th Floor
    Chicago, Illinois 60601
    Attention: James H. DeVries, Esq.
    Telecopy: (312) 467-1356

    If to DMI, to:

    Disc Manufacturing Inc.
    One East Wacker Drive
    Chicago, Illinois 60601
    Attention: Mr. Myron R. Shain
    Telecopy: (312) 467-1356

    with a copy to:

    McBride, Baker & Coles
    500 West Madison Street
    40th Floor
    Chicago, Illinois 60661-2511
    Attention: Anne Hamblin Schiave, Esq.
    Telecopy: (312) 993-9350

Any party hereto may by notice given in accordance with this Section 13.4 to the other parties designate another address or Person for receipt of notices hereunder. Notices hereunder may be given by the attorney for any party hereto.

    13.5. SUCCESSORS AND ASSIGNS. (a) Except as otherwise provided in Section 13.16, the rights of the parties under this Agreement shall not be assignable prior to the Closing without the written consent of the other parties. Following the Closing, any party hereto may assign any of its rights hereunder, but no such assignment shall relieve the assigning party of any of its obligations hereunder.

    (b) This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. The successors and permitted assigns of Cinram shall include, without limitation, any permitted assignee as well as the successors in interest to such permitted assignee (whether by merger, liquidation (including successive mergers or liquidations) or otherwise). Nothing in this Agreement, expressed or implied, is intended or shall be construed to confer upon any Person (other than the parties hereto and their respective successors and permitted assigns) any right, remedy or claim under or by reason of this Agreement.

    13.6. ACCESS TO RECORDS AFTER CLOSING. (a) For a period of six years after the Closing Date, Quixote, DMI and their representatives shall have reasonable access to all of the books and records of the Business transferred to Cinram hereunder to the extent that such access may reasonably be required by Quixote or DMI in connection with matters relating to or affected by the operations of the Business prior to the Closing Date. Such access shall be afforded by Cinram upon receipt of reasonable advance notice and during normal business hours. Except as otherwise expressly provided in Section 8.6, Quixote shall be solely responsible for all costs or expenses incurred pursuant to this Section 13.6(a). If Cinram shall desire to dispose of any of such books and records prior to the expiration of such six-year period, Cinram shall, prior to such disposition, give Quixote a reasonable opportunity, at Quixote's expense, to segregate and remove such books and records as Quixote may select.

    (b) For a period of six years after the Closing Date, Parent, Cinram and their representatives shall have reasonable access to all of the books and records relating to the Business which Quixote, DMI or any of their Affiliates may retain after the Closing Date. Such access shall be afforded by Quixote, DMI and their Affiliates upon receipt of reasonable advance notice and during normal business hours. Parent shall be solely responsible for all costs and expenses incurred pursuant to this Section 13.6(b). If Quixote, DMI or any of their Affiliates shall desire to dispose of any of such books and records prior to the expiration of such six-year period, Quixote shall, prior to such disposition, give Parent a reasonable opportunity, at Parent's expense, to segregate and remove such books and records as Parent may select.

    13.7. ENTIRE AGREEMENT; AMENDMENTS. This Agreement and the Exhibits and Schedules referred to herein and the documents delivered pursuant hereto contain the entire understanding of the parties hereto with regard to the subject matter contained herein or therein, and supersede all prior agreements, understandings or letters of intent between or among any of the parties hereto, except that the Confidentiality Agreement shall survive. This Agreement shall not be amended, modified or supplemented except by a written instrument signed by an authorized representative of each of the parties hereto.

    13.8. INTERPRETATION. The headings in this Agreement are for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement. The Schedules and Exhibits referred to herein and the documents delivered pursuant hereto shall be construed with and as an integral part of this Agreement, to the same extent as if they were set forth verbatim herein.

    13.9. WAIVERS. Any term or provision of this Agreement may be waived, or the time for its performance may be extended, by the party or parties hereto entitled to the benefit thereof. Any such waiver shall be validly and sufficiently authorized for the purposes of this Agreement if, as to a particular party, such waiver is authorized in writing by an authorized representative of such party. The failure of any party hereto to enforce at any time any provision of this Agreement shall not be construed to be a waiver of such provision, nor in any way to affect the validity of this Agreement or any part hereof or the right of such party thereafter to enforce such provision. No waiver of any breach of this Agreement shall be held to constitute a waiver of any other or subsequent breach.

    13.10. EXPENSES; OTHER RIGHTS. (a) Each party hereto shall pay all costs and expenses incident to its negotiation and preparation of this Agreement and to its performance of and compliance with all agreements and conditions contained herein on its part to be performed or complied with, including the fees, expenses and disbursements of its counsel and, subject to Section 5.4, its accountants. The cost of the commitments for title insurance described in
Section 7.7 and the cost of the title insurance policies described in Section
9.6 shall be paid by Quixote. The cost of the surveys described in Section 7.7 shall be paid by Cinram.

    (b) Notwithstanding any provision in this Agreement to the contrary, if (i) this Agreement shall be terminated pursuant to Section 12.1(g) or (ii)(A) the stockholders of Quixote shall not approve this Agreement and the transactions contemplated hereby at the Quixote Stockholder Meeting or any adjournment thereof prior to April 30, 1997 and (B) there shall have been a bona fide Takeover Proposal (a "Contemporaneous Takeover Proposal") which shall have been publicly disclosed at or prior to such meeting, Quixote shall, in addition to any other rights or claims available to Cinram under applicable law, immediately pay to Cinram an amount in cash equal to $4,250,000 plus Cinram's legal fees and expenses.

     (c) If (i) this Agreement shall be terminated by Parent or Quixote without Cinram having purchased the Business and the Purchased Assets and (ii) any Contemporaneous Takeover Proposal shall relate to the equity or assets of DMI, Quixote shall, in addition to making the payment required by Section 13.10(b), also offer to sell, transfer, assign, convey and deliver such equity or assets to Cinram at a purchase price equal to the price thereof specified in such Contemporaneous Takeover Proposal and upon the other terms and conditions set forth therein. Cinram shall have 15 days in which to accept or reject such offer.

    (d) If (i) this Agreement shall be terminated by Parent or Quixote without Cinram having purchased the Business and the Purchased Assets (other than by Quixote pursuant to Section 12.1(d) and (ii) no Contemporaneous Takeover Proposal shall have been consummated within 75 days after such termination, Cinram shall be offered the right to match any other or further Takeover Proposal (a "Later Takeover Proposal") received by Quixote or DMI prior to January 1, 1998 for the assets or equity of DMI. Cinram shall have 15 days in which to accept or reject such offer.

    (e) If prior to January 1, 1998, pursuant to any transaction between Parent or Cinram and any Person consummating a Contemporaneous Takeover Proposal or a Later Takeover Proposal, (i) Parent or Cinram shall acquire all or substantially all of the assets of DMI or all of the outstanding capital stock of DMI at a price less than what the Purchase Price (determined as provided in Article III) would have been had the Closing hereunder occurred and (ii) Cinram shall have received from Quixote the cash amount specified in Section 13.10(b), Cinram shall immediately pay to Quixote an amount in cash equal to the difference between such price (which shall be deemed to include any liabilities assumed by Parent or Cinram, as the case may be) and the Purchase Price, but not to exceed the cash amount so received by Cinram from Quixote.

     (f) The parties hereto shall cooperate fully, pursuant to advice from their respective counsel, with respect to all matters affecting California sales and real estate transfer Taxes that may become due and payable by Quixote, DMI, Cinram or the subsidiary referred to in the last paragraph of Section 2.1, whether prior to, at or after the Closing Date, as a result of the transactions contemplated hereby. The liability for such sales and real estate transfer Taxes, plus any interest due with respect thereto and any counsel fees or expenses of contesting the same, shall be paid 50% by Cinram and 50% by Quixote; PROVIDED, HOWEVER, that Quixote's liability therefor shall be limited to $250,000. Cinram shall pay all such sales and real estate transfer Taxes, plus any interest with respect thereto and any counsel fees or expenses of contesting the same, to the extent that the aggregate liability therefor shall exceed $500,000. Cinram agrees to timely sign and deliver such certificates or forms as may be necessary or appropriate to establish an exemption from, or file Tax Returns with respect to, such sales and real estate transfer Taxes.

    13.11. PARTIAL INVALIDITY. Wherever possible, each provision hereof shall be interpreted in such manner as to be effective and valid under applicable law, but in case any one or more of the provisions contained herein shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such provision shall be ineffective to the extent, but only to the extent, of such invalidity, illegality or unenforceability, without invalidating the remainder of such invalid, illegal or unenforceable provision or provisions or any other provisions hereof, unless such a construction would be unreasonable.

    13.12. EXECUTION IN COUNTERPARTS. This Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts shall together constitute one and the same instrument.

    13.13. FURTHER ASSURANCES. From time to time following the Closing, Quixote and DMI shall execute and deliver, or cause to be executed and delivered, to Cinram such other instruments of conveyance and transfer as Parent may reasonably request or as may be necessary in order to more effectively convey and transfer to, and vest in, Cinram, and put Cinram in possession of, any part of the Purchased Assets. In case any of the licenses, certificates, approvals, authorizations, agreements, contracts, leases, easements, Government Permits and other commitments included in the Purchased Assets which cannot be transferred or assigned effectively without the consent of third Persons, which consent shall not have been obtained prior to the Closing, Quixote and DMI shall to cooperate with Cinram, at its request, in endeavoring to obtain such consent promptly thereafter; and if any such consent shall be unobtainable, Quixote and DMI shall use their best efforts to secure to Cinram the benefits of the unassigned instrument in some other manner (including the exercise of the rights of Quixote and/or DMI thereunder); PROVIDED, HOWEVER, that nothing in this
Section 13.13 shall relieve Quixote or DMI of their obligations under Section
7.3. Anything in this Agreement to the contrary notwithstanding, this Agreement shall not constitute an agreement to assign any license, certificate, approval, authorization, agreement, contract, lease, easement, Government Permit or other commitment included in the Purchased Assets if an attempted assignment thereof, without the consent of another party thereto, would constitute a breach thereof.

    13.14. GOVERNING LAW. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Illinois, regardless of the laws that might otherwise govern under applicable principles of conflict of laws of such state.

    13.15. SUBMISSION TO JURISDICTION. Parent, Cinram, Quixote and DMI each hereby irrevocably submit in any suit, action or proceeding arising out of or related to this Agreement or any of the transactions contemplated hereby to the jurisdiction of the United States District Court for the Northern District of Illinois and the jurisdiction of any court of the State of Illinois located in Chicago and waive any and all objections to jurisdiction that it may have under the laws of the United States or the State of Illinois. Parent and Cinram each designate CT Corporation System with offices on the date hereof at 208 South LaSalle Street, Suite 814, Chicago, Illinois 60604 as its agent to receive service of any and all process and documents on its behalf in any suit, action or proceeding referred to in the preceding sentence.

    13.16. SUBSTITUTION OF PURCHASER. Parent shall have the right to substitute any of its Affiliates as the purchaser of the Purchased Assets and the Business hereunder by written notice to Quixote, which notice shall be signed by Parent, Cinram and such Affiliate and shall contain such Affiliate's agreement to be bound by this Agreement and a confirmation by such Affiliate of the accuracy with respect to it of the representations set forth in Article VI. Upon receipt of such notice, wherever the word "Cinram" appears in this Agreement (other than in this Section 13.16), such word shall be deemed to refer to such Affiliate in lieu of Cinram. Cinram shall, upon delivery of such notice, be discharged of all further liability and obligation hereunder.

    13.17. GUARANTEE OF PERFORMANCE. Parent hereby unconditionally guarantees, for the benefit of Quixote and DMI, the representations and warranties of Cinram (including any successor pursuant to Section 13.16) herein and the due and punctual performance of each of the obligations and covenants of Cinram (including any such successor) hereunder and under the instrument of assumption delivered pursuant to Section 4.3(d).

    13.18. PUNITIVE DAMAGES. In the event that any of the parties hereto shall file any action or suit against one or more of the other parties hereto, the party instituting such action or suit hereby waives any right to seek punitive or treble damages and shall limit its claims to compensatory damages.

    IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed the day and year first above written.

                                CINRAM LTD.

                                By
                                     ------------------------------------------
                                     (Title)
                                     -----------------------------------

                                CINRAM INC.

                                By
                                     ------------------------------------------
                                     (Title)
                                     -----------------------------------

                                QUIXOTE CORPORATION

                                By
                                     ------------------------------------------
                                     (Title)
                                     -----------------------------------

                                DISC MANUFACTURING, INC.

                                By
                                     ------------------------------------------
                                     (Title)
                                     -----------------------------------

                                                                         ANNEX B

December 2, 1996

Board of Directors
Quixote Corporation
One East Wacker Drive
30th Floor
Chicago, Illinois 60601

Dear Sirs:

    You have requested our opinion, as investment bankers, as to the fairness, from a financial point of view, to Quixote Corporation (the "Company") of the Consideration (as defined below) to be received by the Company and Disc Manufacturing, Inc., a wholly owned subsidiary of the Company ("DMI" and, together with the Company, the "Sellers") pursuant to the Asset Purchase Agreement (the "Agreement"), among the Sellers, Cinram Ltd. ("Parent") and Cinram Inc. ("Cinram"), which provides that the Sellers will assign to Cinram substantially all of the assets comprising Quixote's audio compact disc and CD-ROM disc manufacturing business, excluding, however, among other things specified in the Agreement, the Company's facility and related assets located in Huntsville, Alabama, which the Company has informed us has a value of approximately $8,200,000 (the "Business") (which the Sellers engage in primarily through DMI), and Cinram will (i) pay to DMI an amount in cash equal to $79,670,996, subject to adjustment as provided in the Agreement (the "Purchase Price"), and (ii) assume substantially all of the liabilities related to the Business, excluding, however, among other liabilities of the Business specified in the Agreement, liabilities relating to (a) QUIXOTE CORPORATION V. LASERVIDEO ACQUISITION CORPORATION, (b) THOMSON S.A. V. TIME WARNER, ET AL., (c) DISC MANUFACTURING, INC. V. PIONEER AND DISCOVISION, and (d) DISCOVISION ASSOCIATES
V. DISC MANUFACTURING, INC., all as more fully described in the Agreement. The Agreement also permits the Company to receive from the Business, on a monthly basis (or, if the closing of the Disposition (as defined below) occurs prior to March 31, 1997, to the extent not theretofore received, on the closing date of the Disposition), cash in an amount equal to the interest which would have been earned on the Purchase Price for the period commencing on October 1, 1996 and ending on March 31, 1997 if the amount of such Purchase Price had been deposited on October 1, 1996 in an account bearing interest at a rate of 5% per annum. Such payment of the Purchase Price and cash from the Business as provided in the preceding sentence and such assumption of liabilities by Cinram are herein referred to as the "Consideration," and the sale of the Business in exchange for the Consideration is herein referred to as the "Disposition".

    In arriving at our opinion, we have reviewed a draft of the Agreement in the form provided to us and have assumed that the final form of such agreement will not vary in any regard that is material to our analysis. We have also reviewed and analyzed certain publicly available business and financial information relating to the Business, as well as certain other information, including financial projections, provided to or reviewed for us by the Sellers. We have reviewed certain publicly available information with respect to other companies that we believe to be relevant or comparable in certain respects to the Business, and the trading markets for such other companies' securities. We have also met with certain officers and employees of the Sellers to discuss the foregoing, including the past and current business operations and financial condition and prospects of the Business, as well as other matters we believe relevant to our inquiry. We have also considered such other information, financial studies, analyses, investigations and financial, economic, market and trading criteria which we deemed relevant to our inquiry.

    In arriving at our opinion, we have assumed and relied upon the accuracy and completeness of all of the financial and other information provided to us, reviewed by or for us, or discussed with us or publicly available, and we have not assumed any responsibility for any independent verification of such information or for any independent evaluation or appraisal of the assets of the Business. With respect to the Company's financial projections, we have assumed that they have been reasonably determined on bases reflecting the best current available estimates and judgments of the Company's management as to the future financial performance of the Business, and we express no opinion with respect to such forecasts or assumptions on which they are based. Our opinion is necessarily based upon business, market, economic and other conditions as they exist on, and can be evaluated as of, the date of this letter, and does not address the underlying business decision of the Company to effect the Disposition or constitute a recommendation to any holder of the Common Stock of the Company as to how such holder should vote with respect to the Disposition. Our opinion as expressed below does not imply any conclusion as to the likely trading range for the Common Stock of the Company following the consummation of the Disposition, which may vary depending on, among other factors, changes in interest rates, dividend rates, market conditions, general economic conditions and other factors that generally influence the price of securities. We have relied as to all legal matters on advice of counsel to the Company.

    For purposes of rendering our opinion we have assumed, in all respects material to our analysis, that the representations and warranties of each party contained in the Agreement are true and correct, that each party will perform all of the covenants and agreements required to be performed by it under the Agreement and that all conditions to the consummation of the Disposition will be satisfied without waiver thereof. We have also assumed that all material governmental, regulatory or other consents and approvals will be obtained and that in the course of obtaining any necessary governmental, regulatory or other consents and approvals, as contemplated by the Agreement, no restrictions will be imposed or waivers made that would have any material adverse effect on the Company.

    We have acted as financial advisor to the Board of Directors of the Company in connection with the Disposition and will receive a fee for our services, a portion of which is payable in connection with the submission of this opinion. In addition, the Company has agreed to indemnify us for certain liabilities arising out of our engagement. We continue to maintain a relationship with the Company and may in the future provide investment banking and other related services to the Company, for which we expect to receive customary fees or compensation. In the ordinary course of our business, we may actively trade the debt and equity securities of the Company and of Parent for our own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities.

    Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Consideration to be received by the Sellers in the Disposition is fair, from a financial point of view, to the Company.

                                        Very truly yours,

                                        /s/ DOUGLAS M. BLAGDON

                                        SALOMON BROTHERS INC

                                   DETACH HERE



                               QUIXOTE CORPORATION

                         SPECIAL MEETING OF STOCKHOLDERS

           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

P
R         The undersigned hereby appoint(s) Philip E. Rollhaus, Jr. and James H.
O    DeVries as proxies with full power of substitution and hereby directs them
X    to vote the stock of the undersigned at the Special Meeting of Stockholders
Y of Quixote Corporation to be held at the Company's offices, 30th Floor, One East Wacker Drive, Chicago, Illinois, Tuesday, February 25, 1997, at 10:00 a.m. Central Standard Time, and at any adjournments thereof, as indicated on the proposals set forth on the reverse side of this Proxy.

          THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED, OR IF NO DIRECTION IS INDICATED, IT WILL BE VOTED "FOR" THE APPROVAL OF THE SALE OF SUBSTANTIALLY ALL OF THE ASSETS OF DISC MANUFACTURING, INC. PURSUANT TO THE ASSET PURCHASE AGREEMENT DATED AS OF DECEMBER 8, 1996 AMONG QUIXOTE CORPORATION, DISC MANUFACTURING, INC., CINRAM LTD., AND CINRAM INC. AND THE TRANSACTIONS CONTEMPLATED THEREBY. Discretionary authority is conferred by the Proxy to vote on all matters, other than those specified on the reverse side, which may properly come before the meeting or any adjournment thereof.

     PLEASE COMPLETE, SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.
                                                                     -----------
                                                                     SEE REVERSE
                   CONTINUED AND TO BE SIGNED ON REVERSE SIDE            SIDE
                                                                     -----------

QUIXOTE                                                    THIS IS YOUR PROXY.
                                                       YOUR VOTE IS IMPORTANT.




IT IS IMPORTANT TO YOU AND TO YOUR COMPANY THAT YOU VOTE YOUR SHARES BY RETURNING YOUR PROXY IN THE ENCLOSED ENVELOPE.



                        QUIXOTE CORPORATION








                            DETACH HERE

     Please mark
/X/  votes as in
     this example.


1. To approve the sale of substantially all of the     FOR   AGAINST   ABSTAIN
   assets of Disc Manufacturing, Inc. to Cinram Inc.
   and Cinram, Ltd.                                    / /     / /       / /

2. Transaction of such other business as may properly come before the meeting and any adjournments thereof.


                                    MARK HERE                 MARK HERE
                                   FOR ADDRESS               IF YOU PLAN
                                   CHANGE AND   / /           TO ATTEND    / /
                                  NOTE AT LEFT               THE MEETING


                         Please date and sign as name is imprinted hereon, including designation as executor, trustee, etc. if applicable. A corporation must sign in its name by the president or other authorized officers. All co-owners must sign.


Signature:______________ Date: ________ Signature:______________ Date: ________